PROSPECTUS


                      EUROPEAN MICRO HOLDINGS, INC. [LOGO]

                        7,958,333 SHARES OF COMMON STOCK

         This prospectus relates to the resale of up to 7,958,333 shares of our company's common stock by certain persons who are, or will become, stockholders of our company. Of that total, certain selling stockholders will resell up to 7,833,333 shares of common stock in this offering that were purchased from us in a private offering under an equity line of credit. Our company is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under the equity line of credit. All costs associated with this registration will be borne by our company. Our company has also agreed to pay the May Davis Group, Inc. and the Persia Consulting Group, Inc. fees of 7% and 1%, respectively, of the proceeds raised by us under the equity line of credit. The Persia Consulting Group will also receive warrants to purchase one percent of the total number of shares of common stock issued under the equity line of credit.

         The shares of common stock are being offered for sale on a "best efforts" basis by the selling stockholders at prices established on the Nasdaq National Market System during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.

         The selling stockholders consist of:

          o Spinneret Financial System, Ltd., which intends to resell up to 6,666,667 shares of common stock to be issued under an equity line of credit agreement, dated August 24, 2000.

          o The Persia Consulting Group, Inc., which intends to resell up to 262,666 shares of common stock to be issued upon exercise of options and warrants issued in connection with the equity line of credit.

          o Mark Angelo, Hunter Singer, Joseph Donahue and Robert Farrell, all of whom intend to resell up to 904,000 shares of common stock to be issued upon exercise of warrants issued in connection with the equity line of credit.

          o John P. Gallagher, who intends to resell up to 50,000 shares of common stock he received with respect to a loan from John B. Gallagher, his son and an officer of our company.

          o Laurel Lee Wells, who intends to resell up to 75,000 shares of common stock she received with respect to a marital obligation from John B. Gallagher, an officer of our company.

         Spinneret Financial System, Ltd. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the resale of common stock under the equity line of credit agreement. Spinneret Financial will pay our company 88% of the market price of our company's common stock. The 12% discount on the purchase of the common stock to be received by Spinneret Financial will be an underwriting discount.

         Our common stock is listed on the Nasdaq National Market System under the symbol "EMCC." The closing price was $4.03 on October 23, 2000.

         THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 5.

                   PRICE TO PUBLIC*             PROCEEDS TO SELLING STOCKHOLDERS
 Per share               $4.03                            $23,207,976
                         -----                            -----------
  TOTAL                  $4.03                            $23,207,976
                         =====                            ===========
-------------------

* This represents the resale of 5,633,803 shares of common stock by Spinneret Financial and 125,000 shares of common stock by John P. Gallagher and Laurel Lee Wells. Spinneret Financial's shares of common stock is based on it purchasing all $20 million of common stock under the equity line of credit for a 12% discount to the $4.03 market price on October 23, 2000, or $3.55 per share. Upon resale, assuming no change in the market price, Spinneret Financial would receive $22.7 million in net proceeds. This table excludes up to 1,166,666 shares of common stock that may be sold upon the exercise of the options and warrants. As indicated above, the price to the public will fluctuate based on prices that can be obtained on the Nasdaq National Market System. For the purposes of this table, we have used the average of the closing bid and asked prices as of October 23, 2000.

         No underwriter or any other person has been engaged to facilitate the sale of the shares of common stock in this offering. This offering will terminate 30 months after the accompanying registration statement is declared effective. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is December 1, 2000.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................3

RISK FACTORS...................................................................5

FORWARD-LOOKING STATEMENTS....................................................11

SELLING STOCKHOLDERS..........................................................12

USE OF PROCEEDS...............................................................13

DILUTION......................................................................13

DIVIDEND POLICY...............................................................13

CAPITALIZATION................................................................14

SELECTED CONSOLIDATED FINANCIAL DATA..........................................15

SUPPLEMENTARY FINANCIAL INFORMATION...........................................16

EQUITY LINE OF CREDIT.........................................................17

PLAN OF DISTRIBUTION..........................................................21

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS.................................................................23

BUSINESS......................................................................35

MANAGEMENT....................................................................43

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................49

STOCK OWNERSHIP...............................................................51

COMPARATIVE STOCK PERFORMANCE.................................................53

MARKET FOR OUR COMMON STOCK...................................................54

DESCRIPTION OF CAPITAL STOCK..................................................55

EXPERTS.......................................................................58

LEGAL MATTERS.................................................................58

WHERE YOU CAN FIND MORE INFORMATION...........................................58

CONSOLIDATED FINANCIAL STATEMENTS............................................F-1

--------------------------------------------------------------------------------


         We are a reporting company and have distributed to our stockholders annual reports containing audited financial statements. Our annual report on Form 10-K for the fiscal year ended June 30, 2000 was filed with the Securities and Exchange Commission on October 11, 2000.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

                                   OUR COMPANY

         Our company is an independent distributor of microcomputer products, including personal computers, memory modules, disc drives and networking products. We sell products to customers mainly in Western Europe and the United States. Our customer base consists of more than 770 value-added resellers, corporate resellers, retailers, direct marketers and distributors. We do not sell to end-users. Substantially all of the products sold by us are manufactured by well-recognized manufacturers, such as IBM, Compaq, Hewlett-Packard and 3Com. Generally, we purchase our inventory from other distributors, resellers and wholesalers. We believe that our strategic advantage lies in our ability to take advantage of pricing differences in various geographic locations, currency fluctuations and product availability. We believe this strategy allows us to purchase inventory at more favorable prices than would otherwise be available.

         We consider ourselves to be a focused distributor, dealing with a more limited and select group of products than broadline distributors. We believe that being a focused distributor enables us to respond more quickly to customer requests and gives us greater access to products and improved pricing. We believe that as a focused distributor we have been able to develop greater expertise in the products we sell. Our company places significant emphasis on market awareness and planning and actively shares this knowledge with customers in order to further enhance our business relationships. Our company strives to monitor and react quickly to market trends to enable our multilingual sales team to maintain the highest levels of customer service.

                                  OUR STRATEGY

         Our strategy is to continue to strengthen our position as a distributor of microcomputer products within Western Europe, the United States and Asia. We also propose to diversify our international trading operations into product lines outside the microcomputer industry. Our ability to carry out the following strategies is dependent on us obtaining adequate funding:

         GROWTH THROUGH START-UPS AND ACQUISITIONS. We desire to expand into new markets and products through a combination of start-up companies and acquisitions of existing distributors. We intend to evaluate acquisition candidates outside the microcomputer industry to diversify our operations and to take advantage of our ability to source inventory worldwide. We expect to seek acquisition candidates that have strong entrepreneurial management teams with experience in the local markets and the potential to benefit from the economies of scale that we could provide through our existing infrastructure.

         FURTHER DEVELOP NEW INTERNATIONAL MARKETS. To date, our activities have focused on the distribution of microcomputer products mainly in Western Europe and the United States. More recently, we have been working on new opportunities in Asia and Eastern Europe. We hope to expand our operations in these markets by building on our success in the diverse markets of Western Europe.

         BUSINESS-TO-BUSINESS ELECTRONIC COMMERCE STRATEGY. We have initiated a business-to-business electronic commerce strategy, which is focused on creating a global, value-added, information technology equipment and service trading community.

         FOCUSED DISTRIBUTION. We intend to continue our strategy of operating as a focused distributor. In addition, we intend to expand our product offering to meet market demands while remaining a focused distributor. We believe this strategy helps enables us to respond more quickly to customer requests and gives us greater access to products and better pricing.

                                    ABOUT US

         Our principal office is located at 6073 N.W. 167th Street, Unit C-25, Miami, Florida 33015, telephone number (305) 825-2458. For a copy of this prospectus, please contact us at the above address and phone number.

                                  THE OFFERING

         This offering relates to the resale of common stock by certain persons who are, or will become, stockholders of our company. The selling stockholders consist of:

          o Spinneret Financial System, Ltd., which intends to resell up to 6,666,667 shares of common stock to be issued under an equity line of credit agreement, dated August 24, 2000.

          o The Persia Consulting Group, Inc., which intends to resell up to 262,666 shares of common stock to be issued upon exercise of options and warrants issued in connection with the equity line of credit.

          o Mark Angelo, Hunter Singer, Joseph Donahue and Robert Farrell, all of whom intend to resell up to 904,000 shares of common stock to be issued upon exercise of warrants issued in connection with the equity line of credit.

          o John P. Gallagher, who intends to resell up to 50,000 shares of common stock he received with respect to a loan from John B. Gallagher, his son and an officer of our company.

          o Laurel Lee Wells, who intends to resell up to 75,000 shares of common stock she received with respect to a marital obligation from John B. Gallagher, an officer of our company.

         Pursuant to the equity line of credit, we may, at our discretion, periodically issue and sell to Spinneret Financial System, Ltd. shares of common stock for a total purchase price of $20 million. Spinneret Financial will purchase each share of common stock for 88% of the market price. Spinneret Financial intends to resell any shares purchased under the equity line of credit at the market price. In connection with this transaction, our company granted to May Davis Group, Inc. warrants to purchase 500,000 share of common stock at an exercise price of $7.00 per share and 500,000 shares of common stock at an exercise price of $10.00 per share. Subsequently, the May Davis Group transferred these warrants to Mark Angelo, Hunter Singer, Joseph Donahue, Robert Farrell and the Persia Consulting Group. We also granted options to purchase 100,000 shares of common stock at a purchase price of $4.55 per share to the Persia Consulting Group for assisting us in obtaining the equity line of credit. Persia Consulting is also entitled to warrants to purchase one percent of the total number of shares of common stock issued under the equity line of credit. One-half of these warrants will have an exercise price of $7.00 per share and one-half will have an exercise price of $10.00 per share. This prospectus relates to the shares of common stock to be issued under the equity line of credit and upon the exercise of the options and warrants.

COMMON STOCK OFFERED                                7,958,333 shares by our
                                                    selling stockholders

OFFERING PRICE                                      Market price

COMMON STOCK OUTSTANDING BEFORE THE OFFERING        4,933,900 as of October 23,
                                                    2000

COMMON STOCK OUTSTANDING AFTER THE OFFERING(1)      12,767,233

USE OF PROCEEDS                                     We  will  not  receive   any
                                                    proceeds   of   the   shares
                                                    offered   by   the   selling
                                                    stockholders.  Any  proceeds
                                                    we receive  from the sale of
                                                    common   stock   under   the
                                                    equity  line of  credit  and
                                                    the   exercise  of  warrants
                                                    will  be  used  for  general
                                                    corporate purposes.

RISK FACTORS                                        The    securities    offered
                                                    hereby involve a high degree
                                                    of risk. See "Risk Factors."

NASDAQ NATIONAL  MARKET SYSTEM SYMBOL               EMCC

PLAN OF DISTRIBUTION                                The    selling  stockholders
                                                    must    sell   the    shares
                                                    registered  in this offering
                                                    through  registered  brokers
                                                    or dealers.

-----------------


(1) Includes 7,833,333 shares of common stock issuable under the equity line of credit and upon exercise of associated options and warrants. Excludes 380,500 shares of common stock, of which 330,500 shares are issuable upon exercise of outstanding options under our 1998 Stock Incentive Plan and 50,000 shares are issuable upon exercise of outstanding warrants under a consulting agreement.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE PURCHASING OUR COMMON STOCK. OUR MOST SIGNIFICANT RISKS AND UNCERTAINTIES ARE DESCRIBED BELOW; HOWEVER, THEY ARE NOT THE ONLY ONES WE FACE. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

IF WE CONTINUE TO INCUR OPERATING LOSSES FOR A PERIOD LONGER THAN ANTICIPATED, OR IN AN AMOUNT GREATER THAN ANTICIPATED, WE MAY BE UNABLE TO COMPLY WITH CERTAIN FINANCIAL COVENANTS ON OUR BANK INDEBTEDNESS

         We incurred a net loss of $3.2 million during Fiscal 2000. Our operating results have been adversely impacted by ongoing legal costs related to Big Blue Europe, the costs associated with our electronic commerce project, increases in our general overhead costs and interest expense and a decrease in sales. The development of our business-to-business electronic commerce project will require substantial expenditures over the next several years. If the time required to return our operations to profitability takes longer, or if such expenditures are greater, than we currently anticipate, then we may be unable to comply with certain financial covenants on our bank indebtedness. Such an event would be a default under our bank loans and could result in the foreclosure of our assets or other actions that would severely harm our company.

WE DO NOT HAVE LONG-TERM CONTRACTS WITH SUPPLIERS, WHICH COULD HARM OUR ABILITY TO OBTAIN INVENTORY IN ADEQUATE QUANTITIES OR AT FAVORABLE PRICES

         We are an independent distributor of personal computers and related products. We have not entered and do not expect to enter into any long-term distribution arrangements with our suppliers. Rather, we depend almost entirely on the availability of product in the surplus market. The microcomputer products industry is characterized by periods of severe product shortages and customer backlog due to suppliers' difficulty in projecting demand. There can be no assurance that our suppliers will be able to maintain an adequate supply of products that will adequately fulfill all of our customer orders on a timely basis. Our failure to obtain adequate product in required quantities or at favorable prices would result in lower sales and earnings. Moreover, because we do not utilize supplier contracts, we do not enjoy the traditional benefits that they provide, such as inventory price protection, market development funds or extended payment terms.

CURRENCY FLUCTUATIONS MAY NEGATIVELY AFFECT OUR FINANCIAL CONDITION

         For financial reporting purposes, our sales and expenses are denominated in U.S. dollars. However, significant portions of our operations are denominated in foreign currencies (approximately 66.6% at June 30, 2000), such as the British pound and the European Economic Union's Euro. Currency fluctuations may have a negative impact on our financial condition. For example, a strengthening of the U.S. dollar against the U.K. pound sterling would result in lower sales and earnings for financial reporting purposes. Similarly, our sales and earnings may also be lower due to fluctuations between foreign currencies because we often buy and sell inventory in different foreign currencies. Accordingly, a strengthening of a currency in which inventory is purchased against a currency in which sales are made would result in lower sales and earnings.

WE ARE INVOLVED IN A LITIGATION PROCEEDING REGARDING BIG BLUE EUROPE

         Our company and two of our officers and directors are defendants in a lawsuit brought by our joint venture partners in Big Blue Europe. A detailed description of the lawsuit is contained in the "Legal Proceedings" section of this prospectus. Although we believe the allegations made in the lawsuit are without merit, we have incurred significant costs in defending it and expect to incur additional defense costs in the future. In the event of an adverse outcome our financial results would be adversely effected, which could result in a decline in our stock price.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL

         Our success has been significantly dependent on the contributions of John B. Gallagher and Harry D. Shields, our founders. Our success also depends to a significant extent upon a number of other key employees. The loss of the services of any of these people could materially harm our business because of the cost and time necessary to replace and train such personnel. Such a loss would also divert management attention away from operational issues. We maintain key-man life insurance policies on the lives of Messrs. Gallagher and Shields.

         In addition, our future success will depend in part upon our ability to attract and retain additional highly-skilled professional, managerial, sales and marketing personnel. Competition for such personnel is intense. Our failure to attract and retain such personnel may limit the rate at which we can generate sales and expand our business operations to new products or markets.

WE RELY ON KEY SUPPLIERS, THE LOSS OF A COMBINATION OF SUCH SUPPLIERS MAY HARM OUR ABILITY TO OBTAIN PRODUCTS FOR RESALE AT FAVORABLE PRICES OR AT ALL


         We do not manufacture any of our own products but rather resell products purchased from suppliers. For the year ended June 30, 2000, we obtained 42.2% of our products from ten suppliers (38.4% excluding Technology Express). Accordingly, we are highly dependent upon such suppliers and the loss of a combination of such suppliers would harm our ability to obtain products for resale at favorable prices or at all.


WE RELY ON CERTAIN KEY PRODUCTS AND OUR INABILITY TO OBTAIN ADEQUATE QUANTITIES OF SUCH PRODUCTS AT FAVORABLE PRICES OR AT ALL WOULD RESULT IN LOWER SALES AND PROFITS

         For the fiscal year ended June 30, 2000, our ten best selling products accounted for a large amount of our net sales. Historically, inadequate supplies of products have characterized the microcomputer products industry. Accordingly, our inability to obtain adequate supplies of these products would result in lower sales and earnings.

WE RELY ON CERTAIN KEY CUSTOMERS, THE LOSS OF A COMBINATION OF SUCH CUSTOMERS WOULD RESULT IN LOWER SALES AND EARNINGS

         For the fiscal year ended June 30, 2000, our ten largest third party customers accounted for 24.6% of net sales. None of these customers individually accounted for more than about 4.1% of such net sales. However, we are highly dependent upon such customers and the loss of a combination of such customers would result in lower sales and earnings.

THE INTERESTS OF OUR MANAGEMENT MAY CONFLICT WITH THE INTERESTS OF OUR COMPANY AND THE INTERESTS OF OUR OTHER STOCKHOLDERS

         Our directors and executive officers beneficially own approximately 71% of our company's outstanding common stock, excluding the shares to be issued under the equity line of credit or upon the exercise of options and warrants. These directors and executive officers, acting together, have the ability to elect at least a majority of our directors. They also have the ability to determine the outcome of most corporate actions requiring stockholder approval, including our merger with or into another entity, a sale of substantially all of our assets and amendments to our articles of incorporation. The decisions of these stockholders may conflict with our company's interests or those of our other stockholders.

WE HAVE NARROW PROFIT MARGINS, WHICH MEANS THAT VARIATIONS IN SALES AND OPERATING COSTS GREATLY IMPACTS OUR PROFITABILITY

         As a result of intense price competition in the microcomputer products industry, our company has had, and expects to continue to have, narrow gross profit and operating profit margins. These narrow margins magnify the impact on our profitability of variations in sales and operating costs.

OUR BUSINESS REQUIRES ACCESS TO CAPITAL TO PURCHASE PRODUCT IN BULK TO OBTAIN FAVORABLE PRICES, THE ABSENCE OF SUCH CAPITAL WOULD PROHIBIT US FROM BUYING PRODUCT AT FAVORABLE PRICES

         Our business often requires the volume buying of discounted products. This requires us to have sufficient available cash or financing. Our inability to have available cash or financing would prevent us from taking advantage of such discounted prices on a timely basis.

THERE ARE RISKS ASSOCIATED WITH INDEBTEDNESS, INCLUDING INTEREST RATE AND DEFAULT RISKS


         We have incurred substantial amounts of indebtedness in our operations in recent years. Accordingly, we have dedicated an increasing portion of cash flow to servicing such indebtedness. Such indebtedness exposes our company to the risk of increasing interest rates, as well as default risks. Our company's assets secure such indebtedness. Moreover, the indebtedness imposes significant restrictions on our company and requires compliance with certain financial covenants. As of June 30, 2000, our company was not in compliance with six of the financial covenants in our loan agreements. Each of the lenders waived this non-compliance. In October 2000, SouthTrust Bank amended the existing term loan agreement with our company to adjust the financial covenants. In addition, we replaced the existing revolving credit facilities with new asset based revolving credit facilities for each of American Micro and Nor-Easter. As of September 30, 2000, we were not in compliance with certain financial covenants contained in the Nor-Easter and American Micro lines of credit. In addition, we were not in compliance with certain financial covenants contained in the term loan to European Micro Holdings, Inc. We have obtained waivers from these covenant violations existing at September 30, 2000. Also, at September 30, 2000, European Micro UK was not in compliance with certain financial covenants of a revolving credit agreement intended to assist in the purchase of inventory. From June 30, 2000 to September 30, 2000, no amounts were outstanding under the agreement. As a result, European Micro UK will not be able to borrow against this revolving credit agreement until it is in compliance with such financial covenants. There can be no assurances that we will be able to comply with such adjusted covenants, which would result in a default in these loan agreements.


WE FACE SUBSTANTIAL COMPETITION IN OUR BUSINESS

         We operate in an industry which is characterized by intense competition based on price, product availability and delivery times. We have numerous competitors in the United States and abroad that include, among others, manufacturers and international distributors. Many of our current and future competitors have longer operating histories, significantly greater financial, technical and marketing resources and significantly greater name recognition than us and, therefore, have a significantly greater ability to obtain product in short supply or at favorable prices. In addition, many of these competitors may be able to respond more quickly than us to new or emerging technologies and to devote greater resources than us to the development, promotion and sale of their products. Such competition could result in price reductions, reduced margins or loss of market share, any of which would materially harm our business.

WE DO NOT ANTICIPATE DISTRIBUTING ANY DIVIDENDS TO OUR STOCKHOLDERS

         It is unlikely that an investor in our stock will derive current income from dividends resulting from ownership of our stock. This means that your potential for economic gain from ownership of our stock depends on an appreciation in the value of our stock and will only be realized upon a sale of the stock at a price higher than your purchase price.

OUR RIGHT TO ISSUE PREFERRED STOCK AND OTHER ANTI-TAKEOVER PROVISIONS COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT AND OTHERWISE ADVERSELY AFFECT COMMON STOCKHOLDERS

         Our board of directors is authorized to designate and issue up to 1,000,000 shares of preferred stock as to which the board can determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. If you own common stock, your ownership rights will be subject to, and may be adversely affected by, the rights of the owners of preferred stock that we may issue in the future. As a result, the issuance of preferred stock could have a material adverse effect on the market value of the common stock. An additional issuance of preferred stock would give us financial flexibility for possible acquisitions and other corporate purposes. However, it could make it more difficult for a third party to acquire a majority of our outstanding voting stock.

         Our articles of incorporation provide that our board of directors is divided into three classes, each serving staggered three-year terms. Accordingly, stockholders may elect only a minority of our board at any annual meeting, which may have the effect of delaying or preventing changes in management or control.

         Further, we are subject to the anti-takeover provisions of the Nevada Revised Statutes. Under this law, if anyone becomes an "interested stockholder" in our company, we may not enter a "business combination" with that person for three years without special approval. These provisions could delay or prevent a change of control. Certain other provisions of our articles of incorporation and bylaws, including those providing for preferred stock, could also delay or prevent changes of control or management. These provisions could adversely affect the market price of the common stock.

WE MAY BE REQUIRED TO CURTAIL CERTAIN PLANNED EXPANSION IF WE FAIL TO OBTAIN SIGNIFICANT FUNDING UNDER THE EQUITY LINE OF CREDIT

         Our planned expansion requires us to obtain significant funding. If we are unable to raise significant funding under the equity line of credit, then we may be required to curtail our planned expansion, including our e-commerce initiative and pursuit of acquisitions. Such an outcome may adversely affect the market price of our common stock.

OUR COMMON STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE

         The market price of our common stock is likely to be highly volatile. In addition to various risks described elsewhere in this prospectus, the following factors could also cause price volatility:

          o    Announcements   that  we  or  our  competitors   make  concerning
               operating   results,    product    availability,    technological
               innovations or new commercial products;

          o    Changes in or adoption of new government regulations;

          o    Our product mix;

          o    Regulatory actions;

          o    Variations in operating results; and

          o    Actual, announced or threatened litigation.

         Extreme price and volume fluctuations occur in the stock market from time to time. These extreme fluctuations are often unrelated to the actual performance of the affected issuers. These broad market fluctuations may adversely affect the market price of our common stock.

                         RISKS RELATED TO THIS OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

         Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 4,933,900 shares of common stock outstanding as of October 23, 2000 (assuming no exercise of options or warrants), 933,900 shares are freely tradable without restriction, unless purchased by our "affiliates." The remaining 4,000,000 shares of common stock held by existing stockholders are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Of that total, 3,875,000 of these restricted securities are immediately eligible for resale under Rule 144, subject to the volume limitations and other resale requirements. The remaining 125,000 of these restricted securities are being registered in this offering and, upon effectiveness, may be immediately resold in the public market.

         Upon completion of this offering, and assuming all shares registered in this offering are resold in the public market, there will be an additional 7,833,333 shares of common stock outstanding (including options and warrants issued in connection with the equity line of credit). All of these shares of common stock may be immediately resold in the public market upon effectiveness of the accompanying registration statement and the sale to the investor under the terms of the equity line of credit agreement. These consist of 6,666,667 shares of common stock to be issued under the equity line of credit and 1,166,666 share of common stock to be issued upon exercise of options and warrants issued in connection with the equity line of credit.

         In addition, we have issued options to purchase a total of 330,500 shares of our common stock at exercise prices ranging from $7.0625 to $12.00 per share under our 1998 Stock Incentive Plan. Of that total, options to purchase 88,750 shares of common stock are vested and the underlying shares of common stock have been registered for resale and may be resold in the market without limitation. The shares underlying unvested options are also registered for resale and may be resold in the market once vested pursuant to the terms of the applicable option agreements. We have also issued warrants to purchase a total of 50,000 shares of our common stock at an exercise price of $4.00 per share under a consulting agreement. These warrants will vest in the future upon the occurrence of certain events. All shares issued upon the exercise of the warrants will be restricted securities and may be resold in the public market only if registered or pursuant to an exemption from registration.


EXISTING STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE EQUITY LINE OF CREDIT OR THE EXERCISE OF WARRANTS

         The sale of shares pursuant to the equity line of credit will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In connection with the equity line of credit, we issued warrants to purchase 500,000 shares of common stock at an exercise price of $7.00 per share and 500,000 shares of common stock at an exercise price of $10.00 per share. The issuance of such shares under the equity line of credit and the shares issuable upon exercise of the warrants would have a further dilutive effect on our common stock and could lower the price of our common stock. In addition, the lower our stock price is the more shares of common stock we will have to issue under the equity line of credit. If our stock price is lower, then our existing stockholders would experience greater dilution.

THE  INVESTOR   UNDER  THE  EQUITY  LINE  OF  CREDIT  WILL  PAY  LESS  THAN  THE
THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK

         The common stock to be issued under the equity line of credit will be issued at a 12% discount to the then-prevailing market price of the common stock. These discounted sales could cause the price of our common stock to decline.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

         The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 7,958,333 shares of common stock, the number of shares being registered in this offering, may be sold. Such sales may cause our stock price to decline.

OUR COMMON STOCK HAS BEEN RELATIVELY THINLY TRADED AND WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP

         Before this offering, our common stock has traded on the Nasdaq National Market System. Our common stock is thinly traded compared to larger more widely known companies in our industry, such as Tech Data Corp. or Ingram Micro, Inc. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE

         The price in this offering will fluctuate based on the prevailing market price of the common stock on the Nasdaq National Market System. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

                           FORWARD-LOOKING STATEMENTS

FORWARD-LOOKING STATEMENTS

         Information included or incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

         This filing contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, (e) our anticipated needs for working capital and ability to comply with the financial covenants contained in loan agreements and (f) the benefits related to the acquisitions of American Micro, Sunbelt and H&B Trading. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders. Pursuant to the equity line of credit, Spinneret Financial has agreed to purchase up to $20 million of common stock from our company. The Persia Consulting Group and John P. Gallagher are consultants to our company and American Micro, respectively. John P. Gallagher is the father of John B. Gallagher, our Co-Chairman and Co-President, and was an officer, director and 50% stockholder of American Micro until we acquired it on July 1, 1999. Except as noted above, none of the other selling stockholders has held a position or office, or had any other material relationship, with our company.



                                                                               PERCENTAGE OF
                                                                               OUTSTANDING
                                      SHARES              SHARES TO BE         SHARES TO BE
                                      BENEFICIALLY        ACQUIRED UNDER THE   ACQUIRED UNDER       SHARES TO BE
SELLING                               OWNED BEFORE        EQUITY LINE OF       THE EQUITY LINE      SOLD IN THE
STOCKHOLDER                           OFFERING            CREDIT(1)            OF CREDIT(2)         OFFERING
-----------                           ------------        ------------------   ---------------      --------------

Spinneret Financial System, Ltd.                0            6,666,667               57.5%           6,666,667
Mark Angelo(3)                                  0              226,000                4.4%             226,000
Hunter Singer(3)                                0              226,000                4.4%             226,000
Joseph Donahue(3)                               0              226,000                4.4%             226,000
Robert Farrell(3)                               0              226,000                4.4%             226,000
Persia Consulting Group(3)                      0              262,666                5.1%             262,666
John P. Gallagher                          50,000                    0                1.0%              50,000
Laurel Lee Wells                           75,000                    0                1.5%              75,000

-----------------

(1) Reflects the number of shares that could be purchased under the equity line of credit or upon the exercise of options and warrants issued in connection with the equity line of credit.

(2) Percentage of outstanding shares is based on 4,933,900 shares of common stock outstanding as of October 23, 2000, together with the maximum number of shares of common stock that may be purchased by each selling stockholder from our company under the equity line of credit or upon exercise of related options and warrants. The shares to be issued to each selling stockholder under the equity line of credit or upon exercise of related options and warrants are treated as outstanding for the purpose of computing that person's percentage ownership, but are not treated as outstanding for the purpose of computing the percentage ownership of any other selling stockholder.

(3) These represent the number of shares of common stock to be issued upon exercise of options and warrants issued in connection with the equity line of credit.

                                 USE OF PROCEEDS


         This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholders. There will be no proceeds to our company from the sale of shares of common stock in this offering. However, our company will receive the proceeds from the sale of common stock to Spinneret Financial under the equity line of credit, as well as the proceeds, if any, relating to the exercise of outstanding options and warrants held by Mark Angelo, Hunter Singer, Joseph Donahue, Robert Farrell and the Persia Consulting Group. The purchase price under the equity line of credit will be equal to 88% of then market price of our common stock on the Nasdaq National Market System. All proceeds from the sale of common stock, less estimated offering expenses of $75,000 and placement agent and consultant fees of 8% of the gross proceeds, under the equity line of credit and from the exercise of options and warrants will be used for general corporate purposes.


                                    DILUTION

         Since this offering is being made solely by selling stockholders and none of the proceeds will be paid to our company, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the equity line of credit and upon exercise of options and warrants issued in connection with the equity line of credit. As a result, the selling stockholders receiving common stock under the equity line of credit or upon exercise of options and warrants will experience significant dilution per share. Our existing stockholders, however, would experience an increase in net tangible book value per share if the net proceeds received by our company under the equity line of credit or upon exercise of the options and warrants exceeded our net tangible book value per share on the date such proceeds are received.


         The net tangible book value of our company as of both September 30, 2000 and June 30, 2000 was $8.3 million or $1.68 per share of common stock. Net tangible book value is determined by dividing the tangible book value of our company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock.


                                 DIVIDEND POLICY

         We have not declared or paid any dividends on our common stock during Fiscal 1999 and Fiscal 2000. Following this offering, our dividend practices with respect to our common stock will be determined and may be changed from time to time by our board of directors. We will base any issuance of dividends upon our earnings, financial condition, capital requirements and other factors considered important by our board of directors. Nevada law and our articles of incorporation do not require our board of directors to declare dividends on our common stock. Our loan agreements with SouthTrust Bank prohibit us from paying dividends. We expect to retain all earnings, if any, generated by our operations for the development and growth of our business and do not anticipate paying any dividends to our stockholders for the foreseeable future.

                                 CAPITALIZATION


         The following table shows as of September 30, 2000 our actual capitalization and our pro forma capitalization after giving effect to the issuance of a total of 6,790,141 shares of our common stock, consisting of the sale of 5,633,803 shares of our common stock under the equity line of credit and the issuance of 1,156,338 shares of our common stock upon the exercise of options and warrants issued in connection with the equity line of credit. These options and warrants consist of: (i) 100,000 options held by Persia Consulting,
(ii) 226,000 warrants held by Mark Angelo, (iii) 226,000 warrants held by Hunter Singer, (iv) 226,000 warrants held by Joseph Donahue, (v) 226,000 warrants held by Robert Farrell and (vi) 152,338 warrants held by Persia Consulting Group. The 100,000 options are exercisable at $4.55 per share, 528,169 warrants are exercisable at $7.00 per share and 528,169 warrants are exercisable at $10.00 per share. This information assumes a purchase price under the equity line of credit of $3.55 per share, 88% of the closing price of our common stock as of October 23, 2000, less estimated offering expenses of $75,000 and placement agent and consulting fees of 8% of the gross proceeds received under the equity line of credit. The number of shares assumed to be resold for the purposes of this table is less than the total number of shares being registered in this offering because (i) the assumed price of $3.55 used in this table is greater than the $3.00 price used to calculate the maximum number of shares that may be resold under the equity line of credit and (ii) the shares held by John P. Gallagher and Laurel Lee Wells are excluded from this table because they are already outstanding.


                       ($ IN THOUSANDS, EXCEPT SHARE DATA)

                                                                    SEPTEMBER 30, 2000

                                                             ---------------------------------
                                                                ACTUAL           PRO FORMA
                                                             --------------    ---------------
Long-term obligations, net of current portion........               $2,235             $2,235
Stockholders' equity:

      Preferred Stock, $0.01 par value, 1,000,000
      shares authorized, none issued on a pro forma
      basis .........................................                   --                 --

      Common Stock, par value $0.01 per share;
         20,000,000 shares authorized, 4,933,900 shares
         outstanding actual and 11,724,041 shares
         outstanding pro forma.......................                   49                117

     Additional paid-in capital......................                9,512             36,995

     Prepaid offering costs..........................                (208)                 --

     Accumulated other comprehensive loss............                (680)              (680)

     Retained earnings...............................                2,352              2,352
                                                             --------------    ---------------
        Total stockholders' equity...................               11,025             38,784
                                                             --------------    ---------------
             Total capitalization....................              $13,260            $41,019
                                                             ==============    ===============



         (1) Excludes 380,500 shares of common stock, of which 330,500 shares are issuable upon exercise of outstanding options under our 1998 Stock Incentive Plan and 50,000 shares are issuable upon exercise of outstanding warrants under a consulting agreement.

         (2) The pro forma amounts above assume the 1% cash and 1% warrant consideration paid to Persia Consulting are accounted for as offering costs. All or a portion of such consideration may ultimately be accounted for by our company as operating costs.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                       ($ In Thousands, Except Share Data)

         The following statement of operations and balance sheet data of our company is set forth below for each year in the five-year period ended June 30, 2000. The information presented is derived from the audited consolidated financial statements of our company and should be read in conjunction with the consolidated financial statements as of June 30, 2000 and 1999 and each of the years in the three-year period ended June 30, 2000 and the Notes thereto included elsewhere in this filing.

                                                                YEARS ENDED JUNE 30,

                                                 2000          1999            1998           1997         1996
                                      ---------------- ------------- --------------- -------------- ------------
STATEMENT OF OPERATIONS DATA:
Net Sales                                    $115,493      $132,206        $111,453        $46,655      $40,348

Income (loss) from operations                 (2,699)         1,935           7,232          2,051        1,478

Net income (loss)                             (3,207)           854           4,485          1,034          845

Net income (loss) per share
(basic and diluted)                            (0.64)          0.17            1.10           0.26         0.21

Dividends per share                             $0.00         $0.00           $0.14          $0.14        $0.24

Weighted average common shares
outstanding, basic                          5,008,151     4,978,614       4,066,524      4,000,000    4,000,000

Weighted average common shares
outstanding, diluted                        5,008,151     4,989,961       4,087,466      4,000,000    4,000,000


                                                                       JUNE 30,
                                                 2000           1999            1998           1997         1996
                                      ---------------- -------------- --------------- -------------- ------------
BALANCE SHEET DATA:

Working capital                                $6,206        $11,844         $12,959         $1,976       $1,474

Total assets                                   30,213         30,599          19,204          8,844        7,857
Long-term debt, net of
  current portion                               2,373             23              84             45           37

Stockholders' equity                           11,110         14,343          13,680          2,511        1,769


                                       15

                       SUPPLEMENTARY FINANCIAL INFORMATION

         Certain quarterly financial information regarding our company is set forth below.

                                                                                   NET INCOME (LOSS) PER
                                                                 NET INCOME          SHARE (BASIC AND
SEPTEMBER 30, 2000             NET SALES       GROSS PROFIT        (LOSS)                 DILUTED)
------------------             ---------       ------------        ------                 --------
First Quarter                   $29,068           3,156             (68)                  $(0.01)

                                     ($ IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 NET INCOME      NET INCOME (LOSS) PER SHARE
JUNE 30, 2000                  NET SALES       GROSS PROFIT        (LOSS)            (BASIC AND DILUTED)
-------------                  ---------       ------------        ------            -------------------
First Quarter                   $32,764           3,697              207                    $0.04

Second Quarter                  34,545            3,704              11                      0.00

Third Quarter                   24,354            1,855            (1,308)                  (0.26)

Fourth Quarter                  23,830            2,095            (2,117)                  (0.42)

                                                                                   NET INCOME PER SHARE
JUNE 30, 1999                  NET SALES       GROSS PROFIT      NET INCOME         (BASIC AND DILUTED)
-------------                  ---------       ------------      ----------         -------------------
First Quarter                   $29,297           2,945              722                  $0.15

Second Quarter                  29,011            2,258              24                    0.00

Third Quarter                   38,465            2,929              22                    0.00

Fourth Quarter                  35,433            2,954              86                    0.02


                                                                                   NET INCOME PER SHARE
JUNE 30, 1998                  NET SALES       GROSS PROFIT      NET INCOME         (BASIC AND DILUTED)
-------------                  ---------       ------------      ----------         -------------------

First Quarter                   $24,107           1,839              485                   $0.12

Second Quarter                  22,002            2,541              669                   0.16

Third Quarter                   39,130            6,581             2,380                  0.59

Fourth Quarter                  26,214            3,434              951                   0.23


                              EQUITY LINE OF CREDIT


         Pursuant to the equity line of credit, we may, at our discretion, periodically issue and sell to Spinneret Financial System, Ltd. shares of common stock for a total purchase price of $20 million. If our company requests an advance under the equity line of credit, Spinneret Financial will purchase each share of common stock for 88% of the market price. Spinneret Financial intends to resell any shares purchased under the equity line of credit at the market price. In connection with this transaction, our company granted to May Davis Group, Inc. warrants to purchase 500,000 share of common stock at an exercise price of $7.00 per share and 500,000 shares of common stock at an exercise price of $10.00 per share. Subsequently, the May Davis Group transferred these warrants to Mark Angelo, Hunter Singer, Joseph Donahue, Robert Farrell and the Persia Consulting Group. Mark Angelo, Hunter Singer, Joseph Donahue and Robert Farrell are employees of the May Davis Group, Inc. We also granted options to purchase 100,000 shares of common stock at a purchase price of $4.55 per share to the Persia Consulting Group for assisting us in obtaining the equity line of credit. These options vested on August 24, 2000 and become exercisable on August 24, 2001. Persia Consulting is also entitled to warrants to purchase one percent of the total number of shares of common stock issued under the equity line of credit. One-half of these warrants will have an exercise price of $7.00 per share and one-half will have an exercise price of $10.00 per share. This prospectus relates to the shares of common stock to be issued under the equity line of credit and upon the exercise of the options and warrants.

         The effectiveness of the issuance of common stock pursuant to the equity line of credit and the warrants is conditioned upon us registering with the Securities and Exchange Commission the sale of the common stock by Spinneret Financial. We received stockholder approval at our company's annual meeting held on October 30, 2000.

         ADVANCES. Pursuant to the equity line of credit, we may periodically sell shares of our common stock to Spinneret Financial to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every 15 days.

         MECHANICS. We may, at our discretion, request advances from Spinneret Financial by written notice, specifying the amount requested up to the maximum advance amount. A closing will be held 25 days after such written notice at which time we will deliver shares of common stock and Spinneret Financial will pay the advance amount. We have the ability to determine when and if we desire to draw an advance. There is no minimum advance requirement. Under certain circumstances, we may withdraw an advance without penalty.

         COMMITMENT PERIOD. We may request an advance at any time during the commitment period. The commitment period begins on the date the Securities and Exchange Commission first declares the accompanying registration statement effective. The commitment period expires on the earliest to occur of (i) the date on which Spinneret Financial has made advances totaling $20 million or (ii) February 23, 2003 (i.e. 30 months from the date of the equity line of credit).

         MAXIMUM ADVANCE AMOUNT. We may not request advances in excess of a total of $20 million. In addition, each individual advance is subject to a maximum advance amount based on the 25-day average daily volume of our common stock. The 25-day average daily volume is equal to the bid price of our common stock multiplied by the volume for each of the 25 trading days preceding our request for an advance. The maximum advance amount for each individual advance is determined according to the following table:

         25-DAY AVERAGE VOLUME                 MAXIMUM ADVANCE AMOUNT
         ---------------------                 ----------------------
         $25,000 - $50,000                             $100,000
         $50,001 - $100,000                            $200,000
         $100,001 - $200,000                           $350,000
         $200,001 - $300,000                           $500,000
         $300,001 - $400,000                           $650,000
         $400,001 - $500,000                           $900,000
         $500,001 - $600,000                         $1,200,000
         $600,001 - $800,000                         $1,500,000
         $800,001 - $1,000,000                       $1,750,000
         $1,000,001 and Over                         $2,000,000

         By way of illustration only, if we had requested an advance on October 13, 2000, then the 25-day average volume would have been approximately $39,115. Accordingly, the maximum advance amount would have been $100,000.

         PURCHASE PRICE. The purchase price for the shares of common stock to be sold under the equity line of credit is equal to 88% of the market price on the Nasdaq National Market or other principal trading market. The market price is defined as the average of the three lowest closing bid prices of the common stock over the ten trading days subsequent to the date on which we notify Spinneret Financial of an advance. Note that the net proceeds to be received by our company will be lower than the purchase price due to our obligation to pay a placement agent fee of 7% of each advance to the May Davis Group, Inc.

         NUMBER OF SHARES TO BE ISSUED. We cannot predict the actual number of shares of common stock that will be issued pursuant to the equity line of credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of common stock that will be issued using certain assumptions. Assuming we drew down the entire $20 million available under the equity line of credit in a single advance (which is not permitted under the terms of the equity line of credit) at $5.00 per share, then we would issue 4,000,000 shares of common stock to Spinneret Financial, plus warrants to purchase 1,000,000 shares of common stock to the May Davis Group, Inc. and warrants to purchase 40,000 shares of common stock to the Persia Consulting Group, Inc. The warrants to the Persia Consulting Group are in addition to options to purchase 100,000 shares of common stock held by the Persia Consulting Group on the date hereof. These shares would represent 44.8% of our outstanding capital stock (51.0% if the shares to be issued upon exercise of the options and warrants are taken into account) upon issuance. To assist our stockholders in evaluating the number of shares of common stock that could be issued to Spinneret Financial and the May Davis Group, Inc. at various prices, we have prepared the following table. This table shows the number of shares of our common stock that would be issued with and without the warrants at various prices.


    PURCHASE PRICE:                    $3.00           $4.00           $5.00           $6.00          $7.00
                                       -----           -----           -----           -----          -----

    NO. OF SHARES(1):                   6,666,667       5,000,000       4,000,000      3,333,333       2,857,143

    TOTAL OUTSTANDING
    EXCLUDING OPTIONS AND
    WARRANTS(2):                       11,600,567       9,933,900       8,933,900      8,267,233       7,791,043

    PERCENT OUTSTANDING
    EXCLUDING OPTIONS AND
    WARRANTS(3):                            57.5%           50.3%           44.8%          40.3%           36.7%


    NO. OF OPTIONS AND

    WARRANTS(4):                        1,166,666       1,150,000       1,140,000      1,133,334       1,128,571


    TOTAL OUTSTANDING
    INCLUDING OPTIONS AND
    WARRANTS(4):                       12,767,233      11,083,900      10,073,900      9,400,567       8,919,614


    PERCENT OUTSTANDING
    INCLUDING OPTIONS AND
    WARRANTS(4)(5):                         61.4%           55.5%           51.0%          47.5%           44.7%

----------------------

(1) Represents the number of shares of common stock to be issued to Spinneret Financial at the prices set forth in the table.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Spinneret Financial and excludes the issuance of shares to the May Davis Group, Inc. upon the exercise of warrants granted to it.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding, EXCLUDING the warrants issued to the May Davis Group, Inc.

(4) Represents the total number of shares of common stock outstanding after the issuance of the shares to Spinneret Financial, INCLUDING the issuance of shares to the May Davis Group, Inc. upon the exercise of warrants granted to it. Also includes the issuance of shares to the Persia Consulting Group, Inc. upon the exercise of warrants granted to it.

(5) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding, INCLUDING the warrants issued to the May Davis Group, Inc. and the Persia Consulting Group, Inc.

         REGISTRATION RIGHTS. We granted to Spinneret Financial certain registration rights. We are also obligated to register the shares of common stock to be issued to the May Davis Group, Inc. upon exercise of the warrants.
The registration statement accompanying this prospectus will register such shares upon effectiveness. May Davis Group's registration rights were subsequently transferred along with the warrants to Mark Angelo, Hunter Singer, Joseph Donahue, Robert Farrell and the Persia Consulting Group. The cost of this registration will be borne by us.


         NET PROCEEDS. We cannot predict the total amount of proceeds to be raised in this transaction, in part, because we have not determined the total amount of the advances we intend to draw. However, we expect to incur expenses of approximately $75,000, consisting primarily of professional fees incurred in connection with registering Spinneret Financial's shares in this offering. In addition, we are obligated to pay the May Davis Group, Inc. a cash placement agent fee and Persia Consulting Group a cash consulting agent fee equal to 7% and 1%, respectively, of each advance.


         USE OF PROCEEDS. We intend to use the net proceeds received under the equity line of credit for general corporate purposes.


         PLACEMENT AGENT. We retained the May Davis Group, Inc. to act as our placement agent in connection with the equity line of credit. We will pay a cash placement agent fee to the May Davis Group, Inc. equal to 7% of each advance. Further, we granted to the May Davis Group, Inc. warrants to purchase 1,000,000 shares of common stock, of which warrants to purchase 500,000 shares have an exercise price of $7.00 per share (the "CLASS A WARRANT") and 500,000 shares have an exercise price of $10.00 per share (the "CLASS B WARRANT"). The Class A Warrants will become exercisable upon us drawing the initial advance under the equity line of credit. The Class B Warrants will become exercisable pro rata on the basis of the number of shares of common stock to be issued in connection with each advance. Subsequently, the warrants were transferred by the May Davis Group, Inc. to the following:


                                       NUMBER OF CLASS A     NUMBER OF CLASS B
         NAME:                              WARRANTS:            WARRANTS:
         -----                              ---------            ---------
         Mark Angelo                        113,000              113,000
         Hunter Singer                      113,000              113,000
         Joseph Donahue                     113,000              113,000
         Robert Farrell                     113,000              113,000
         Persia Consulting Group             48,000               48,000

         The exercise price of the warrants will be reduced if our company issues or sells shares of common stock for, or issues securities convertible into shares of common stock with a conversion or exercise price of, less than the average closing bid prices of our common stock for the ten trading days immediately preceding the date of issuance, or in the case of options issued to employees after 30 days of the employees start date, the closing bid price on the date of issuance. In such event, the exercise price of the warrants will be reduced to the price at which such common stock was issued or sold or to the exercise price of such convertible securities. All warrants are exercisable for five years after the date of issuance. The holders of the warrants may, under certain circumstances, exercise the warrants pursuant to a cashless exercise.

         We have the right to force exercise of the Class A Warrants and Class B Warrants if the closing bid price of our common stock is $10.00 and $15.00, respectively, or higher per share for ten consecutive trading days.

         STOCKHOLDER APPROVAL. The issuance of the common stock under the equity line of credit and pursuant to the exercise of the warrants was subject to us obtaining the affirmative vote of a majority of our outstanding shares of common stock. Our stockholders approved this issuance at our annual meeting held on October 30, 2000.

                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that the sale or distribution of our company's common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the Nasdaq National Market System or in any other market on which the price of our company's shares of common stock are quoted or (ii) in transactions otherwise than on the Nasdaq National Market System or in any other market on which the price of our company's shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of our company's common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.


         Spinneret Financial System, Ltd. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the resale of common stock under the equity line of credit agreement. Spinneret Financial will pay our company 88% of the market price of our company's common stock. The 12% discount on the purchase of the common stock to be received by Spinneret Financial will be an underwriting discount. In connection with the equity line of credit, Persia Consulting assisted us in obtaining the equity line of credit. In consideration of such assistance, as well as other services rendered, we paid Persia Consulting a consulting fee consisting of $10,000, plus the issuance of options to purchase 100,000 shares of common stock at $4.55 per share. Persia Consulting will be paid additional fees consisting of a cash payment of 1% of the gross proceeds raised in the equity line of credit, plus warrants to purchase one percent of the number of shares issued under the equity line of credit. We also retained the May Davis Group, Inc. as our placement agent in connection with the equity line of credit. For its services, the May Davis Group will be paid a placement agent fee consisting of a cash payment of 7% of the gross proceeds raised in the equity line of credit, plus 1,000,000 warrants. One-half of these warrants have an exercise price of $7.00 per share and one-half have an exercise price of $10.00 per share.


         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. We will inform the selling stockholders that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders must be registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.


         We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify certain selling stockholders and their controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $75,000, as well as placement agent and consulting fees of 8% of the gross proceeds received under the equity line of credit. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the equity line of credit.


         We will inform the selling stockholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a Prospectus Supplement must be distributed setting forth such terms and related information as required.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

                       CONDITION AND RESULTS OF OPERATIONS

         THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF OUR COMPANY AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

         The  following  table  sets  forth,  for  the  periods  presented,  the
percentage  of  net  sales   represented  by  certain  items  in  our  company's
consolidated statements of operations:



                                              PERCENTAGE OF NET SALES

                                                THREE MONTHS ENDED
                                                   SEPTEMBER 30,                            YEAR ENDED JUNE 30,
                                                   -------------                            -------------------

                                                   2000            1999           2000           1999          1998
                                                   ----            ----           ----           ----          ----
Net sales                                         99.8%           96.9%          98.0%          88.4%         73.9%
Net sales to related parties                        0.2             3.1            2.0           11.6          26.1
                                                -------         -------        -------        -------       -------
Total net sales                                   100.0           100.0          100.0          100.0         100.0
                                                -------         -------        -------        -------       -------
Cost of goods sold                               (89.0)          (85.7)         (88.2)         (80.1)        (61.4)
Cost of goods sold to related parties             (0.2)           (3.0)          (2.0)         (11.5)        (25.7)
                                                -------         -------        -------        -------       -------
Total cost of goods sold                         (89.2)          (88.7)         (90.2)         (91.6)        (87.1)
                                                -------         -------        -------        -------       -------
Gross profit                                       10.9            11.3            9.8            8.4          12.9
Operating expenses                                (9.9)           (9.4)         (12.2)          (6.9)         (6.4)
                                                -------         -------        -------        -------       -------
Income (loss) from operations                       1.0             1.9          (2.4)            1.5           6.5

Interest income                                     0.1             0.1            0.1              -             -
Interest expense                                  (1.1)           (0.7)          (0.8)          (0.3)         (0.4)
Equity in net income (loss) of
   unconsolidated subsidiaries                       --              --          (0.2)              -             -
                                                -------         -------        -------        -------       -------
Income (loss) before income taxes                   0.0             1.3          (3.3)            1.2           6.1
Income tax expense                                (0.2)           (0.7)            0.5          (0.6)         (2.1)
                                                -------         -------        -------        -------       -------
Net Income (loss)                                (0.2)%            0.6%         (2.8)%           0.6%          4.0%
                                                -------         -------        -------        -------       -------



THREE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 AND 1999

         TOTAL NET SALES. Total net sales decreased $3.7 million, or 11.3%, from $32.8 million in the three-month period ended September 30, 1999 to $29.1 million in the comparable period in 2000. Excluding net sales to related parties, net sales decreased $2.7 million, or 8.6%, from $31.7 million in the three-month period ended September 30, 1999 to $29.0 million in the comparable period in 2000. This decrease was attributable to a decrease in sales of $5.4 million at European Micro UK due to the comparison to the sales run up caused by the impending millennium, and a decrease of $800,000 at American Micro due to a shift from selling server options and other computer parts and concentrating on configuring and selling complete systems. This decrease of net sales was partially offset by an increase in sales of $700,000 at Nor'Easter and $2.8 million at Colchester. This increase at Colchester is due to Colchester selling within the Asian region as compared to being mainly a supplier for other Subsidiaries in 1999.

         Net sales to related parties decreased $965,000, or 94.7%, from $1.0 million in the three-month period ended September 30, 1999, to $54,000 in the comparable period in 2000. Sales to Technology Express have decreased as product availability decreased.

         GROSS PROFIT. Gross profit decreased $541,000, or 14.6%, from $3.7 million in the three-month period ended September 30, 1999, to $3.2 million in the comparable period in 2000. Gross profit excluding related party transactions decreased $513,000, or 14.0%, from $3.7 million in the three-month period ended September 30, 1999 to $3.2 million the comparable period in 2000. This decrease was attributable to a decrease of $1.3 million at European Micro UK due to the decrease in sales in addition to a decrease in gross margin from 12.3% to 10.1%. This decrease in gross margin mainly resulted from the devaluation of the British pound sterling and the Euro against the U.S. dollar. The majority of purchases during the quarter ended September 30, 2000 were denominated in U.S. dollar. This decrease was partially offset by an increase of $160,000 at Nor'Easter, $200,000 at Colchester and $400,000 at American Micro. Nor'Easter's gross profit increased due to higher sales volume and an increase in gross margin from 5.0% to 7.8%. Colchester's gross profit increased due to higher sales volume and in addition to an increase in gross margin from 3.9% to 5.8%. American Micro's gross profit increased even with lower sales volume by increasing the gross margin from 10.1% to 21.5% by changing the product mix from low margin components to higher margin complete systems.

         Gross profit attributable to related party sales decreased $28,000, or 100%, from $28,000 in the three-month period ended September 30, 1999, to zero in the comparable period in 2000. As discussed above, this decrease is attributable to decreased sales due to a lack of product availability.

         Gross margins decreased by 0.4% from 11.3% in the three-month period ended September 30, 1999 to 10.9% in the comparable period in 2000. Excluding related party transactions, gross margin decreased from 11.6% in the three-month period ended September 30, 1999 to 10.9% in the comparable period in 2000. This change is related to the normal fluctuations in purchasing opportunities and sales demand from quarter to quarter.

         Foreign exchange gains and losses, net, changed from a loss of $242,000 in the three-month period ended September 30, 1999, to a loss of $151,000 in the comparable period in 2000. This adverse movement was attributable to the weakening of the Euro relative to the British pound sterling, causing a devaluation of sales made in European currencies, and the strengthening of the U.S. dollar relative to the Euro and the British pound sterling, making purchases denominated in U.S. dollars more expensive.

         OPERATING EXPENSES. Operating expenses as a percentage of total net sales increased from 9.4% in the three-month period ended September 30, 1999 to 9.9% in the comparable period in 2000. This increase was partially attributable to expensing $105,000 related to the value of the Persia stock options attributed to general consulting services. This increase was also attributable to an increase in operating expenses as a percentage of total net sales from 8.7% to 10.6% at American Micro, which is due to a decrease in sales as operating expenses remain constant. Operating expenses as a percentage of total net sales increase from 3.1% to 5.1% at Nor'Easter, which is due to an increase in operating expenses of approximately $111,000 from $125,000 in the three-month period ended September 30, 1999 to $236,000 in the comparable period in 2000. This increase in expenses is due to moving their operations to a new building, which has higher monthly rent, an increase in depreciation expense related to new equipment and leasehold improvements and an increase in gross profit therefore increasing commission and bonus expense, which are a function of gross profit. This increase was partially offset by a decrease in operating expenses as a percentage of total net sales from 8.7% to 7.8% at European Micro UK, which is due to a decrease in operating expenses of approximately $650,000 from $2.0 million in the three-month period ended September 30, 1999 to $1.3 million in the comparable period in 2000. This decrease in expenses is due to the closure of Sunbelt's operations in January 2000 and the decrease in gross profit reduced commission and bonus expense, which are a function of gross profit. Also, this decrease was attributable to a decrease in operating expenses as a percentage of total net sales from 23.8% to 4.2% at Colchester, which is due to a large increase in sales, as operating expenses remain constant.

         INTEREST EXPENSE. Interest expense increased by $92,000 from $219,000 in three-month period ended September 30, 1999 to $311,000 in the comparable period in 2000. This was attributable to an increased reliance on short-term borrowings to finance accounts receivable and inventory balances.

         INTEREST IN JOINT VENTURE. During the year ended June 30, 2000, European Micro UK made an unsecured loan to Big Blue Europe in the amount of $150,000. This loan is due on demand and has an annual interest rate of 9.25%, payable quarterly. During the year ended June 30, 1999, the Company made an unsecured loan to Big Blue Europe in the amount of $350,000. This loan is due on demand and has an annual interest rate of 9.25%, payable quarterly. Due to the continued uncertainties with the Big Blue Europe lawsuit, and the possible liquidation of Big Blue Europe, the Company recorded an allowance for the remaining balance of the loans to Big Blue Europe of $252,000. The associated charge to operations is included in Company's operating expenses for the three-months ended September 30, 2000. At September 30, 2000, the Company has provided an allowance for all advances to Big Blue Europe.

         INCOME TAXES. Income taxes as a percentage of income (loss) before income (loss) taxes increased from 53.9% in the three-month period ended September 30, 1999 to 195.6% in the comparable period in 2000. For both periods the Company has not accrued a tax expense or benefit for the U.S. operations. The lower percentage for the three-month period ended September 30, 2000 reflects the effects of a net operating loss for the U.S. operations being greater than the taxable income at European Micro UK.


YEARS ENDED JUNE 30, 2000 AND 1999

         TOTAL NET SALES. Total net sales decreased $16.7 million, or 12.6%, from $132.2 million in the year ended June 30, 1999 to $115.5 million in the comparable period in 2000. Excluding net sales to related parties, net sales decreased $3.7 million, or 3.2%, from $116.9 million in the year ended June 30, 1999 to $113.1 million in the comparable period in 2000. This decrease was attributable to a reduction of $9.1 million in the Premier Dealers Club, a reduction of $18 million from European Micro UK's sales (excluding Sunbelt's sales) and a reduction of $6.6 million in Nor'Easter's sales. The decrease in sales at European Micro UK and Nor'Easter was a result of lower quantities of product available in the surplus or aftermarket supply channel. This decrease was mostly offset by the addition of $2.3 million of Sunbelt's sales for a full year, the addition of $7.3 million of Colchester's sales for a full year and the addition of $20.4 million of American Micro's sales.

         Net sales to related parties decreased $13.0 million from $15.3 million in the year ended June 30, 1999 to $2.3 million in the comparable period in 2000. This decrease was attributable to the acquisition of American Micro on July 1, 1999, and therefore, net sales to American Micro after the acquisition are no longer included in the consolidated financial statements. Also, sales to Technology Express have decreased due to product shortages.

         GROSS PROFIT. Gross profit increased $265,000, or 2.4%, from $11.1 million in the year ended June 30, 1999 to $11.4 million in the comparable period in 2000. Gross profit excluding related party transactions increased $300,000, or 2.8%, from $11.0 million in the year ended June 30, 1999 to $11.3 million in the comparable period in 2000. This increase was primarily due to an increase of $2.4 million, $350,000 and $100,000 in gross profits at American Micro, Colchester and Nor'Easter, respectively. This increase was partially offset by a decrease of $2.3 million in gross profits at European Micro UK.

         Gross profit attributable to related party sales decreased $47,000, or 49.0%, from $96,000 in the year ended June 30, 1999 to $49,000 in the comparable period in 2000. As discussed above, this decrease was attributable to the acquisition of American Micro on July 1, 1999.

         Gross margins increased from 8.4% in the year ended June 30, 1999 to 9.8% in the comparable period in 2000. Excluding related party transactions, gross margin increased from 9.4% in the year ended June 30, 1999 to 10.0% in the comparable period in 2000. This change was related to the shortage of memory products in the quarter ended December 31, 1999, resulting in higher selling prices and gross margins. However, the increase was partially offset by lower selling prices and gross margins on most products during the remainder of the fiscal year.

         Foreign exchange losses, net, decreased from a loss of $579,000 in the year ended June 30, 1999 to a loss of $325,000 in the comparable period in 2000. This favorable movement was attributable to the strengthening of the U.K. pound sterling against the Euro and the weakening of the U.K. pound sterling against the U.S. dollar.

         OPERATING EXPENSES. Operating expenses as a percentage of total net sales increased from 6.9% in the year ended June 30, 1999 to 12.2% in the comparable period in 2000. This increase was the result of a decrease in total net sales (accounting for 1.5% increase) and increases in operating expenses, primarily caused by the legal expenses incurred by our company in connection with the Big Blue lawsuit and the expenses incurred with the evaluation and feasibility study for our business-to-business electronic commerce trading community.

         INTEREST EXPENSE. Interest expense increased by $518,000 from $446,000 in the year ended June 30, 1999 to $964,000 in the comparable period in 2000. This was attributable to increased borrowings related to funding our accounts receivable and the purchase of inventory and the U.K. office building, as well as the purchase of Sunbelt and American Micro.

         INTEREST IN UNCONSOLIDATED SUBSIDIARY. Our company's share of loss from Big Blue Europe increased from a loss of $32,000 in the year ended June 30, 1999 to a loss of $188,000 in the comparable period in 2000. This increased loss was attributed to the lack of direction at Big Blue Europe as a result of the disagreements its owners and the accompanying lawsuit. During the year ended June 30, 2000, European Micro UK made an unsecured loan to Big Blue Europe in the amount of $150,000. This loan was due on demand and has an annual interest rate of 9.25%, payable quarterly. During the year ended June 30, 1999, our company made an unsecured loan to Big Blue Europe in the amount of $350,000. This loan was due on demand and has an annual interest rate of 9.25%, payable quarterly. Due to the uncertainties associated with the Big Blue Europe lawsuit and the operating results of Big Blue Europe, our company has recorded an allowance of $200,000 for the loans to Big Blue Europe. The associated charge to operations was included in fiscal 2000 operating expenses.

         INCOME TAXES. Income taxes as a percentage of income (loss) before income taxes decreased from 46.8% in the year ended June 30, 1999, to an income tax benefit of 15.1% in the comparable period in 2000. This change was primarily attributable to the accrual of a tax benefit related to the losses at European Micro UK. We have not, however, accrued a tax benefit for operating losses in the United States or Singapore as realization of such tax benefit to be more likely than not.

YEARS ENDED JUNE 30, 1999 AND 1998

         TOTAL NET SALES. Total net sales increased $20.8 million, or 18.6%, from $111.4 million in the year ended June 30, 1998 to $132.2 million in the comparable period in 1999. Excluding net sales to related parties, net sales increased $34.5 million, or 41.9%, from $82.4 million in the year ended June 30, 1998 to $116.9 million in the comparable period in 1999. This increase was attributable to the start-up growth of Nor'Easter which started operations in February 1998 (accounting for approximately $22.3 million), the addition of Sunbelt's trading sales (accounting for approximately $10.8 million), the growth of the Premier Dealers Club (accounting for approximately $6.6 million) and the additional sales from Sunbelt's Nova line of products (accounting for approximately $1.5 million). This increase was offset by a reduction in European Micro UK's trading sales of $6.7 million which was primarily due to the exceptional quarter ended March 31, 1998, when we made a one-time purchase of computer peripherals at favorable prices which were later sold at a significant mark-up.

         Net sales to related parties decreased $13.8 million from $29.1 million in the year ended June 30, 1998 to $15.3 million in the comparable period in 1999. This decrease was primarily attributable to large purchases of computer peripherals made on behalf of related parties in the year ended June 30, 1998, compared to the same period in 1999. In addition, our purchases from related parties increased by $7.6 million in the year ended June 30, 1999 from the comparable period in 1998.

         GROSS PROFIT. Gross profit decreased $3.3 million, or 22.9%, from $14.4 million in the year ended June 30, 1998 to $11.1 million in the comparable period in 1999. Gross profit excluding related party transactions decreased to $11.0 million for the year ended June 30, 1999 from $14.0 million in the same period of the prior year. This decrease was primarily due to a large volume purchase of computer peripherals in the prior year period that were purchased by us on exceptional terms and later sold at a significant mark-up. In addition, this decrease was partially the result of a shift in market conditions, resulting in a downward pressure on margins due to currency fluctuations, product availability and changes in geographic pricing strategies of manufacturers and suppliers of our products. Gross profit was unusually high in the period ended June 30, 1998 due to the purchase of computer peripherals on favorable terms. As indicated in our previous filings, we expected gross profit to be significantly lower in periods after fiscal 1998 because we did not expect to be able to regularly purchase computer peripherals and other products on terms as favorable as achieved in the year ended June 30, 1998.

         Gross profit attributable to related party sales decreased $318,000, or 76.8%, from $414,000 in the year ended June 30, 1998 to $96,000 in the comparable period in 1999. The mark-up on sales to related parties is typically one percent over cost. Therefore, the gross profit on sales to third parties is typically higher than the gross profit earned on sales to related parties. This represents a gross margin of approximately 0.6%.

         Gross margins decreased from 12.9% in the year ended June 30, 1998 to 8.4% in the comparable period in 1999. Excluding related party transactions, gross margin decreased from 17.0% in the year ended June 30, 1998 to 9.4% in the comparable period in 1999. The decrease in gross margins was attributable to higher than usual margins caused by the purchase of computer peripherals in 1998, which were purchased by us on exceptional terms and subsequently sold at significant mark-ups.

         Foreign exchange losses, net, increased from a loss of $510,000 in the year ended June 30, 1998 to a loss of $579,000 in the comparable period in 1999. This increase was attributable to a strengthening of the U.S. dollar relative to the U.K. pound sterling and a weakening of the Euro relative to other European currencies. These movements created unfavorable purchasing and selling conditions.

         OPERATING EXPENSES. Operating expenses as a percentage of total net sales increased from 6.4% in the year ended June 30, 1998 to 6.9% in the comparable period in 1999. Commissions and bonus payments to employees decreased as these payments are tied to our gross profit and gross margin. This decrease was offset by increased operating expenses related to the opening of the Singapore office in November 1998 and administrative expenses incurred by European Micro Holdings, Inc., which began operations in January 1998, but did not start to incur substantial expenses until April 1998.

         INTEREST EXPENSE. Interest expense decreased by $13,000 from $459,000 in the year ended June 30, 1998 to $446,000 in the comparable period in 1999. This was attributable to decreased borrowings by us to fund our inventory and accounts receivable after the receipt of funds from our initial public offering.

         INTEREST IN UNCONSOLIDATED SUBSIDIARY. Our share of income or loss from Big Blue Europe changed from a gain of $3,000 in the year ended June 30, 1998 to a loss of $32,000 in the comparable period in 1999. This reduction in earnings was attributed to an increased provision for inventory obsolescence. During the year ended June 30, 1999, we made an unsecured loan to Big Blue Europe in the amount of $350,000. This loan is due on demand and has an annual interest rate of 9.25%, payable quarterly.

         INCOME TAXES. Income taxes as a percentage of earnings before income taxes increased from 34.0% in the year ended June 30, 1998 to 46.8% in the comparable period in 1999. This increase was primarily attributable to the increase in the tax provision for European Micro Germany related to transfer pricing from European Micro UK, changes in the valuation allowance and other nondeductible expenses. Our effective income tax rate may increase or decrease in the future as a result of our product mix and variations in the countries to which we sell our products.

NEW ACCOUNTING PRONOUNCEMENTS


         Effective July 1, 2000, our company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138. The Statement requires the recognition of all derivatives on the balance sheet at fair value. Our company's derivatives are primarily forward foreign exchange contracts. Our forward foreign exchange contracts have been designated as economic hedges of anticipated sales and purchase transactions. In addition, we utilize forward foreign exchange contracts as an economic hedge against foreign currency market exposures of underlying assets liabilities and other obligations. Effective in the first quarter of fiscal 2001, changes in the fair value of these derivatives, have been recorded through earnings. At September 30, 2000, we did not have any open forward foreign exchange contracts. Foreign currency losses, net were $151,000 and $242,000 for the three months ended September 30, 2000 and 1999, respectively. The effect of the adoption of the new Statements was immaterial.

         In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements." The effective date of this Bulletin for us is the fourth fiscal quarter of 2001. We do not expect this Bulletin to materially impact our consolidated financial statements.


SEASONALITY

         We typically experience variations in our total net sales and net income on a quarterly basis as a result of many factors. These include seasonal variations in demand for our products and services, the introduction of new hardware and software technologies and products offering improved features and functionality, the introduction of new products and services by us and our competitors, the loss or consolidation of a significant supplier or customer, changes in the level of operating expenses, inventory adjustments, product supply constraints, pricing, interest rate fluctuations, the impact of acquisitions, currency fluctuations and general economic conditions. Historical operating results have included a reduction in demand in Europe during the summer months.

LIQUIDITY AND CAPITAL RESOURCES

         GENERAL. Our company suffered an operating loss in fiscal 2000 and the first quarter of fiscal 2001. Our operating results have been adversely impacted by ongoing legal costs related to Big Blue Europe, the costs associated with our electronic commerce strategy, increases in general overhead costs and interest expense and a decrease in sales. These factors may continue to impact our operations in fiscal 2001.

         We were not in compliance with certain financial covenants contained in our loan documents during fiscal 2000. The lenders waived any noncompliance with these financial covenants that existed on June 30, 2000. In most cases, however, these waivers do not relate to any future reporting period. Also, the Company was not in compliance with certain loan agreement financial covenants at September 30, 2000. The Company has obtained waivers of certain of these covenant violations existing at September 30, 2000. The loan agreement for which a waiver was not obtained did not have an outstanding balance due. With the exception of the European Micro UK Inventory Facility discussed below and in
Note 6 to the Consolidated Condensed Financial Statements, management believes that the Company will be able to comply with the provisions of its debt agreements, including financial covenants, during the remainder of fiscal 2001. However, compliance with these financial covenants during Fiscal 2001 will require improved operating results compared to Fiscal 2000. Management has initiated certain actions to increase the likelihood of attaining these improved operating results. Such actions include, among other things, (i) modifying the terms of certain financial covenants, (ii) entering into the equity line of credit, (iii) temporarily suspending activities related to our electronic commerce strategy until specific funding can be obtained, (iv) obtaining extensions of the due date for payment of contingent earn-out amounts relating to calendar year 2000 under the American Micro purchase agreement, (v) adjusting staffing levels, and (vi) implementing steps to increase sales and lower inventory levels. No assurances can be given that management's initiatives will be successful or that loan agreement defaults will not occur in the future.

         Another factor that could negatively impact on our liquidity position is the terms of the borrowing arrangements of European Micro UK. Certain of European Micro UK's borrowing capacity are subject to termination by the lender at its sole discretion. As disclosed in Note 6 to the Consolidated Condensed Financial Statements, European Micro UK was not in compliance with certain financial covenants of the European Micro UK Inventory Facility at September 30, 2000. As a result, European Micro UK will not be able to borrow against this revolving credit agreement until such time that it is in compliance with such financial covenants. As a result, European Mico UK will not be able to borrow against this revolving credit agreement until such time that is is i compliance with such financial covenants. Further, the American Micro and Nor-Easter line of credit facilities and the European Micro Holdings, Inc. term loan contain subjective acceleration clauses. These factors increase the liquidity risk to our company. Management believes that, based on the projected fiscal year 2001 operating results of our Company and our relationship with the creditors, our existing credit arrangements will remain effective during fiscal 2001.

         CASH REQUIREMENTS. Our primary cash requirements are for operating expenses, funding accounts receivable, purchasing inventory, acquisitions and debt service. We have historically funded these cash requirements through a combination of loans, internally generated cash flow and the net proceeds of our initial public offering.


         WORKING CAPITAL. Working capital requirements of European Micro UK are funded by a combination of line of credit facilities, together with accounts receivable financing. In both cases, the amounts drawn down accrue the same rate of interest based on a markup over the bank-borrowing rate in the United Kingdom. The bank line of credit was 2.0 million pounds sterling ($3.0 million) at September 30, 2000. The accounts receivable financing provides for a borrowing base of 85% of accounts receivable, with a limit of 6.2 million pounds sterling ($9.2 million on September 30, 2000). This facility can be terminated by either party giving three months' notice. The finance company that provides the receivable financing facility has full recourse to European Micro UK with respect to any doubtful or unrecovered amounts. Interest is charged on the receivable financing balance at 1.25% above the bank-borrowing rate of 6% at September 30, 2000. European Micro UK also had a revolving credit agreement secured against inventory. The facility allowed European Micro UK to borrow up to 3.5 million pounds sterling ($5.2 million at September 30, 2000) to assist in the purchase of inventory. This revolving credit agreement expired in August 2000 and was renewed, through July 1, 2001, by European Micro UK in September 2000 to allow for borrowings up to 2.0 million pounds sterling ($3.0 million at September 30, 2000) that are secured by the general corporate assets of European Micro UK. Borrowings under the bank line of credit and revolving credit agreement are capped at a maximum of 2.0 million pounds sterling outstanding under the combined facilities at any point in time. At September 30, 2000, European Micro UK was not in compliance with certain financial covenants of this revolving credit agreement. Due to the non-compliance European Micro UK will not be able to borrow against this revolving credit agreement until it is in compliance with such financial covenants.

         Working capital requirements of our U.S. operations are funded by two lines of credit. On October 28, 1999, American Micro and Nor'Easter each obtained a line of credit secured by accounts receivable and inventory. Amounts available under each of the line of credit agreements were based upon eligible accounts receivable and inventory, up to a maximum borrowing amount of $1.5 million for each agreement. Each of these lines of credit was to mature on October 28, 2000. Interest accrued at 0.5% over the bank-borrowing rate of 9.5% at September 30, 2000. As partial security for these loans, Messrs. Gallagher and Shields pledged to the lender a portion of their shares of common stock of our company. In the event that we defaulted on one or more of these loans, the lender could have foreclosed on all or a portion of the pledged securities. Such an event could have caused a change of control in our company because Messrs. Gallagher and Shields together own 71% of our outstanding common stock. The lines of credit agreements included certain financial and non-financial covenants and restrictions. The agreements also contained a provision whereby the lender could have declared a default based on subjective criteria. As of June 30, 2000, we were not in compliance with certain of the financial covenants in the agreements.

         On October 5, 2000, we received a waiver of the covenant violations existing at the June 30, 2000 reporting date for the American Micro and Nor'Easter lines of credit. Our company and the bank terminated the existing lines of credit and entered into a new borrowing arrangement whereby each of American Micro and Nor'Easter have a working capital line of credit equal to the lesser of (i) $1.5 million or (ii) the sum of 85% of eligible accounts receivable, plus the lesser of 50% of eligible inventory or $750,000. Interest will be paid monthly at a floating rate of 0.5% over the bank's base rate. The term of the new arrangements is for one year from the closing date. The new facilities also require the companies to maintain depository accounts at the bank, whose daily receipts will be applied against outstanding borrowings under the lines of credit. As a result, the borrowings are classified as current liabilities on our consolidated condensed balance sheet at September 30, 2000. The new facilities also place certain restrictions on our ability to pay dividends and to make capital expenditures, among other things, and includes a provision whereby the lender can declare a default based on subjective criteria. Collateral under the new credit line facilities consists of a first priority lien on all assets of American Micro and Nor'Easter. Messrs. Gallagher and Shields guaranteed the borrowings under these arrangements. Mr. Shields has pledged personal assets as additional collateral and has further agreed to maintain certain personal financial statement liquidity levels. These borrowings are cross-collateralized and cross-defaulted with borrowings under the $1.5 million term loan to European Micro Holdings, Inc. We were not in compliance with certain loan agreement financial covenants at September 30, 2000. The Company has obtained waivers from these covenant violations existing at September 30, 2000.


         LONG-TERM CAPITAL. Our long-term capital needs have historically been met from the sales of securities and long-term borrowings. In June 1998, we received $9.3 million in gross proceeds from our initial public offering of 933,900 shares of common stock. Our company incurred total expenses in connection with the offering of $2.2 million. These proceeds have been used to acquire Sunbelt and American Micro and to fund operations.


         On October 28, 1999, we obtained a $1.5 million term loan. The term loan agreement is with the same lender as the Nor'easter Micro and American Micro line of credit facilities discussed above. Further, the term loan contains similar loan covenants. The term loan is to be repaid with quarterly payments of $125,000 over three years. The term loan bears interest at the one-month LIBOR, plus 2.25%. One-month LIBOR at September 30, 2000 was 6.62%. At September 30, 2000, the outstanding balance on the term loan was $1,000,000. The term loan is secured by substantially all of the assets of our company. As partial security for this loan, Messrs. Gallagher and Shields pledged to the lender a portion of their shares of common stock of our company. In addition, Mr. Shields has pledged personal assets as additional collateral and has further agreed to maintain certain personal financial statement liquidity levels. In the event we default on this loan, the lender may foreclose on all or a portion of the pledged securities. Such an event may cause a change of control in our company because Messrs. Gallagher and Shields together own 71% of our outstanding common stock. The term loan agreement includes certain financial and non-financial covenants and restrictions. The agreement also contains a provision whereby the lender can declare a default based on subjective criteria. As described above, we were not in compliance with the loan covenants on June 30, 2000. The lender waived this non-compliance in October 2000 and amended the term loan agreement, including revising the financial covenants. As of September 30, 2000, we were not in compliance with certain of the revised loan agreement financial covenants. Our company has obtained waivers from these covenant violations existing at September 30, 2000.

         On July 1, 1999, we acquired American Micro for a purchase price of $1,131,000, plus an earn-out. The portion of the purchase price paid at closing was funded through our working capital. The contingent earn-out payment relating to two times the after tax earnings for calendar year 1999 of approximately $600,000 was paid in March 2000. The remaining earn-out portion of the purchase price relating to two times the after tax earnings for calendar year 2000 is expected to be funded through our working capital and a note payable to the former stockholders of American Micro. Pursuant to the original merger agreement, the remaining earn-out portion was to be due no later than May 1, 2001. The former stockholders of American Micro have agreed that, until July 1, 2001 and thereafter for so long as the repayment of the earn-out is limited by the loan covenants with SouthTrust Bank, we will pay the stockholders $50,000 per month, plus 8% interest, commencing April 1, 2001. The remaining unpaid earn-out amount will be payable July 1, 2001 to the extent not limited by such covenants.

         On July 16, 1999, European Micro UK purchased the office building in which it had previously been leasing space for 1,705,000 pounds sterling ($2,518,000 at September 30, 2000). The purchase price was financed in part by a loan in the amount of 1,312,000 pounds sterling ($1,937,000 at September 30, 2000). This loan calls for monthly payments of principal and interest in the amount of 15,588 pounds sterling ($23,019 at September 30, 2000) and matures in July 2009. The mortgage loan bears interest at a fixed rate of 7.6%. The mortgage loan includes certain financial and non-financial covenants and restrictions. The agreement also contains a provision whereby the lender can declare a default based on subjective criteria. The financial covenants are measured using the financial results of European Micro UK as of each fiscal year end. Based upon European Micro UK's fiscal year end operating results, European Micro UK was out of compliance with certain of the covenant requirements at June 30, 2000. The lender waived this non-compliance through July 1, 2001.

         On August 24, 2000, European Micro Holdings, Inc. entered into an equity line of credit with Spinneret Financial System, Ltd. Pursuant to the equity line of credit, Spinneret Financial agreed to acquire up to $20 million of our common stock at a purchase price equal to 88% of the market price of such stock. The timing of each sale and the number of shares to be sold is at our discretion, subject to various conditions, including an effective registration of the shares. The dollar amount that our company can request under any individual sale is subject to the average trading volume of our common stock for the preceding 25-day trading period. The maximum term of the equity line of credit is 30 months from the date of the agreement. The agreement contains various representations, warranties and covenants by us, including limitations on our ability to sell common stock or common stock equivalents, sell assets, merge, or enter into certain other transactions.

         THREE MONTHS' ENDED SEPTEMBER 30, 2000. Net cash used by operating activities during the three-month period to September 30, 2000 amounted to $827,000. Significant factors in the use of cash were an increase in inventory of $1.3 million, a decrease in trade payables of $596,000, and a decrease in accrued expenses and other current liabilities of $274,000. The amount of cash used by the Company's operations was partially offset by a net income before non-cash expenses in the period of $434,000 and a decrease in trade receivables of $566,000.

         Cash used in investing activities amounted to $98,000. This primarily consisted of expenditures on fixed assets of $144,000, net the sale of fixed assets of $46,000.

         Cash provided by financing activities amounted to $238,000. This primarily consisted of $397,000 provided by short-term borrowings and payments on long-term debt of $159,000.

         Overall, the Company experienced a net decrease in cash of $640,000 for the three-month period ended September 30, 2000.

         FISCAL YEAR ENDED JUNE 30, 2000. Net cash used in operating activities for Fiscal 2000 amounted to $1.2 million. Significant factors in the use of cash were a net loss in the period of $3.2 million, a decrease in trade payables, net of effects from acquisitions, of $2.4 million, a decrease in accrued expenses and other liabilities, net of effects from acquisitions, of $1.1 million, and a decrease in income taxes payable, net of effects from acquisitions of $0.4 million. The amount of cash used in our operations was partially offset by a decrease in trade receivables, net of effects from acquisitions, of $2.5 million, a decrease is due from related party of $1.1 million and a decrease in inventory, net of effects from acquisitions, of $3.0 million.

         Cash used in investing activities amounted to $5.3 million. This consisted of expenditures on fixed assets of $3.4 million, largely the purchase of European Micro UK's office building, the sale of fixed assets of $56,000, the acquisitions of American Micro of $1.8 million and an advance to Big Blue Europe of $150,000.

         Cash provided by financing activities was $4.7 million, of which $2.0 million was provided by an increase in the short-term borrowings, net and $3.5 million was provided by proceeds from long-term borrowings. These long-term borrowings consisted of $2.1 million provided by the proceeds from the mortgage loan secured by European Micro UK's office building and $1.5 million provided by a term loan. Repayments on long-term borrowings were $110,000 to pay down the mortgage loan on the building, $375,000 to pay down the term loan and $300,000 to pay down borrowings assumed from the acquisition of AMCC.


         FISCAL YEAR ENDED JUNE 30, 1999. Net cash used in operating activities for fiscal 1999 amounted to $8.8 million. Significant factors in the use of cash were a decrease in trade payables, net of effects from acquisitions, of $1.1 million, an increase in inventories, net of effects from acquisitions of $5.4 million and an increase of trade receivables, net of effects from acquisitions of $3.0 million. The decrease in trade payables was largely attributable to paying down the large payables balance that was acquired in the Sunbelt acquisition. The increase in inventory was largely attributable to large quantity purchases of computer products at prices that we considered to be favorable and a relatively low level of inventory at June 30, 1998. The increase in trade receivables is largely attributable to the increase in third party sales. The amount of cash used in our operations was partially offset by net income in the period of $854,000, cash generated from a reduction in other current assets of $1.8 million, primarily related to the prepayment of inventory at June 30, 1998 of $2.0 million.

         Cash used in investing activities amounted to $1.2 million. This consisted of expenditures on fixed assets of $155,000, the sale of fixed assets of $7,000, the acquisitions of Sunbelt and H&B of $720,000 and an advance to Big Blue Europe of $350,000.

         Cash provided by financing activities was $8.5 million, of which $7.0 million was provided by an increase in the accounts receivable financing facility and $1.6 million was provided by an increase in the bank line of credit.

         FISCAL YEAR ENDED JUNE 30, 1998. Cash provided by operating activities for fiscal 1998 amounted to $1.6 million. Significant factors in the generation of cash were net income for the year of $4.5 million and an increase in taxes payable of $2.2 million. The cash provided by operations was partially offset primarily by the increases in trade receivables of $2.3 million, which was a result of the considerable increase in business during the period, including significant UK sales with longer credit terms and an advance payment made for the purchase of inventory of $2.0 million. The advance payment was made to take advantage of favorable pricing. Further, cash was used to pay down trade payables by $400,000 and an increase in due from related parties of $329,000.

         Cash used in investing activities amounted to $421,000. This was attributed to the purchase of fixed assets amounting to $596,000 less the sale of fixed assets of $175,000. The purchase of fixed assets consisted primarily of expenditures for office improvements (as we moved onto an additional floor at our Manchester, England office) of $150,000, new computers and office equipment of $103,000, a forklift for the warehouse of $22,000, and new vehicles of $286,000. The sale of fixed assets consisted primarily of used vehicles traded for the purchase of new vehicles.

         Cash provided by financing activities amounted to $3.4 million. This was primarily the result of the receipt of net proceeds from the initial offering of $7.1 million ($9.3 million proceeds less expenses of $2.2 million). Cash used in financing activities amounted to $3.8 million to repay the short-term financing facilities and the payment of a cash dividend of $550,000 prior to our initial public offering.

ASSET MANAGEMENT

         INVENTORY. Our goal is to achieve high inventory turns and maintain a low inventory level and thereby reduce our working capital requirements. Our strategy to achieve this goal is to effectively manage our inventory and to achieve high order fill rates. Inventory levels may vary from period to period, due to factors including increases or decreases in sales levels, our practice of making large-volume purchases when it deems such purchases to be attractive, new products and changes in our product mix.

         ACCOUNTS RECEIVABLE. We sell products and services to a customer base of more than 770 value-added resellers, corporate resellers, retailers and direct marketers. We offer credit terms to qualifying customers and also sell on a pre-pay and cash-on-delivery basis. With respect to credit sales, we attempt to control our bad debt exposure by monitoring customers' creditworthiness and, where practicable, through participation in credit associations that provide customer credit rating information for certain accounts. Also, substantially all of European Micro UK's accounts receivables are insured. Nor'Easter, Colchester and American Micro generally do not insure their accounts receivable.

CURRENCY RISK MANAGEMENT

         REPORTING CURRENCY. European Micro Holding's, Nor'Easter's and American Micro's reporting and functional currency, as defined by Statement of Financial Accounting Standards No. 52, is the U.S. dollar. The functional currency of European Micro UK is the U.K. pound sterling and Colchester is the Singapore dollar. European Micro UK and Colchester translate into the reporting currency by measuring assets and liabilities using the exchange rates in effect at the balance sheet date and results of operations using the average exchange rates prevailing during the period.

         HEDGING AND CURRENCY MANAGEMENT ACTIVITIES. We occasionally hedge to guard against currency fluctuations between the U.K. pound sterling and the U.S. dollar. Because the functional currency of our company's main operating subsidiary, European Micro UK, is the U.K. pound sterling, currency fluctuations of the U.K. pound sterling relative to the U.S. dollar may have a material adverse effect on our business, financial condition and results of operations. We may engage in hedging activities in the future, although no assurances can be given that we will engage in such activities and if we do so that such activities will be successful.

         Generally, our policy is not to hedge specifically against individual daily transactions. Instead, the exposure to a currency is determined every two to three days. This is done by comparing the bank account balances and account receivables with accounts payable, all in the same currency to create a "natural" hedge. Thereafter, to the extent that a bank balance and the account receivable are not totally offset by the accounts payable, there would be a need to cover the residual credit balance with a forward currency contract. We tend to concentrate our currency management into seven currencies: Euro, U.K. pound sterling, U.S. dollar, Dutch guilder, Canadian dollar, Singapore dollar and German Mark. We normally deem the exposure in other currencies to be minimal. However, when we buy products in other currencies, we may, in conjunction with current market advice, book a forward contract to cover current and some anticipated future purchases.

         ECONOMIC AND MONETARY UNION. On January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates between their existing sovereign currencies and a new currency called the "Euro." These countries adopted the Euro as their common legal currency on that date. The Euro is trading on currency exchanges and is available for non-cash transactions. Until January 1, 2002, the existing sovereign currencies will remain legal tender in these countries. On January 1, 2002, the Euro is scheduled to replace the sovereign legal currencies of these countries. Through the operations of European Micro UK, we have significant operations within the European Union, including many of the countries that adopted the Euro. We continue to evaluate the impact that the Euro will have on our continuing business operations and no assurances can be given that the Euro will not have a material adverse effect on our business, financial condition and results of operations. However, we do not expect the Euro to have a material effect on our competitive position as a result of price transparency within the European Union because we do not rely on currency imbalances in purchasing inventory from within the European Union. In the first two quarters of trading, the Euro devalued against sterling by 12.2%, adversely affecting the value of our trade receivables denominated in Euros. Going forward, we cannot accurately predict the impact the Euro will have on currency exchange rates or our currency exchange rate risk. The Internal Revenue Service ("IRS") has requested comments on various tax issues raised by the Euro conversion. The IRS is expected to publish guidelines on this issue and, until such time, we cannot predict whether the IRS guidelines will have any tax consequences on us.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         We utilize derivative financial instruments in the form of forward exchange contracts for the purpose of economic hedges of anticipated sale and purchase transactions. In addition, we enter into economic hedges for the purposes of hedging foreign currency market exposures of underlying assets, liabilities and other obligations that exist as part of its ongoing business operations.

         Where the foreign currency exposure is covered by a forward foreign exchange contract the asset, liability or other obligation is recorded at the contracted rate each month end and the resultant mark-to-market gains and losses are recognized as cost of sales in the current period, generally consistent with the period in which the gain or loss of the underlying transaction is recognized. Cash flows associated with derivative transactions are classified in the statement of cash flows in a manner consistent with those of the exposure being hedged.

EXCHANGE RATE SENSITIVITY

         AS OF SEPTEMBER 30, 2000. On September 30, 2000, the Company did not have any open forward foreign exchange contracts. Foreign currency losses, net were $151,000 for the three-months ended September 30, 2000, and $242,000 for the comparable period in 1999.

         AS OF JUNE 30, 2000. The table below summarizes information on foreign currency forward exchange agreements. The table presents the notional amounts and weighted average exchange rates by expected (contractual) maturity dates (in thousands except exchange rates). The fair value has been determined by applying the mid-price of the spread on the buy or sell rates, as appropriate, of the relevant foreign currency at the balance sheet date. The mid-price used is that quoted by the Financial Times.


                                                          EXPECTED
                                                          MATURITY OR
                                                          TRANSACTION DATE            FAIR VALUE
                                                          ----------------            ----------

FOREIGN CURRENCY EXCHANGE CONTRACTS
JUNE 30, 2000
  (Receive $US / pay(pound))                              July 19, 2000
  Contract amount (in thousands)                          $2,000                      $2,012
  Average contractual exchange rate                       1.5045 $US /(pound)1

JUNE 30, 1999
  (Receive(pound)/pay euro)                               July 9, 1999
  Contract amount (in thousands)                          (pound)1,000                (pound)1,027
  Average contractual exchange rate                       1.5635 euro /(pound)1

  (Receive(pound)/pay euro)                               July 12, 1999
  Contract amount (in thousands)                          (pound)1,000                (pound)1,015
  Average contractual exchange rate                       1.546 euro /(pound)1


Foreign currency losses, net were $325,000 in 2000, $579,000 in 1999 and $510,000 in 1998.

                                    BUSINESS

OVERVIEW

         We are an independent distributor of microcomputer products, including personal computers, memory modules, disc drives and networking products, to customers mainly in Western Europe and the United States. Our customers consist of more than 770 value-added resellers, corporate resellers, retailers, direct marketers and distributors. We generally do not sell to end-users. Substantially all of the products sold by us are manufactured by well-recognized manufacturers, such as IBM, Compaq and Hewlett-Packard, although we generally do not obtain our inventory directly from such manufacturers. We monitor the geographic pricing strategies related to such products, currency fluctuations and product availability in an attempt to obtain inventory at favorable prices from other distributors, resellers and wholesalers.

         We consider ourselves to be a focused distributor, as opposed to a broadline distributor, dealing with a limited and select group of products from a limited and select group of leading manufacturers. We believe that being a focused distributor enables us to respond more quickly to customer requests and gives us greater availability of products, access to products and improved pricing. We believe that as a focused distributor we have been able to develop greater expertise in the products that we sell. Our company places significant emphasis on market awareness and planning and shares this knowledge with our customers to enhance business relations. We strive to monitor and react quickly to market trends in order to enable our multilingual sales team to maintain the highest levels of customer service.

         European Micro Holdings, Inc. was organized under the laws of the State of Nevada in December 1997 and is the parent of European Micro UK, Nor'Easter, Colchester, American Micro and Engenis. European Micro UK was organized under the laws of the United Kingdom in 1991 to serve as an independent distributor of microcomputer products to customers mainly in Western Europe and to related parties in the United States. Nor'Easter was organized under the laws of the State of Nevada on December 26, 1997 to serve as an independent distributor of microcomputer products in the United States. Colchester was organized under the laws of Singapore in November 1998 to serve as an independent distributor of microcomputer products in Asia. American Micro was organized under the laws of the State of Florida on June 24, 1999 to acquire AMCC and now serves as an independent distributor of microcomputer products in the United States. Premier Pages, Ltd. was formed on January 28, 2000 and later changed its name to Engenis.com, Ltd. on June 23, 2000. Engenis.com, Ltd. was formed under the laws of the United Kingdom to serve as a business-to-business electronic commerce trading company.

         European Micro UK is the parent of European Micro GmbH ("EUROPEAN MICRO GERMANY"), Sunbelt and European Micro B.V. ("EUROPEAN MICRO HOLLAND") and has a 50% joint venture interest in Big Blue Europe, B.V. ("BIG BLUE EUROPE"). European Micro Germany was organized under the laws of Germany in 1993 and until August 2000 operated as a sales office in Dusseldorf, Germany. In August 2000, we closed the office and consolidated the sales operations of European Micro Germany. Customers of European Micro Germany will be handled through European Micro UK. All products sold by European Micro Germany were procured and shipped from the facilities of European Micro UK. Sunbelt is a company registered in England and Wales, which was established in 1992 and is based in Wimbledon, England. Sunbelt operated as a distributor of microcomputer products to dealers, value-added resellers and mass merchants throughout Western Europe. Except for the distribution of our Nova brand products (which was discontinued in January
2000), Sunbelt's distribution operations were integrated with and into the operations of European Micro UK. European Micro Holland was organized under the laws of Holland in 1995, and operates as a sales office near Amsterdam, Holland. Big Blue Europe was organized under the laws of Holland in January 1997 and is a computer parts distributor with offices located near Amsterdam, Holland, selling primarily to computer maintenance companies.

         European Micro Holding's headquarters are located at 6073 N.W. 167th Street, Unit C-25, Miami, Florida 33015, and our telephone number is (305) 825-2458.

INDUSTRY

         The microcomputer products industry has grown significantly in recent years, primarily due to increasing worldwide demand for computer products and the use of distribution channels by manufacturers for the distribution of products. There are two traditional distribution channels in the microcomputer industry: (i) those that sell directly to end-users ("RESELLERS") and (ii) those that sell to resellers ("DISTRIBUTORS"). Distributors generally purchase a wide range of products in bulk directly from manufacturers and then ship products in smaller quantities to many different types of resellers, which typically include dealers, value-added resellers, system integrators, mail order resellers, computer products superstores and mass merchants. We are an independent distributor and generally do not purchase products directly from manufacturers but purchase products from other distributors in what is referred to as the surplus or after-market.

         We operate in a fragmented industry, where little information is available regarding our competitors and that we believe is not dominated by one or a small number of competitors. As a result, our competitive position is not known or reasonably ascertainable. Information is available, however, for other distributors of computer products, although we do not compete directly with these companies. These companies include: Ingram Micro, Inc. and Tech Data Corporation.

         There are a number of emerging trends in the microcomputer industry. Some manufacturers have implemented direct sales business models and reduced the number of distributors to which they distribute product. These efforts have been facilitated by the use of the Internet, among other things, and have reduced the availability of products in the surplus or after-market. We have historically relied upon the surplus or after-market to obtain products for resale. We expect these trends to continue for the foreseeable future.

         Despite the continuing difficulties in the industry, we believe that the microcomputer products industry is still well suited for distributors because of the large number of fragmented resellers in the industry. As a result, it is cost efficient for manufacturers to outsource a portion of their distribution, credit, inventory, marketing and customer support requirements to distributors. In addition, resellers traditionally have not been able to efficiently establish direct purchasing relationships with each manufacturer because of the large number of manufacturers in the industry. Instead, resellers have traditionally relied on distributors to satisfy a significant portion of their product, financing, marketing and technical support needs. Our company believes that resellers rely on distributors for inventory management and credit rather than stocking large inventories themselves and maintaining credit lines to finance their working capital needs.

STRATEGY

         Our objectives are to continue to strengthen our position as a distributor of microcomputer products within Western Europe and the United States and to expand into Asia and other markets. We also propose to diversify our international trading operations into product lines outside the microcomputer industry. These objectives are constrained by current liquidity considerations. Therefore, the following strategies are dependent on us obtaining the necessary funding:

         GROWTH THROUGH START-UPS AND ACQUISITIONS. We hope to expand into new markets and products through a combination of start-up companies and acquisitions of existing distributors. We intend to evaluate acquisition candidates outside the microcomputer industry to diversify our operations and to take advantage of our ability to source inventory worldwide. We expect to seek acquisition candidates that have strong entrepreneurial management teams with experience in the local markets and the potential to benefit from the economies of scale that we could provide through our existing infrastructure. We intend that any acquisitions will adopt our policies and financial reporting procedures but operate as autonomous business units. During the last three fiscal years, our company has formed Nor'Easter located in New Hampshire and Colchester located in Singapore. Also, we have acquired Sunbelt located in Wimbledon, England and American Micro located in Miami, Florida.

         FURTHER DEVELOP NEW INTERNATIONAL MARKETS. To date, we have focused our activities on the distribution of microcomputer products mainly in Western Europe and the United States. More recently, we have been working on new opportunities in Asia and Eastern Europe. During Fiscal 1999, Colchester began operations in Singapore. Colchester will source product for us and will act as an independent distributor throughout Asia. We believe that our success in the culturally and linguistically diverse markets of Western Europe will be advantageous to us in expanding into new markets.


         BUSINESS-TO-BUSINESS ELECTRONIC COMMERCE STRATEGY. We have initiated a business-to-business electronic commerce strategy, which is focused on creating a global, value-added, information technology equipment and service trading community. We have hired Cap Gemini Ernst & Young, a leading European management consultancy and information technology services firm, to assist in the implementation of this plan. Our company has incurred the sum of 755,000 pounds sterling ($1,115,000 at exchange rate on September 30, 2000) for feasibility studies and business process design. This amount is reflected in selling, general and administrative expenses on the accompanying consolidated statements of operations for the year ended June 30, 2000. Our company has capitalized the sum of 229,000 pounds sterling ($338,000 at exchange rate on September 30, 2000) related to software development. This amount is reflected in property and equipment, net on the accompanying consolidated balance sheet at September 30, 2000. During May 2000, we temporarily halted development until specific funding is obtained to complete the project. There can be no assurances that we will be successful in obtaining funding for this project. In the event the project is not continued by November 30, 2000, we will incur a termination fee to Cap Gemini of 150,000 pounds sterling ($221,500 at exchange rate on September 30, 2000). If paid, this fee would be credited against future invoices of Cap Gemini upon the continuation of the project. During the last calendar quarter of 2000, we will re-evaluate and re-define, where necessary, the current assumptions and propositions, based on changes in the market over the last few months. This planning will include detailing the project based on our ability to fund the project from current working capital, if funding is still not available at the planned level.


         FOCUSED DISTRIBUTION. Our strategy is to operate as a focused distributor by addressing each national market in which we operate with a limited and select group of products from a limited and select group of high quality manufacturers. We believe this strategy helps us achieve a degree of strength within our chosen markets. We also believe that this strategy will further enhance our relationship with both our suppliers and customers. In addition, we intend to seek new products and suppliers that will reflect the requirements of the marketplace while at the same time remaining a focused distributor. We believe that this focused approach also results in more effective asset management. Generally, because popular products from leading manufacturers are in greater demand, we believe that this results in more efficient inventory management by virtue of greater inventory turns and, therefore, lower working capital requirements.

PRODUCTS AND CUSTOMERS

         Our sales consist of computer hardware products, such as personal computers, memory modules, disc drives and networking products, which are sold to a customer base of more than 770 value-added resellers, corporate resellers, retailers, direct marketers and distributors. Our customers typically rely on distributors as their principal source of microcomputer products.

         We typically purchase products from distributors and other suppliers in large quantities. As a focused distributor, we focus on a limited and select group of products from a limited and select group of high quality manufacturers. As a result, we carry fewer individual products from fewer manufacturers than broadline distributors. We believe that this policy enables us to better understand the products we sell and the geographical areas in which we operate.

         We finance a significant portion of our total sales by extending trade credit. We attempt to minimize the risk of such credit by, among other things, monitoring the credit worthiness of our customers and insuring some of our accounts receivable. European Micro UK has sought to insure substantially all of its accounts receivable. Nor'Easter, Colchester and American Micro generally do not insure their accounts receivable. For the fiscal year ended June 30, 2000, no single customer accounted for more than approximately 4.1% of our total net sales. Technology Express, a company wholly-owned by Harry D. Shields, who is also Co-President, Co-Chairman and a Director of our company, accounted for about 2.1%, 6.0% and 17.2% of total net sales for the fiscal years ended June 30, 2000, 1999 and 1998, respectively. Our company does not believe the loss of any customer would have a material adverse effect on our business, financial condition or results of operations. Our backlog orders are not considered material to our business.


         Our operations involve a single industry  segment--the  distribution of microcomputer products. Historically, we have operated in one geographic area--the United Kingdom--and have exported products from the United Kingdom to other European countries and tO related parties in the United States. With the addition of Nor'Easter and American Micro in the United States, and the addition of Colchester in Singapore, our sales to third parties in the United States and Asia have increased. For additional information regarding our industry segment and financial information about geographic areas, see Note 16 to the Consolidated Financial Statements for the fiscal year ended June 30, 2000.


         Our net sales from operations outside the United States are primarily denominated in currencies other than United States dollar. Accordingly, our operations outside the United States impose risks upon our business as a result of exchange rate fluctuations.

SOURCES OF SUPPLY

         We obtain products from distributors and other suppliers throughout the world in an attempt to obtain products at favorable prices and to maintain an adequate supply. We generally make purchases based on the most favorable combination of prices, quantities and product selection, and therefore our suppliers are constantly changing. We do not believe that the loss of any single supplier would have a material adverse effect on our operations. For the fiscal year ended June 30, 2000, we obtained 42.2% of our products from ten suppliers (38.4% excluding Technology Express). For the fiscal year ended June 30, 1999, we obtained 58.4% of our products from ten suppliers (45.7% excluding Technology Express). For the fiscal year ended June 30, 1998, we obtained 87.2% of our products from ten suppliers (80.4% excluding Technology Express). This decrease in the percentage of products sourced from the top ten suppliers over the last three years has resulted from an increase in the number of suppliers attributable to the start-up growth of Nor'Easter and Colchester. We do not generally obtain products directly from manufacturers and do not enter into any distribution agreements with our suppliers. In some cases suppliers are also customers. Whenever possible, products are purchased with the benefit of price protection so that we will receive the benefit of a price reduction by the manufacturer.

         Suppliers deliver products against purchase orders tendered by us. We often request specific delivery dates in our purchase orders and lead times for delivery from suppliers are typically short. Delivery is, however, subject to availability and, while suppliers have no liability to us for failure to meet a delivery date, we may cancel orders where the terms of an order have not been met. From time to time we experience delivery delays and inventory shortages. We believe that these delays and shortages are common to other distributors of microcomputer products. We do not, like many of our competitors, rely on a single contractual source of product supply.

         Historically, we have paid for a significant amount of product on delivery, a practice that leads to lower prices and earlier delivery dates. Our suppliers have increased available credit commensurate with our growth and we expect to continue to take advantage of credit purchases.

         Substantially all of the products purchased by us are trademarked or copyrighted products that may have been sold to distributors by manufacturers and resold to us. From time to time, trademark or copyright owners and their licensees and trade associations have initiated litigation or administrative agency proceedings seeking to halt the importation of such products into many of the countries in which we operate. There can be no assurance that future judicial, legislative or administrative agency action in such countries, including possible import, export, tariff or other trade restrictions, will limit or eliminate some of our sources of supply or other business activities. In addition, there can be no assurance that our business activities will not become the subject of legal or administrative actions brought by manufacturers, distributors or others based on violations of trademark or copyright rights or other laws. Such judicial, legislative, administrative or legal actions would negatively impact our company and business. We sell products in the United States and expect to continue to do so in the future. United States trademark and copyright owners and their licensees and trade associations in other industries have initiated litigation or administrative agency proceedings seeking to halt the importation into the United States of foreign manufactured or previously exported trademarked or copyrighted products. Such actions in the United States may prevent us from selling certain products in the United States.

         We continue to closely monitor European and UK legal decisions in respect of the importation of trademarked goods into the European Economic Area ("EEA"). The approach of the European Courts has allowed trademark owners to prevent re-importation into the EEA without the owners' consent. However, a recent decision of an English Court has placed the strictest possible interpretation on that approach. Historically, we have not encountered any problems from our suppliers as a result of these legal decisions but we obtain a significant amount of our inventory from outside the EEA. Any disruption in our ability to source goods from outside the EEA will severely harm our company and business.

SALES AND MARKETING

         In order to address the individual customs, practices and business conventions in the countries in which we operate, we employ a sales staff conversant in Chinese, Dutch, English, French, German, Italian and Spanish and with a general knowledge of the business customs in such countries. Oversight and strategic direction are provided by senior management of our company.

         SALES. We market our products to distributors and resellers, not end-users. As of June 30, 2000, we distributed products to more than 770 value-added resellers, corporate resellers, retailers, direct marketers and distributors. Our customers typically place orders through a sales representative. We maintain detailed information regarding our current inventory levels and pricing. We have historically experienced a reduction in demand during the summer months.

         MARKETING. Our marketing department monitors and evaluates national market trends, price movements and changes in product specifications. It is also responsible for developing and implementing our advertising programs. The marketing department routinely queries our customer base to ascertain how customers value our products, services, sales and support compared to our competitors. The feedback allows us to tailor our business to our customers' needs. In 1996, we introduced the Premier Dealers Club to attract small and medium sized resellers by offering them value-added procurement services that they were not enjoying from their current broadline distributors. Members of the Premier Dealers Club agree to purchase a target amount of products from us for a given period and those members achieving such goals earn rebates. Members also enjoy priority access to products in short supply, expedited shipment of orders, monthly analysis of purchases and rebates earned, internet ordering, marketing information and purchasing and outsourcing assistance.

COMPETITION

         We operate in an industry which is characterized by intense competition based on price, product availability and delivery times. Our competitors include manufacturers and international distributors. Some competitors have greater financial and administrative resources than us. We believe availability of the right product at the right price is the key element of competitiveness and attempt to differentiate ourself from our competitors by providing a select number of products from a few name brand manufacturers and maintaining a sufficient inventory of such products. Furthermore, we believe that our competitive position is enhanced by providing responsible and responsive customer service through our sales personnel.

INTELLECTUAL PROPERTY

         We are attempting to build a brand name in the microcomputer industry. To that end, we have applied for trademark protection both in the United Kingdom and within the European Community. We are evaluating and will continue to evaluate the need to apply for trademark protection in the United States and in other countries. The following is a summary of the trademarks that we have applied for and their current status:


TRADEMARK                     CLASS(1)       NO.               APPLICANT          DATE OF FILING       COMMENTS
---------                     --------       ---               ---------          --------------       --------
European Micro                   9       438689        European Micro UK             12-23-96      U.K. Trademark
                                                                                                   granted

European Micro Plc & Logo        9       2119204       European Micro UK             12-20-96      U.K. Trademark
                                                                                                   granted

Premier Dealers Club & Logo      9       2152310       European Micro UK             11-29-97      U.K. Trademark
                                                                                                   granted

Premier Dealers Club & Logo      9       695072        European Micro UK              12-1-97      Community
                                                                                                   Trademark
                                                                                                   pending

---------------------

(1) Class 9 covers computer software, computer peripherals, parts and accessories for all such goods.


EMPLOYEES

         On September 30, 2000, we had the number of full-time employees set forth in the following table:

NAME                                                 NUMBER OF EMPLOYEES

European Micro Holdings, Inc.                                 5
European Micro UK                                            30
European Micro Germany                                        1
European Micro Holland                                        1
Nor-Easter                                                    8
Big Blue Europe                                              15
Colchester                                                    3
American Micro                                               26
                                                             --
         TOTAL                                               89
                                                             ==

         Of the total number of full-time employees, thirty work in marketing and sales, ten in warehousing and delivery and forty-nine are employed in administrative and other support positions. None of our employees are represented by unions. There has been no disruption of operations due to a labor dispute. Management considers our relations with employees to be good.

PROPERTIES

         The corporate headquarters of European Micro Holdings, Inc. is located in Miami, Florida. Approximately 350 square feet is dedicated to management offices.


   European Micro's facilities are described below:

            LOCATION                                             SQUARE FEET          LEASE EXPIRATION
            --------                                             -----------          ----------------

            Manchester,  UK(warehouse)(1)                        8,000                 2002
            Manchester,  UK (offices)(1)                         7,734                 N/A
            Dusseldorf, Germany (offices)(2)                     1,360                 2005
            Amsterdam, Netherlands
            (offices and warehouse)(3)                           18,000                2002
            Singapore (office)(4)                                500                   2001
            Miami, Florida (offices and warehouse)(5 & 6)        6,500                 2002
            Nashville, Tennessee (offices)(6)                    350                   2001
            Wimbledon, UK (offices and warehouse)(7)             5,813                 2008
            Portsmouth, New Hampshire
            (offices and warehouse)(8)                           7,700                 2005

         -------------------------
         (1)  European Micro UK
         (2)  European Micro Germany
         (3)  European Micro Holland & Big Blue Europe 50% Joint Venture
         (4)  Colchester
         (5)  American Micro
         (6)  European Micro Holdings, Inc.
         (7)  Sunbelt
         (8)  Nor'Easter

         All properties are leased except as noted below.

         The Company utilizes approximately 350 square feet of office space and certain equipment owned by Technology Express for which it is not charged a fee.

         On July 16, 1999, European Micro UK purchased the office building in which they had previously been leasing space for 1,705,000 pounds sterling ($2,580,000 at June 30, 2000). The purchase price was financed in part by a loan in the amount of 1,312,000 pounds sterling ($1,985,000 at June 30, 2000) at an annual interest rate of 7.6%, payable over ten years. The total square footage of the building is 11,603, of which 3,867 square feet is being leased to unrelated third parties. European Micro UK continues to lease its warehouse space.

         The Company considers its existing facilities to be adequate for its foreseeable needs.

LEGAL PROCEEDINGS

         On November 12, 1999, Jeffrey and Marie Alnwick (the "ALNWICKS") and a New York corporation, Big Blue Products, commenced an action individually and derivatively for the Dutch company, Big Blue Europe, against our company and our founders and officers, John B. Gallagher and Harry D. Shields in the United States District Court, Eastern District of New York, Jeffrey Alnwick and Marie Alnwick v. European Micro Holdings, Inc., Eastern District of New York, Docket No. 99 CV 7380 (the "ALNWICK LITIGATION").

         The complaint alleges thirty-three causes of action. Plaintiffs claim, in substance, that defendants breached oral and written agreements relating to the management, operation and funding of Big Blue Europe. Specifically, plaintiffs alleged that defendants breached the joint venture agreement by which Big Blue Europe was formed, a licensing agreement for use of the "Big Blue" service mark in Europe, a non-competition agreement preventing Big Blue Europe from operating in the United States and several capital contribution agreements. Plaintiffs also claimed that defendants breached their fiduciary duties to the Alnwicks, engaged in fraudulent acts, aided and abetted breaches of fiduciary duties by others, misappropriated trade secrets and interfered with the employment contract of Big Blue Europe's managing director. The complaint seeks unspecified compensatory and punitive damages, as well as injunctive relief restraining defendants from acting in violation of the alleged agreements.

         Defendants have moved to dismiss the complaint principally on the basis of forum non-conveniens in favor of existing proceedings in the Netherlands (commenced by European Micro UK), where a Dutch court has appointed an independent director to oversee the operations of the company. Defendants argue that any dispute between the stockholders and directors of the Dutch company, Big Blue Europe, which operates pursuant to Dutch law, should be resolved by a Dutch court.

         Our company and our affiliated defendants intend to contest the claims in the Alnwick Litigation vigorously, whether asserted in the United States or in the Netherlands courts.

                                   MANAGEMENT

         The executive officers and directors of our company and their ages as of October 23, 2000, are as follows:

    NAME                       AGE        POSITION
    ----                       ---        --------

    Harry D. Shields            50        Co-Chairman, Co-President and Director

    John B. Gallagher           45        Co-Chairman, Co-President and Director

    Jay Nash                    38        Chief Financial Officer, Controller,
                                               Secretary and Treasurer

    Frank Cruz                  35        Chief Operating Officer

    Laurence Gilbert            55        Director

    Kyle R. Saxon               49        Director

    Barrett Sutton              49        Director

         HARRY D. SHIELDS is co-founder of our company and European Micro UK. He has served as Co-Chairman, Co-President and Director of our company since it was formed in December 1997. Mr. Shields has also served as Co-Chairman and Director of European Micro UK since it was formed in 1991. Mr. Shields has been Vice President and a Director of American Micro Computer Center, Inc. since 1999. He has served as President of Technology Express, a computer distributor, since 1986, and was a Director of Ameritech Exports, a computer distributor, from 1992 to 1997. Mr. Shields has a Bachelor of Arts from DePaul University and a Masters of Science from the University of Tennessee.

         JOHN B. GALLAGHER is co-founder of our and European Micro UK. He has served as Co-Chairman, Co-President and Director of our company since it was formed in December 1997. Mr. Gallagher has also served as Co-Chairman and Director of European Micro UK since it was formed in 1991 and as President, Secretary, Treasurer and Director of American Micro Computer Center, Inc., a computer distributor, since 1999. Between 1989 and 1999, Mr. Gallagher served as President of American Surgical Supply Corp. of Florida d/b/a American Micro Computer Center ("AMCC") until it was acquired by us in 1999 and changed its name to American Micro Computer Center, Inc. He was a Director and President of Ameritech Exports, a computer distributor, from 1992 to 1997. Mr. Gallagher is a non-practicing attorney with a Bachelor of Arts and a Juris Doctorate from the University of Florida.

         JAY NASH has been Chief Financial Officer, Controller, Secretary and Treasurer of our company since January 1998. He has also been Assistant Secretary and a Director of American Micro Computer Center, Inc. since 1999. He has served as Vice President of Technology Express, Inc., a computer distributor, since 1992 and was an accountant with Jacques Miller, an accounting firm, from 1986 to 1992 and KPMG LLP, an accounting firm, from 1983 to 1986. Mr. Nash is a Certified Public Accountant with a Bachelor of Science in Accounting from the University of Tennessee.

         FRANK  CRUZ has been  Chief  Operating  Officer  of our  company  since
November 1998 and has served in the operations of our company since October 1997. He has also been a Director of American Micro Computer Center, Inc. since 1999. From 1996 to present, Mr. Cruz has been involved in the operations of AMCC and from 1994 to 1996 he was International Sales Manager of AMCC. From 1996 to 1997, Mr. Cruz was General Manager of AmeriTech Exports, a computer distributor, and from 1988 to 1994 he was Regional Sales Manager of Promark Distributors, a computer distributor.

         LAURENCE GILBERT has been a Director of our company since January 1998. He has been Managing Director of European Micro UK since 1996. He was Finance Director to a group (the "GROUP") of related companies called the Micro Computer Center Group from 1995 to 1996, which consisted of our company, AMCC, Technology Express and Ameritech Exports. He served as a management consultant from 1994 to 1995 and Managing Director of Gilbert Lawton Ltd., a management-consulting firm, from 1991 to 1994. Mr. Gilbert is a Chartered Accountant.

         KYLE R. SAXON has been a Director of our company since January 1998. He has also been a Director of European Micro UK since March 1998. He has been a stockholder and vice president with the law firm of Catlin Saxon Tuttle Evans Fink & Kolski, P.A. since 1988. Mr. Saxon has a Bachelor of Science in Business Administration and a Juris Doctorate from the University of Florida.

         BARRETT SUTTON has been a Director of our company since February 1998. He has also been a Director of European Micro UK since March 1998. Mr. Sutton is currently a member of the law firm of Waller, Lansden, Dortch & Davis PLLC. From January 1, 1998 to August 31, 2000, he had been a partner at the law firm of Tuke Yopp & Sweeney, Plc. Between 1995 and 1998, he was an attorney, Executive Vice-President and General Counsel for General Capital Corporation and Gen Cap America, Inc. He practiced law with the firm of White & Reasor from 1981 to 1994. Mr. Sutton has a Bachelor of Arts from Vanderbilt University and a Juris Doctorate from the University of Virginia.

DIRECTORS

         Our board of directors consists of six seats, divided into three classes of two members each. The terms of office of the three classes of directors (Class I, Class II and Class III) end in successive years. The terms of the Class I, Class II and Class III directors expire in 2001, 2002 and 2003, respectively. The Class III directors were reelected at our annual meeting of stockholders held on October 30, 2000. There is one vacancy in Class I. Pursuant to our bylaws, a majority of the remaining five members of the Board may appoint a successor to fill the Class I vacancy.

         As of the date of this prospectus, the name, class and expiration date of the directors are as follows:

         CLASS I                     CLASS II                    CLASS III
         -------                     --------                    ---------
  (Terms expiring 2001)        (Terms expiring 2002)       (Terms expiring 2003)

    Laurence Gilbert              Barrett Sutton             John B. Gallagher
         Vacant                    Kyle R. Saxon             Harry D. Shields


COMMITTEES

         The Board has standing Compensation, Stock Option, Audit, and Acquisition Committees. The Board does not have a nominating committee, such function being reserved to the full Board of Directors. Committee memberships are as follows:


COMPENSATION COMMITTEE             STOCK OPTION COMMITTEE       AUDIT COMMITTEE              ACQUISITION COMMITTEE
----------------------             ----------------------       ---------------              ---------------------
John B. Gallagher (Chairman)       Kyle Saxon (Chairman)        Kyle Saxon (Chairman)        Kyle Saxon (Chairman)
Harry D. Shields                   Barrett Sutton               Barrett Sutton               Barrett Sutton
Barrett Sutton                                                  Laurence Gilbert
Kyle Saxon

         COMPENSATION COMMITTEE. The Compensation Committee is charged with reviewing and making recommendations concerning our general compensation strategy, establishing salaries for officers, reviewing employee benefit plans (other than the benefit plans reserved for the Stock Option Committee as described below) and approving certain employment contracts. The Compensation Committee met on one occasion during Fiscal 2000.

         STOCK OPTION COMMITTEE. The Stock Option Committee reviews, approves, recommends and administers our 1998 Stock Incentive Plan and 1998 Employee Stock Purchase Plan. The Stock Option Committee met on two occasions during Fiscal 2000.

         AUDIT COMMITTEE. The Audit Committee's functions are to recommend the appointment of independent accountants, review the arrangements for and scope of the audit by independent accountants, consider the adequacy of the system of internal accounting controls, and discuss with management and the independent accountants our annual financial statements and key accounting and reporting matters. The Audit Committee met on three occasions during Fiscal 2000.

         ACQUISITION COMMITTEE. The Acquisition Committee was formed on February 2, 1999 to evaluate and determine whether we should acquire American Surgical Supply Corp. of Florida d/b/a American Micro Computer Center and, if so, on what terms. The acquisition was completed on July 1, 1999. The Acquisition Committee remains in effect to carryout certain obligations in connection with this acquisition. The Acquisition Committee met on one occasion during Fiscal 2000.

COMPENSATION OF DIRECTORS

         BASE COMPENSATION. Non-employee directors receive $1,000 for attendance at Board of Directors and Committee (other than Acquisition Committee) meetings whether in person or by telephone and are reimbursed for all out-of-pocket expenses incurred in attending such meetings. Directors who are also employees of our company receive no additional compensation for service as directors. Acquisition Committee members receive $150 per hour for their services on that committee.

         OPTIONS. Each non-employee director receives an automatic grant of options to purchase 5,000 shares of common stock for each year of service on the Board. In addition, each non-employee director receives options to purchase 10,000 shares of common stock upon his or her initial election to the Board. All options granted have an exercise price equal to the fair market value on the date of grant, vest after one year of service on the Board and have a ten-year term. In Fiscal 2000, the options to purchase 5,000 shares of common stock granted to each of Messrs. Sutton and Saxon had exercise prices of $9.25 and $9.00 per share, respectively.

         In addition to the options described above, on August 21, 2000, the Board granted options to three Board members. Messrs. Gilbert, Sutton and Saxon received options to purchase 20,000, 5,000 and 5,000 shares of common stock, respectively. These options have an exercise price of $7.0625 per share, have a ten-year life and vest 25% immediately and 25% every six months thereafter.

1998 STOCK INCENTIVE PLAN

         OVERVIEW OF THE 1998 INCENTIVE PLAN. Incentive compensation for non-employee directors, executives and other key employees is provided under our 1998 Incentive Plan. The purpose of the 1998 Plan is to (a) increase the proprietary and vested interest of our non-employee directors in the growth and performance of our company, (b) assist in attracting and retaining highly competent employees, (c) provide an incentive for motivating selected officers and other key employees of our company, (d) achieve long-term corporate objectives and (e) enable cash incentive awards to qualify as performance-based for purposes of the tax deduction limitations under Section 162(m) of the Internal Revenue Code of 1986, as amended.

         Eligible participants include our non-employee directors and such officers and other key employees as the plan administrator may designate from time to time. The 1998 Incentive Plan will continue in effect until terminated by its terms or, if earlier, by the Board of Directors.

         ADMINISTRATION. The 1998 Plan is administered by a plan administrator, which is currently the Stock Option Committee of the Board of Directors. The plan administrator has been granted exclusive and final authority under the 1998 Incentive Plan with respect to all determinations, interpretations and other actions affecting the 1998 Plan and its participants.

         SHARES SUBJECT TO THE 1998 INCENTIVE PLAN. 500,000 shares of our common stock have been authorized to be issued under the 1998 Plan. Such authorized shares will be appropriately adjusted to reflect adjustments (if any) to our capital structure. As of October 23, 2000, 330,500 options have been issued under the 1998 Plan.

1998 EMPLOYEE STOCK PURCHASE PLAN

         We have also adopted the 1998 Employee Stock Purchase Plan. A total of 50,000 shares of common stock have been reserved for issuance under the Purchase Plan. The Purchase Plan will permit eligible employees of our company to purchase common stock at a discount through accumulated payroll deductions. Employees are generally eligible to participate in the Purchase Plan after twelve months of full-time employment with our company. The Purchase Plan will be implemented through sequential offering periods, each of which is approximately three months in duration. Participants will purchase shares of common stock on the last day of each offering period. Employees may end their participation in the Purchase Plan at any time during an offering period and participation ends automatically upon the participant's termination of employment. The Purchase Plan has never been implemented.

EXECUTIVE COMPENSATION

         The following table sets forth compensation information for the three fiscal years ended June 30, 2000 for our Chief Executive Officers, the two other executive officers of our company and two most highly compensated executive officers of European Micro UK for Fiscal 2000.



                                                         ANNUAL COMPENSATION                  LONG-TERM
                                                                                            COMPENSATION
  NAME AND PRINCIPAL POSITION(S)     FISCAL                                OTHER ANNUAL     NO. OF STOCK
  ------------------------------     -------                               COMPENSATION       OPTIONS         ALL OTHER
                                      YEAR       SALARY         BONUS           (1)          GRANTED (2)     COMPENSATION
                                      ----       ------         -----           ---          -----------     ------------
John B. Gallagher                     2000     $370,667(3)           $0            $0                 0               $0
Co-Chairman and Co-President          1999         225,000      100,000             0                 0                0
                                      1998          87,500            0             0                 0                0

Harry D. Shields                      2000        $266,667           $0            $0                 0               $0
Co-Chairman and Co-President          1999         225,000      100,000             0                 0                0
                                      1998          87,500            0             0                 0                0

Jay Nash                              2000         $54,167       $5,000            $0                 0               $0
Chief Financial Officer,              1999          50,000        5,000             0                 0                0
Controller,
     Secretary and Treasurer          1998          16,666            0             0            10,000                0

Frank Cruz                            2000     $100,310(3)      $15,000            $0                 0               $0
Chief Operating Officer               1999          45,000       10,000        28,030                 0                0
                                      1998           3,750            0             0            10,000                0

Laurence Gilbert                      2000         $95,592     $159,650       $21,374                 0               $0
Managing Director (4)                 1999          98,154      178,136        20,450                 0                0
                                      1998         100,293      561,358        16,351            25,000                0

Bernadette Spofforth                  2000         $95,592     $208,383       $23,858                 0               $0
Director of Sales (5)                 1999          49,077      322,987        23,329                 0                0
                                      1998          59,716      832,017        18,475            50,000                0

-----------------------

(1) This consists primarily of employee benefits, including the use of a company owned car, pension plan and medical insurance.

(2) Options to purchase shares of common stock granted pursuant to the 1998 Incentive Plan. Messrs. Nash, Cruz and Gilbert were granted options to purchase shares of our common stock on August 21, 2000, after the end of our 2000 fiscal year. Accordingly, these options are excluded from the table. See "Option Grants in Fiscal 2000."

(3) Mr. Gallagher's salary includes an annual salary of $104,000 paid by American Micro Computer Center, Inc., a wholly-owned subsidiary of our company, in Fiscal 2000. Mr. Cruz' salary also includes $29,093 paid by American Micro Computer Center, Inc.

(4)     Mr. Gilbert is the Managing Director of European Micro UK.

(5) Ms. Spofforth was the Director of Sales of European Micro UK until June 25, 2000. She is no longer employed by European Micro UK.

OPTION GRANTS IN FISCAL 2000

         During Fiscal 2000, we did not grant options to any of the named executive officers. On August 21, 2000, after the end of our 2000 fiscal year end, Messrs. Nash, Cruz and Gilbert received options to purchase 5,000, 5,000 and 20,000 shares, respectively, at an exercise price of $7.0625 per share. These options vest 25% on August 21, 2000, 25% on February 21, 2001, 25% on August 21, 2001 and 25% on February 21, 2002. These options have a ten-year term.

OPTION EXERCISES AND VALUES FOR FISCAL 2000

         The following table sets forth information with respect to option exercises during Fiscal 2000 by each of the named executive officers who hold options and the status of their options at June 30, 2000.


                                                             NO. OF UNEXERCISED        VALUE OF UNEXERCISED IN-THE-
                                                          OPTIONS AT JUNE 30, 2000    MONEY OPTIONS AT JUNE 30, 2000

                            SHARES ACQUIRED   VALUE
          NAME              ON EXERCISE (#)   REALIZED   EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE(1)
Jay Nash                          -0-            -0-         -0-          10,000            -0-             $0

Frank Cruz                        -0-            -0-         -0-          10,000            -0-              0

Laurence Gilbert                  -0-            -0-         -0-          25,000            -0-              0

----------------
(1)  None of the options were in-the-money as of June 30, 2000.

         EMPLOYMENT AGREEMENTS WITH THE CHIEF EXECUTIVE OFFICERS. We have entered into five-year employment agreements with each of Messrs. Gallagher and Shields. Pursuant to the agreements, each executive is employed as Co-Chairman and Co-President of our company. These agreements were effective as of January 1, 1998, and each provided for initial annual base salaries of $175,000, plus annual cost of living adjustments and other increases to be determined at any time or from time to time by the Board of Directors or any committee thereof. On January 31, 1999, the annual base salaries for each of Messrs. Gallagher and Shields were increased to $275,000. Effective May 1, 2000, Messrs. Gallagher and Shields voluntarily decreased their annual base salaries from $275,000 to $225,000. In addition, each executive is entitled to annual incentive bonus compensation in an amount to be determined by the Board of Directors or a committee thereof.

         Each agreement further provides that each of Messrs. Gallagher and Shields will devote a significant amount of his working time and efforts to the business and affairs of our company (which means no less than 50% of his working time). Each of Messrs. Gallagher and Shields may devote a reasonable amount of time and effort to their business affairs disclosed to the Board.

         The agreements also provide that upon termination of employment without "cause" or termination by the executive for "good reason" (which includes a change of control of our company), the executive is entitled to receive, in addition to all accrued or earned but unpaid salary, bonus or benefits, an amount equal to three times the compensation such executive would be entitled to receive in the then current fiscal year, including base salary and incentive bonus compensation. For the purposes of the employment agreements, the amount of incentive bonus compensation each executive would be entitled to receive in the then current fiscal year is equal to the largest amount accrued for any of the two most recently completed fiscal years. In addition, we will pay certain relocation expenses incurred by the executive with respect to a change of principal residence and will indemnify the executive for any loss sustained in the sale of his principal residence. The agreements also provide that the executive will not compete with our company during his employment (except for activities disclosed to the Board of Directors) and for two years thereafter unless we terminate the executive without "cause" or the executive terminates his employment for "good reason."

         In addition, the agreements grant each of Messrs. Gallagher and Shields demand and piggy-back registration rights with respect to the shares of common stock held by each. Each executive may individually require us to file a registration statement with respect to these shares on an annual basis. Moreover, each executive may include these shares in certain other offerings by our company.

         On July 1, 1999, Mr. Gallagher entered into a two-year employment agreement with American Micro Computer Center, Inc., a wholly-owned subsidiary of our company. American Micro was formed to acquire American Surgical Supply Corp. of Florida d/b/a American Micro Computer Center, an entity in which Mr. Gallagher served as President, a Director and a fifty-percent stockholder. Pursuant to this agreement, Mr. Gallagher is employed as President of American Micro. This agreement provides for an annual base salary of $104,000, which is in addition to the annual base salary paid by us. Except with respect to his duties to our company, Mr. Gallagher must devote substantially all of his business time to the business affairs of American Micro.

         EMPLOYMENT AGREEMENTS WITH OTHER NAMED EXECUTIVE OFFICERS. European Micro UK has entered into an employment agreement with Mr. Laurence Gilbert. Pursuant to the agreement, Mr. Gilbert is employed as Managing Director of European Micro UK. Mr. Gilbert's agreement was effective January 1, 1998, will continue until terminated by either party delivering not less than six months' written notice to the other party and provides for an annual base salary of (pound)60,000 (approximately $96,000 assuming an exchange rate of $1.60 to (pound)1.00) plus a bonus based on the level of net profit earned by European Micro UK. The minimum bonus is (pound)30,000 (apPROXIMately $48,000 assuming an exchange rate of $1.60 to (pound)1.00). Mr. Gilbert is also entitled to the use of a vehicle owned by European MICRO UK under the terms of his employment agreement.

         Neither Jay Nash nor Frank Cruz has entered into employment agreements with our company. Mr. Nash is employed by our company on a part-time basis. Mr. Nash is also employed by Technology Express, Inc., an entity in which Mr. Shields is the President and sole stockholder. Mr. Cruz is also employed by American Micro, a wholly-owned subsidiary of our company formed to acquire AMCC, and, prior to that, he was employed by American Surgical Supply Corp. of Florida d/b/a American Micro Computer Center, an entity in which Mr. Gallagher was the President and a fifty percent stockholder until it was acquired by us on July 1, 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During Fiscal 2000, our Compensation Committee was comprised of John B. Gallagher, Harry D. Shields, Barrett Sutton and Kyle R. Saxon. Each of Messrs. Gallagher and Shields is a Co-Chairman, Co-President and Director of our company and Co-Chairman of each of the subsidiaries. In addition, Technology Express, Inc., an entity controlled by Mr. Shields, has purchased and sold products to and from us. All of these transactions are described in the Section entitled "Certain Relationships and Related Transaction." The Compensation Committee is responsible for making recommendations to the Board of Directors regarding compensation arrangements for our officers.

INDEMNIFICATION

         Pursuant to indemnification agreements entered into with each of the directors, our company has agreed to indemnify each director, to the fullest extent permitted by law, from and against any and all claims of any type arising from or related to his past or future acts or omissions as a director or officer of our company and any of our subsidiaries, including liability under the

Securities Act of 1933. In addition, our company has agreed to advance all expenses of each director as they are incurred and in advance of the final disposition of any claim. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, our company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On February 2, 1999, our Board formed an Acquisition Committee consisting solely of independent directors to evaluate and determine whether we should acquire American Surgical Supply Corp. of Florida d/b/a American Micro Computer Center ("AMCC") and, if so, on what terms. The members of the committee are Kyle R. Saxon and Barrett Sutton. The committee members were compensated at $150 per hour each for their service on the committee. John B. Gallagher, who is a significant stockholder, Co-Chairman and Co-President of our company, was the President and a Director of AMCC and owned fifty percent of our outstanding capital stock. Frank Cruz, who is the Chief Operating Officer of our company, has been an employee of AMCC since 1994. He is currently an employee of American Micro, the newly-formed, wholly-owned subsidiary of our company formed to acquire AMCC. The remaining fifty percent of AMCC's outstanding capital stock was owned by Mr. Gallagher's father. The committee's charter authorized it to take any action it deemed necessary to properly evaluate and determine whether we should acquire AMCC, including hiring independent advisors and ensuring that any such transaction was fair to us and our stockholders from a financial point of view. The committee hired independent legal counsel and an independent financial advisor to render a fairness opinion. On July 1, 1999, we acquired AMCC.

         The transaction was structured as a merger of AMCC with and into American Micro, a newly-formed, wholly-owned subsidiary of our company. According to the merger agreement, the purchase price for AMCC was equal to $1,130,660, plus an earn-out amount payable in cash or shares of our common stock (at our discretion) equal to two times the after-tax earnings of American Micro in calendar year 1999 and two times the after-tax earnings of American Micro in calendar year 2000. In addition, we assumed all outstanding indebtedness of AMCC, including a stockholder loan in the approximate amount of $289,000. This loan was owed to the father of John B. Gallagher, Co-Chairman of our company. If we elect to pay any portion of the purchase price in shares of common stock, then AMCC's stockholders have fifteen days to make arrangements to sell such shares over the next forty trading days. If the sale of such shares results in net proceeds of less than the purchase price, then we will pay the difference in cash to AMCC's stockholders. The earn-out amount paid for calendar 1999 was approximately $600,000. The former stockholders of AMCC have agreed that, until July 1, 2001 and thereafter for so long as the repayment of the earn-out is limited by the loan covenants with SouthTrust Bank, we will pay the stockholders $50,000 per month, plus 8% interest, commencing April 1, 2001. The remaining unpaid earn-out amount will be payable July 1, 2001 to the extent not limited by such covenants.

         In connection with the merger agreement, our company assumed the real property lease of AMCC. John B. Gallagher and his father, John P. Gallagher, lease this property to AMCC. The lease will expire on August 31, 2002, subject two successive renewal options of three years each. The lease payments are $5,250 per month, plus a cost adjustment.

         During Fiscal 2000, our company and our subsidiaries have acted as suppliers for, and purchasers from, Technology Express, Inc. Harry D. Shields, who is the Co-Chairman, Co-President, director and a significant stockholder (owning approximately 32.0% of the outstanding shares of common stock) of our company, is President of Technology Express, and owns all of the outstanding capital stock of that company. In addition, Jay Nash, who is Chief Financial Officer, Controller, Secretary and Treasurer of our company, has been an officer of Technology Express since 1992. Sales between our company and our subsidiaries and Technology Express are typically priced at one percent above cost, although exceptions are sometimes made in times of short supply and other circumstances. This mark-up has enabled us to buy and sell product quickly and efficiently in order to take advantage of bulk purchases, logistics and financing that may not otherwise be available to us.

         Related party transactions are summarized as follows (in thousands):

                                                    THREE MONTHS ENDED SEPTEMBER
                                                                  30,

                                                          2000             1999
                                                          ----             ----
     Sales to Technology Express                           $54           $1.019
     Purchases from Technology Express                   1,564            1,768

         Due to/from related parties was comprised of the following balances (in thousands):

                                                   SEPT. 30, 2000  JUNE 30, 2000

     Accounts Receivable from Technology Express(1)      $0           $0

     Accounts Payable to Technology Express(2)          293           11

-------------------

(1) The largest aggregate amount of indebtedness owed from Technology Express to us between July 1, 1999 and June 30, 2000 was approximately $736,000. These amounts represent receivables incurred in the ordinary course of business for sales of product by us to the related parties.

(2) The largest aggregate amount of indebtedness owed by us to Technology Express between July 1, 1999 and June 30, 2000 was approximately $1,500,000. These amounts represent payables incurred in the ordinary course of business of business for sales of product by the related parties to us.

         Related party purchases and sales during Fiscal 2000 are as follows (in thousands):

                                                             FISCAL 2000

         Sales to Technology Express                            $2,369

         Purchases from Technology Express                       3,986

                                 STOCK OWNERSHIP

BENEFICIAL OWNERS

         The following table shows persons (other than directors and executive officers) who owned beneficially more than five percent of our common stock as of October 23, 2000.

                                                                          SHARES BENEFICIALLY          PERCENT
         NAME AND ADDRESS                                                        OWNED                OF CLASS

         Stuart S. Southard and Robert H. True, Trustees of the 1997               390,804                7.9%
         Henry Daniel Shields Irrevocable Educational Trust
         614 Fourth Avenue
         Nashville, Tennessee 37210

DIRECTORS AND EXECUTIVE OFFICERS

         The following table shows the amount of common stock of our company beneficially owned by our directors, the executive officers named in the Summary Compensation Table and by all directors and executive officers as a group as of October 23, 2000. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. As of October 23, 2000, we had 4,933,900 shares of common stock outstanding.



                                                    SHARES BENEFICIALLY   ACQUIRABLE WITHIN 60        PERCENT OF
         NAME AND ADDRESS                                  OWNED                 DAYS(1)                CLASS
         John B. Gallagher                                 1,775,000                     --              36.0%
         Harry D. Shields                                  1,577,696                     --              32.0%
         Jay Nash                                                 --                  1,250                  *
         Frank Cruz                                               --                  1,250                  *
         Laurence Gilbert                                         --                  5,000                  *
         Kyle Saxon                                            2,700                 16,250                  *
         Barrett Sutton                                           --                 16,250                  *
         All officers and directors as a group             3,355,396                 40,000              68.3%

-----------------------
* Indicates that the ownership percent is less than one percent (1%).

(1) Reflects the number of shares that could be purchased by exercise of options available at October 23, 2000 or within 60 days thereafter under our 1998 Stock Incentive Plan.

CHANGES IN CONTROL

         The issuance of common stock under the equity line of credit agreement and upon the exercise of options and warrants issued in connection therewith may result in a change of control. This prospectus relates to, among other things, the resale of up to 7,833,333 newly-issued shares of common stock, which if issued would represent 61.4% of our outstanding common stock. If such shares were purchased by one investor, or two or more investors working together, then a change of control may result.

         In addition, Messrs. Gallagher and Shields have pledged $3.0 million of common stock to SouthTrust Bank. The number of pledged shares may fluctuate based on the market price of our common stock. These shares secure a portion of our company's indebtedness with SouthTrust Bank. If our company defaults on this indebtedness, then SouthTrust Bank may foreclose on these shares of common stock. Such an event may result in a change of control.

                          COMPARATIVE STOCK PERFORMANCE

         The following graph compares the performance of our company's common stock against the Nasdaq Stock Market (U.S.) Index and a peer group for the period commencing with the consummation of our initial public offering on June 12, 1998 and ending June 30, 2000. The peer group consists of Ingram Micro, Inc., Tech Data Corporation and Liuski International Inc. Historically, our peer group included CHS Electronics, Inc., a company that is the subject of a liquidating plan of reorganization. As a result, we have removed CHS
Electronics, Inc. The peer group information set forth below excludes CHS Electronics, Inc. for each period specified.

         The graph assumes that $100 was invested on June 12, 1998, and that dividends were reinvested.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                      AMONG EUROPEAN MICRO HOLDINGS, INC.,
              THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP

                                         JUNE 12,             JUNE 30,
                                    1998       1998          1999          2000
                                    ----       ----          ----          ----
 European Micro Holdings, Inc.       100      102.50         70.00         65.00

 Peer Group                          100      110.21         72.27         62.23

 Nasdaq Stock Market (U.S.) Index    100      108.98        156.93        231.81

                           MARKET FOR OUR COMMON STOCK

         Our shares of common stock began trading on the Nasdaq National Market on June 12, 1998, under the symbol "EMCC." Our company's high and low bid prices by quarter during fiscal 2000, 1999 and 1998 are presented as follows:

                                                    FISCAL YEAR 2001(1)
                                                           HIGH             LOW
                                                           ----             ---
 First Quarter (July 2000 to September 2000)             $9.125            $3.00

                                                    FISCAL YEAR 2000(1)

                                                           HIGH             LOW
                                                           ----             ---
 First Quarter (July 1999 to September 1999)             $10.25            $6.50
 Second Quarter (October 1999 to December 1999)           8.875            4.031
 Third Quarter (January 2000 to March 2000)               16.50             5.00
 Fourth Quarter (April 2000 to June 2000)                11.625             2.50

                                                    FISCAL YEAR 1999(1)

                                                           HIGH             LOW
                                                           ----             ---
 First Quarter (July 1998 to September 1998)            $11.375            $4.50
 Second Quarter (October 1998 to December 1998)           15.75             8.00
 Third Quarter (January 1999 to March 1999)               13.75             8.50
 Fourth Quarter (April 1999 to June 1999)                 10.50             7.00

                                                    FISCAL YEAR 1998(1)

                                                           HIGH             LOW
                                                           ----             ---
 Fourth Quarter ( June 1998)                             $11.00          $9.9375

-------------------------

(1) We were not listed on any national exchange or inter-dealer quotation system until June 12, 1998, subsequent to the close of its initial public offering. Therefore, the stock prices for the quarter ended June 30, 1998 reflect approximately 12 trading days. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

         On September 11, 2000, we had approximately 43 shareholders of record. We believe that we have in excess of 500 beneficial owners.

                          DESCRIPTION OF CAPITAL STOCK

         Our company's authorized capital stock consists of 20,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share, of which 4,933,900 shares of common stock were issued and outstanding on October 23, 2000. In this offering, we may issue up to an additional 7,833,333 shares of common stock, consisting of 6,666,667 shares of common stock under, and 1,166,666 shares of common stock upon the exercise of options and warrants issued in connection with, the equity line of credit. The rights and preferences of the preferred stock will be determined upon issuance by our Board of Directors. The following description is a summary of the capital stock of our company and contains the material terms of the capital stock. Additional information can be found in the Articles of Incorporation and Bylaws, which were filed as exhibits to our original Registration Statement on Form S-1 with the Securities and Exchange Commission.

COMMON STOCK

         Each share of common stock entitles the holder to one vote on each matter submitted to a vote of our stockholders, including the election of directors. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefore. Holders of common stock shall have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions available to the common stock. In the event of liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

PREFERRED STOCK

         The Board of Directors is authorized, subject to any limitations prescribed by the Nevada Revised Statutes ("NRS"), or the rules of any quotation system or national securities exchange on which stock of our company may be quoted or listed, to provide for the issuance of shares of preferred stock in one or more series; to establish from time to time the number of shares to be included in each such series; to fix the rights, powers, preferences, and privileges of the shares of such series, without any further vote or action by the stockholders. Depending upon the terms of the preferred stock established by the Board of Directors, any or all series of preferred stock could have preference over the common stock with respect to dividends and other distributions and upon liquidation of our company or could have voting or conversion rights that could adversely affect the holders of the outstanding common stock. We have no present plans to issue any shares of preferred stock.

OPTIONS


         We have issued options to purchase 330,500 shares of common stock under our 1998 Stock Incentive Plan. In addition, we have issued options to purchase 100,000 shares of common stock to the Persia Consulting Group. These options were issued outside the plan and become exercisable one year from the date of issuance. Accordingly, as of October 23, 2000, we have outstanding options to purchase a total of 430,500 shares of common stock. All options have a ten-year term. A summary of our outstanding options is set forth below:


                NO. OF OPTIONS:     EXERCISE PRICES:
                --------------      ---------------
                          5,000               $12.00
                          5,000               $10.25
                        215,500               $10.00
                          5,000                $9.25
                          5,000                $9.00
                          2,500                $8.00
                          7,500                $7.50
                         85,000                $7.06
                        100,000                $4.55

WARRANTS

         Under the equity line of credit, we issued warrants to the May Davis Group, Inc. to purchase up to 1,00,000 shares of common stock, of which 500,000 have an exercise price of $7.00 per share and 500,000 have an exercise price of $10.00 per share. Subsequently, the May Davis Group, Inc. transferred these warrants to Mark Angelo, Hunter Singer, Joseph Donahue, Robert Farrell and the Persia Consulting Group, Inc.

         In addition, in connection with the equity line of credit, we will issue warrants to the Persia Consulting Group, Inc. The number of warrants will be equal to one percent of the amount of each advance, one-half of which will have an exercise price of $7.00 per share and one-half of which will have an exercise price of $10.00 per share.


         In October 2000, we entered into a consulting agreement under which we are obligated to grant to a consultant warrants to purchase 50,000 shares of common stock at an exercise price of $4.00 per share. Warrants to purchase 25,000 shares become exercisable when the closing bid price of our company's common stock is $10.00 per share or higher for twelve consecutive trading days in the eight month period after the effective date of the accompanying registration statement. Warrants to purchase the remaining 25,000 shares become exercisable upon the later of the successful consummation of (a) a financing transaction or (b) an acquisition, as specified in the consulting agreement.


LIMITATION OF LIABILITY; INDEMNIFICATION

         As permitted by the NRS, the Articles of Incorporation provide that directors of our company shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the NRS (which currently provides that such liability may be so limited, except for: (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) the payment of distributions in violation of NRS 78.300.

         Each person who is or was a party to any action by reason of the fact that such person is or was a director or officer of our company shall be indemnified and held harmless by us to the fullest extent permitted by the NRS. This right to indemnification also includes the right to have paid by us the expenses incurred in connection with any such proceeding in advance of its final disposition, to the fullest extent permitted by the NRS. In addition, we may, by action of the Board of Directors, provide indemnification to such other employees and agents of our company to such extent as the Board of Directors determines to be appropriate under the NRS.

         As a result of this provision, our company and our stockholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although stockholders may continue to seek injunctive and other equitable relief for an alleged breach of fiduciary duty by a director, stockholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

REGISTRATION RIGHTS

         In January 1998, each of Messrs. Gallagher and Shields was granted certain registration rights, including demand and piggy-back registration rights. Each of Messrs. Gallagher and Shields may exercise such rights once each per calendar year. We will pay all expenses (other than underwriting discounts and commissions of the selling stockholders) in connection with up to two requested registrations, as well as any registrations pursuant to the exercise of piggyback rights. We also will agree to indemnify such persons against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended. The registration rights granted to Messrs. Gallagher and Shields will remain as long as he remains an "affiliate" of our company for purposes of Rule 144.

         In addition, we have granted certain registration rights to Spinneret Financial and the May Davis Group, Inc. The May Davis Group, Inc. transferred these rights to Mark Angelo, Hunter Singer, Joseph Donahue, Robert Farrell and the Persia Consulting Group.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION AND BY-LAWS

         The following provisions of our Articles of Incorporation and By-laws could discourage potential acquisition proposals and could delay or prevent a change in control. Such provisions may also have the effect of preventing changes in the management.

         DIRECTORS. Our Articles of Incorporation divides our company's Board of Directors into three classes with regular three year staggered terms. Pursuant to Section 78.335 of the NRS, any director may be removed from office by the vote of stockholders representing two-thirds of the outstanding shares of common stock. In addition, all vacancies on the Board of Directors may be filled by a majority of directors even if a quorum of directors is not possible. The authority of the Board of Directors to fill vacancies may result in a majority of remaining directors without having been elected by stockholders. Stockholders have no right to compel an election in such cases. Any vacancies (including those caused by an increase in the number of directors), however, may be filled by a majority of the remaining directors and therefore the nominees of a dissident stockholder may be precluded from filling any vacancies. Consequently, a stockholder interested in gaining control of our company will only be able to elect a minority of our company's Board of Directors in any given year. Consequently, two annual meetings will be necessary for such a stockholder to gain control of our company's Board of Directors. There is currently a vacancy on the Board as a result of the resignation of Bernadette Spofforth.

         AUTHORIZED BUT UNISSUED STOCK. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

         BLANK CHECK PREFERRED STOCK. The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management, which would render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock is ChaseMellon Stockholder Services, L.L.C. Its address is 4 Station Square, Third Floor, Pittsburgh, Pennsylvania 15219-1173.

                                     EXPERTS

         The consolidated financial statements of European Micro Holdings, Inc. and subsidiaries as of June 30, 2000 and 1999, and for each of the years in the three-year period ended June 30, 2000, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


         With respect to the unaudited interim financial information for the periods ended September 30, 2000 and 1999, included herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2000, and included herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of the Act.


                                  LEGAL MATTERS

         Kirkpatrick & Lockhart LLP, Miami, Florida, will pass upon the validity of the shares of common stock offered under this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits. We have omitted certain terms in accordance with the rules and regulations of the Securities and Exchange Commission. You can find additional information with respect to our company and the common stock in the registration statement, which you may inspect without charge, at the at the Public Reference Room of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Commission upon the payment of the fees prescribed by the Commission. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The registration statement is also publicly available through the Securities and Exchange Commission's web site located at http://www.sec.gov.

                          EUROPEAN MICRO HOLDINGS, INC.




                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Financial Statements as of September 30, 2000

Independent Auditors' Review Report..........................................F-2

Consolidated Condensed Balance Sheets as of September 30, 2000 and
June 30, 2000................................................................F-3

Consolidated Condensed Statements of Operations for the three months ended September 30, 2000 and 1999.....................................F-4

Consolidated Statement of Changes in Shareholders' Equity
for the three months ended September 30, 2000................................F-5

Consolidated Condensed Statements of Cash Flows for the three months ended September 30, 2000 and 1999............................................F-6

Notes to Consolidated Condensed Financial Statements.........................F-8


Financial Statements as of June 30, 2000

Independent Auditor's Report................................................F-19

Consolidated Balance Sheets as of June 30, 2000 and 1999....................F-20

Consolidated Statements of Operations for the years ended June 30, 2000,
1999 and 1998...............................................................F-21

Consolidated Statements of Changes in Shareholders' Equity for the
years ended June 30, 2000, 1999 and 1998....................................F-22

Consolidated Statements of Cash Flows for the years ended
June 30, 2000, 1999 and 1998................................................F-23

Notes to Consolidated Financial Statements..................................F-24

                          EUROPEAN MICRO HOLDINGS, INC.




                       INDEPENDENT AUDITORS' REVIEW REPORT




The Board of Directors and Shareholders
European Micro Holdings, Inc.



We have reviewed the consolidated condensed balance sheet of European Micro Holdings, Inc. and subsidiaries (the "Company") as of September 30, 2000, and the related consolidated condensed statements of operations, shareholders' equity and cash flows for the three-month periods ended September 30, 2000 and 1999. These consolidated condensed financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the consolidated condensed financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of European Micro Holdings, Inc. and subsidiaries as of June 30, 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated August 24, 2000, except as to notes 3, 9, and 10, which were as of October 5, 2000, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of June 30, 2000, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.




/s/ KPMG LLP

Nashville, Tennessee
November 17, 2000

                          EUROPEAN MICRO HOLDINGS, INC.




                      CONSOLIDATED CONDENSED BALANCE SHEETS
                        (In thousands, except share data)
                                   (Unaudited)



                                           SEPTEMBER 30, 2000    JUNE 30, 2000
                                         ---------------------------------------

                                ASSETS

CURRENT ASSETS:
   Cash                                                  $582           $1,222
   Restricted Cash                                        355              364
   Trade receivables, net                              12,594           13,160
   Inventories, net                                     7,471            6,194
   Prepaid expenses                                       400              322
   Income Taxes Receivable                                899              909
   Other current assets                                   682              765
                                                   ----------       ----------
       TOTAL CURRENT ASSETS                            22,983           22,936
   Property and equipment, net                          3,819            3,927
   Goodwill, net                                        2,732            2,808
   Investments in and advances to
     unconsolidated subsidiaries                            0              252
   Other assets                                           284              290
                                                   ----------       ----------
       TOTAL ASSETS                                   $29,818          $30,213
                                                   ----------       ----------



                 LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Short-term borrowings                              $12,300          $11,903
   Current portion of long-term
     borrowings                                           697              678
   Trade payables                                       1,660            2,256
   Accrued expenses and other
     current liabilities                                1,608            1,882
   Due to related parties                                 293               11
   Income taxes payable                                     -                -
                                                   ----------       ----------
       TOTAL CURRENT LIABILITIES                       16,558           16,730
   Long-term borrowings                                 2,235            2,373
   Other liabilities                                        -                -
                                                   ----------       ----------
       TOTAL LIABILITIES                              $18,793          $19,103
                                                   ----------       ----------
SHAREHOLDERS' EQUITY:
   Preferred stock $0.01 par
       value shares:  1,000,000
       authorized, no shares
       issued and outstanding                               -                -
   Common stock $0.01 par value
       shares:  20,000,000
       authorized,
       Shares issued and
       outstanding 4,933,900                               49               49
   Additional paid-in capital                           9,512            9,191
   Prepaid offering costs (Note 10)                     (208)                -
   Accumulated other
     comprehensive income (loss)                        (680)            (550)
   Retained earnings                                    2,352            2,420
                                                   ----------       ----------
       TOTAL SHAREHOLDERS' EQUITY                      11,025           11,110
                                                   ----------       ----------

   COMMITMENTS, CONTINGENCIES AND SUBSEQUENT EVENTS         -                -

   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY         $29,818          $30,213
                                                   ==========       ==========

See accompanying notes to consolidated condensed financial statements.

                          EUROPEAN MICRO HOLDINGS, INC.




                 CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                      (In thousands, except per share data)

                                                        (UNAUDITED)
                                              THREE MONTHS ENDED SEPTEMBER 30,
                                         ---------------------------------------
                                                   2000                  1999
                                                   ----                  ----
SALES:

    Net sales                                   $29,014               $31,745
    Net sales to related parties                     54                 1,019

                                             ----------            ----------
         Total net sales                         29,068                32,764

                                             ----------            ----------
COST OF GOODS SOLD:

    Cost of goods sold                         (25,858)              (28,076)
    Cost of goods sold to related parties          (54)                 (991)

                                             ----------            ----------
         Total cost of goods sold              (25,912)              (29,067)

                                             ----------            ----------
GROSS PROFIT                                      3,156                 3,697

OPERATING EXPENSES:
        Selling, general and
          administrative expenses               (2,883)               (3,066)

                                             ----------            ----------
INCOME FROM OPERATIONS                              273                   631

        Interest income                              15                    39
        Interest expense                          (311)                 (219)
        Equity in net loss of
          unconsolidated subsidiaries                 -                   (2)

                                             ----------            ----------
INCOME (LOSS) BEFORE INCOME TAXES                  (23)                   449

     Income tax expense                            (45)                 (242)

                                             ----------            ----------
NET INCOME (LOSS)                                 $(68)                  $207

                                             ==========            ==========
        Net income (loss) per
          share - basic                         $(0.01)                 $0.04

                                             ==========            ==========
         Net income (loss) per
           share - diluted                      $(0.01)                 $0.04
                                             ==========            ==========


See accompanying notes to consolidated condensed financial statements.

                                                   EUROPEAN MICRO HOLDINGS, INC.





                                          CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                                 (In thousands, except share data)
                                                            (Unaudited)


                                                                                       ACCUMULATED
                                                            ADDITIONAL     PREPAID        OTHER                         TOTAL
                                                              PAID-IN     OFFERING    COMPREHENSIVE    RETAINED     SHAREHOLDERS'
                                        COMMON STOCK          CAPITAL       COSTS     INCOME (LOSS)    EARNINGS        EQUITY
                                   -------------------------------------------------------------------------------------------------
                                       SHARES      AMOUNT

Balance at June 30, 2000            4,933,900         $49        $9,191          -           $(550)       $2,420          $11,110

Comprehensive Income (loss):
     Net income (loss)                      -           -             -          -                -         (68)             (68)
     Other comprehensive income,
     foreign currency
     translation adjustment                 -           -             -          -            (130)            -            (130)
                                                                                     -----------------------------------------------
     Total comprehensive income
     (loss)                                 -           -             -          -            (130)         (68)            (198)
Prepaid offering costs -
     options issued                         -           -           208      (208)                -            -                -
Compensation charge in relation
     to share options issued to
     non-employees                          -          --           113          -                -            -              113
                                   -------------------------------------------------------------------------------------------------
Balance at September 30, 2000       4,933,900         $49        $9,512     $(208)           $(680)       $2,352          $11,025
                                   =================================================================================================


See accompanying notes to consolidated condensed financial statements.

                          EUROPEAN MICRO HOLDINGS, INC.




                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                 (In thousands)



                                                        (UNAUDITED)
                                              THREE MONTHS ENDED SEPTEMBER 30,
                                            ------------------------------------
                                                   2000                  1999
                                                   ----                  ----
OPERATING ACTIVITIES:
Net income (loss)                                 $(68)                  $207
ADJUSTMENTS TO RECONCILE NET INCOME TO
  NET CASH PROVIDED BY (USED IN)
  OPERATING ACTIVITIES
    Depreciation and amortization                   160                   134
    Amortization of expense related
      to contingent earn-out provisions              --                    47
    Deferred income taxes                          (23)                   (7)
    Equity in net loss of
      unconsolidated subsidiaries                    --                     2
    Provision for Note Receivable
      impairment                                    252                    --
    Compensation charge for
      non-employee stock options                    113                    14
CHANGES IN ASSETS AND LIABILITIES
    Trade receivables                               566                 1,341
    Due from related parties                         --                 1,128
    Inventories                                 (1,277)                 1,740
    Prepaid expenses and other
      current assets                                 28                   157
    Income Tax Receivable                            10                    --
    Trade payables                                (596)                   397
    Due to related parties                          282                   295
    Income taxes payable                             --                   294
    Accrued expenses and other
      current liabilities                         (274)                 (622)

                                             ----------            ----------
NET CASH PROVIDED BY (USED IN)
  OPERATING ACTIVITIES                            (827)                 5,127

                                             ----------            ----------
INVESTING ACTIVITIES:
    Purchase of fixed assets                      (144)               (2,998)
    Sale of fixed assets                             46                    21
    Payment for acquisition,
      net of cash acquired                           --               (1,220)

                                             ----------            ----------
NET CASH USED IN INVESTING ACTIVITIES              (98)               (4,197)

                                             ----------            ----------
FINANCING ACTIVITIES:
    Short-term borrowings, net                      397               (1,073)
    Proceeds from long-term borrowings            (159)                 2,429
    Issuance of common stock, net                    --                    --
    Repayment of capital leases, net                 --                  (20)

                                             ----------            ----------
NET CASH PROVIDED BY FINANCING ACTIVITIES           238                 1,336

                                             ----------            ----------
    Exchange rate changes                            47                   241

NET  INCREASE (DECREASE) IN CASH:                 (640)                 2,507
    Cash at beginning of period                   1,222                 3,168

                                             ----------            ----------
CASH AT END OF PERIOD                              $582                $5,675

                                             ==========            ==========

                          EUROPEAN MICRO HOLDINGS, INC.




Non-cash investing and
  financing activities:
Fair value of assets acquired                      $ --                $3,314
Goodwill                                             --                   804
Fair value of liabilities assumed                    --               (2,817)

                                             ----------            ----------
Cash paid for acquisitions                           --                 1,301
Less cash acquired                                   --                  (81)

                                             ----------            ----------
Net cash paid for acquisitions                     $ --                $1,220


                                             ==========            ==========
Interest paid                                      $311                  $219

                                             ==========            ==========
Taxes paid                                          $84                    $5
                                             ==========            ==========

See accompanying notes to consolidated condensed financial statements.

                          EUROPEAN MICRO HOLDINGS, INC.




1        INTERIM FINANCIAL STATEMENTS

The accompanying unaudited interim financial statements have been prepared pursuant to the rules and regulations for reporting on Form 10-Q. Accordingly, certain information and notes required by generally accepted accounting principles for complete financial statements are not included herein. The interim statements should be read in conjunction with the Company's financial statements and notes thereto included in the Company's 2000 Annual Report on Form 10-K.

In the Company's opinion, all adjustments necessary for a fair presentation of these interim statements have been included and are of a normal and recurring nature.

2        LIQUIDITY

The Company suffered operating losses during fiscal year 2000 and in the first quarter of 2001. Ongoing legal costs associated with the litigation related to Big Blue Europe, the costs associated with the Company's electronic commerce strategy, increases in general overhead costs, and increased interest expense due primarily to increased borrowings, coupled with decreasing sales volumes and gross profit margins, have negatively impacted operating results. These factors may continue to impact the Company's operations.

The Company was not in compliance with certain loan agreement financial covenants during fiscal year 2000. While the Company has obtained waivers from these covenant violations existing at June 30, 2000, in most instances the waivers only address the covenant-reporting period ending thereon. Also, the Company was not in compliance with certain loan agreement financial covenants at September 30, 2000. The Company has obtained waivers of certain of these covenant violations existing at September 30, 2000. With the exception of the European Micro UK Inventory Facility discussed below and in Note 6 to the Consolidated Condensed Financial Statements, management believes that the Company will be able to comply with the provisions of its debt agreements, including financial covenants, during the remainder of the fiscal 2001. However, compliance with these financial covenants during fiscal 2001 will require improved operating results compared to fiscal 2000. Management has initiated certain actions to increase the likelihood of attaining these improved operating results. Such actions include, among other things, (i) modifying the terms of certain financial covenants (ii) entering into the Equity Credit Line (See Note 10 to the Consolidated Condensed Financial Statements), (ii) temporarily suspending activities related to its electronic commerce strategy until specific funding can be obtained (see Note 11 to the Consolidated Condensed Financial Statements), (iii) obtaining extensions of the due date for any payment of contingent earn-out amounts relating to calendar year 2000 under the American Micro purchase agreement (see Note 5 to the Consolidated Condensed Financial Statements), (iv) adjusting staffing levels, and (v) implementing steps to increase sales volume and lower inventory levels. No assurances can be given that management's initiatives will be successful, and that loan agreement defaults will not occur in the future.

Another factor that could negatively impact the Company's liquidity is the terms of the borrowing arrangements of European Micro UK. As disclosed in Notes 6 and 7 to the Consolidated Condensed Financial Statements, certain of European Micro UK's borrowing capacity is subject to termination by the borrower at such lender's sole discretion. As disclosed in Note 6 to the Consolidated Condensed Financial Statements, European Micro UK was not incompliance with certain financial covenants of the European Micro UK Inventory Facility at September 30, 2000. As a result, European Micro UK will not be able to borrow against this revolving credit agreement until such time that it is in compliance with such financial covenants. Further, the American Micro and Nor-Easter line of credit and the European Micro Holdings, Inc. term loan contain subjective acceleration clauses. These factors increase the liquidity risk to the Company. Management believes that, based on the projected fiscal year 2001 operating results of the Company and its relationship with the creditors, its existing credit arrangements will remain effective during fiscal 2001.

                          EUROPEAN MICRO HOLDINGS, INC.




3        INVENTORY

Inventories consist of the following (in thousands):

                                         SEPTEMBER 30, 2000      JUNE 30, 2000
                                         ------------------      -------------

Finished goods and goods
  for resale                                         $7,606             $6,818
Less: Allowance for
  inventory obsolescence                              (135)              (624)
                                                 ----------         ----------
                                                     $7,471             $6,194
                                                 ==========         ==========

A roll forward of allowance for obsolescence is as follows (in thousands):

                                               THREE MONTHS      TWELVE MONTHS
                                                      ENDED              ENDED
                                         SEPTEMBER 30, 2000      JUNE 30, 2000
                                         ------------------      -------------
Balance at beginning
  of period                                            $624               $116
Foreign currency
  translation adjustment                               (15)                (3)
Provision for obsolescence                              137                929
Amounts written off                                   (611)              (418)
                                                 ----------         ----------
Balance at end of period                               $135               $624
                                                 ==========         ==========

4        PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):


                                         SEPTEMBER 30, 2000      JUNE 30, 2000
                                         ------------------      -------------

Buildings and leasehold improvements                 $2,628             $2,694
Furniture, fixtures and equipment                     1,848              1,866
Vehicles and other                                      454                447
                                                 ----------         ----------
                                                      4,930              5,007
Less: accumulated depreciation                      (1,111)            (1,080)
                                                 ----------         ----------
         NET BOOK VALUE                              $3,819             $3,927
                                                 ==========         ==========

On July 16, 1999, European Micro Plc, a wholly-owned subsidiary of the Company ("EUROPEAN MICRO UK"), purchased the office building in which it had previously leased space for a purchase price of 1,705,000 pounds sterling ($2,518,000 at exchange rate on September 30, 2000). The purchase price was financed in part by a mortgage loan note in the amount of 1,312,000 pounds sterling ($1,937,000 at exchange rate on September 30, 2000) (See Note 7 to the Consolidated Condensed Financial Statements).

At September 30, 2000 and June 30, 2000, vehicles with a cost of approximately $219,000 and $212,000, and accumulated depreciation of approximately [$70,000] and $129,000, respectively, were held under capital leases.

Depreciation expense was $120,000 and $101,000 for the periods ended September 30, 2000 and 1999, respectively.

5        GOODWILL

On October 26, 1998, European Micro UK acquired all of the outstanding shares of capital stock of Sunbelt (UK) Limited ("SUNBELT"). The Sunbelt purchase price (to be settled in pounds sterling) is comprised of a guaranteed portion and two

                          EUROPEAN MICRO HOLDINGS, INC.

contingent  earn-out  payments.  The guaranteed  portion of the purchase  price, which was based upon Sunbelt's net book value at closing and a multiple of its fiscal year 1998 pre-tax earnings, was 940,000 pounds sterling (approximately $1,388,000 at exchange rate on September 30, 2000). Of this guaranteed amount, approximately 360,000 pounds sterling (approximately $532,000 at exchange rate on September 30, 2000) was paid in cash at closing. The unpaid balance of the guaranteed consideration includes a note payable to the former 40% Sunbelt shareholder in the amount of 240,163 pounds sterling ($355,000 at exchange rate on September 30, 2000) to be repaid in November 2005, subject to early repayment at the option of the note holder at any time after June 1, 1999. Such note payable is secured by a cash account of equal amount at September 30, 2000. The note payable and the cash balances are reflected on the accompanying consolidated condensed balance sheet at September 30, 2000, in accrued expenses and other current liabilities and restricted cash, respectively. The Company has the option of paying future amounts due to the former Sunbelt shareholders in common stock. If the Company elects to pay any portion of the purchase price in shares of the Company's common stock, then Sunbelt's shareholders have fifteen days to make arrangements to sell such shares over the next forty trading days. If the sale of such shares results in net proceeds of less than the purchase price, then the Company will pay the difference in cash to Sunbelt's shareholders. The Company also entered into employment agreements with the two former shareholders of Sunbelt. The Company discontinued Sunbelt's Nova line of products effective January 31, 2000. With the closure of the Nova line of products, the employment agreement with one of the former shareholders was terminated. Also, in July 2000 the employment agreement with the other former shareholder was terminated.

During November 1999, purchase accounting adjustments were made to the calculation of the guaranteed portion and the two contingent earn-out amounts. These adjustments resulted from the recalculation of fiscal year 1998 pretax earnings of Sunbelt, resulting in a reduction of 134,000 pounds sterling ($198,000 at exchange rate on September 30, 2000) to the guaranteed portion and 32,000 pounds sterling ($47,000 at exchange rate on September 30, 2000) to the contingent consideration. The portion of the guaranteed consideration due at the end of the first contingent earn-out period, which ran from November 1, 1998 to October 31, 1999, was paid in November 1999 in the amount of 53,708 pounds sterling ($79,000 at exchange rate on September 30, 2000). Also, the portion of the first contingent earn-out payment related to employee retention and the volume of purchases from the Far East was paid in November 1999 in the amount of 190,820 pounds sterling ($282,000 at exchange rate on September 30, 2000).

The unpaid balance of the guaranteed purchase price of 152,656 pounds sterling ($225,000 at exchange rate on September 30, 2000), and the portion of the second contingent earn-out payment related to the volume purchases from the Far-East of 129,758 pounds sterling ($192,000 at exchange rate on September 30, 2000) is reflected in goodwill, net and accrued expenses and other current liabilities on the accompanying consolidated condensed balance sheet at September 30, 2000 as the contingency has been met. At September 30, 2000, all contingent consideration related to the Sunbelt acquisition has either been paid or accrued. Goodwill from this transaction is being amortized on a straight-line basis over 20 years.

On November 12, 1998, European Micro UK acquired the assets of H&B Trading International BV ("H&B"). The acquisition of H&B was accounted for as a purchase. The base purchase price, subject to adjustment, of approximately 125,000 Dutch guilders ($50,000 at exchange rate on September 30, 2000) exceeded the estimated value of net assets acquired by approximately 85,000 Dutch guilders ($34,000 at exchange rate on September 30, 2000), which is being amortized on a straight-line basis over 20 years. The financial criteria for the period ended September 30, 2000 and 1999 were not met, therefore, the additional consideration was not accrued or paid.

The Company acquired American Surgical Supply Corp. of Florida d/b/a/ American Micro Computer Center ("AMCC"), in a merger on July 1, 1999. The transaction was structured as a merger of AMCC with and into the newly formed, wholly owned subsidiary of the Company. Upon consummation of the merger, the subsidiary's name was changed to American Micro Computer Center, Inc. ("AMERICAN MICRO"). The purchase price for AMCC was equal to $1,131,000, plus an earn-out amount payable in cash or shares of the Company's common stock (at the Company's discretion) equal to two times the after-tax earnings of American Micro in calendar year
1999 and two times the after-tax earnings of American Micro in calendar year 2000. The portion of the purchase price paid at closing was funded through the Company's working capital. In addition, the Company assumed all outstanding indebtedness of AMCC, including a shareholder loan in the approximate amount of $289,000. This loan was owed to the father of John B. Gallagher, the Company's Co-President, Co-Chairman and significant shareholder. This note was repaid in full in November 1999. If the Company elects to pay any portion of the purchase price in shares of the Company's common stock, then AMCC's former shareholders have fifteen days to make arrangements to sell such shares over the next forty trading days. If the sale of such shares results in net proceeds of less than the purchase price, then the Company will pay the difference in cash to AMCC's shareholders.

The acquisition of AMCC was accounted for as a purchase. The base purchase price, inclusive of transaction costs, of approximately $1,315,000 exceeded the estimated fair market value of net assets acquired by approximately $817,000,

                          EUROPEAN MICRO HOLDINGS, INC.




which constitutes goodwill and which is being amortized on a straight-line basis over 20 years. The results of operations of American Micro, since acquisition, have been included in the accompanying consolidated condensed financial statements. The contingent earn-out payment relating to two times the after tax earnings for calendar year 1999 of approximately $600,000 was paid in March 2000 and is reflected in goodwill, net. The contingent earn-out payment relating to two times the after tax earnings for calendar year 2000 has not been recognized in the accompanying consolidated condensed financial statements as the calculation of such amounts are not determinable at this point in time. The second earn-out payment will be due in monthly principal payments of $50,000, plus interest at 8% commencing on March 1, 2001 and continuing until July 1, 2001 at which time the amount is due in full subject to financial covenant restrictions. Such payment will be offset by a $261,000 receivable due from AMCC's former shareholders.

The results of operations of the above entities have been included in the accompanying consolidated condensed financial statements from the dates of acquisition.

A roll forward of goodwill is as follows (in thousands):

                                               THREE MONTHS      TWELVE MONTHS
                                                      ENDED              ENDED
                                         SEPTEMBER 30, 2000      JUNE 30, 2000
                                         ------------------      -------------

Balance at beginning of period                       $2,808             $1,675
Foreign currency translation adjustment                (42)               (84)
Purchase accounting adjustments                          --              (251)
Additions                                                --              1,616
Amortization                                           (34)              (148)
                                                 ----------         ----------
Balance at end of period                             $2,732             $2,808
                                                 ==========         ==========


6        SHORT-TERM BORROWINGS

Short-term borrowings consists of the following (in thousands):


                                         SEPTEMBER 30, 2000      JUNE 30, 2000
                                         ------------------      -------------
Bank line of credit
 European Micro UK Working
   Capital facility                                  $2,366             $1,959
 Nor'Easter Micro facility                            1,325                975
 American Micro facility                              1,064                992
                                                 ----------         ----------
Total bank lines of credit                            4,755              3,926

Receivable financing                                  6,874              7,303
Other short-term borrowings                             671                674
                                                 ----------         ----------
Total short-term borrowings                         $12,300            $11,903

                                                 ==========         ==========


European Micro UK has a bank line of credit (the "EUROPEAN MICRO UK WORKING CAPITAL FACILITY") which is secured by a mortgage debenture on all the assets of European Micro UK and is subordinate to the receivable financing and the capital leases. The facility, which is subject to review in July each year, has been extended to September 2001 and is due on demand. Maximum borrowing capacity under this facility is 2.0 million pounds sterling ($3.0 million at exchange rate on September 30, 2000). Interest is charged at 1.25% over the bank-borrowing rate of 6% at September 30, 2000 and 6% at June 30, 2000.

European Micro UK also has a revolving credit agreement (the "EUROPEAN MICRO UK INVENTORY FACILITY") secured against general corporate assets. The facility allowed European Micro UK to borrow up to 2.0 million pounds sterling ($3.0 million at exchange rate on September 30, 2000) to assist in the purchase of inventory. The bank has agreed to extend this credit agreement to July 1, 2001. From June 30, 2000 to September 30, 2000, no amounts were outstanding under the agreement. The agreement includes various financial covenants. At September 30, 2000, European Micro UK was not in compliance with certain financial covenants

                          EUROPEAN MICRO HOLDINGS, INC.

of the European Micro UK Inventory Facility. As a result, European Micro UK will not be able to borrow against this revolving credit agreement until it is in compliance with such financial covenants.

Total combined borrowings under the European Micro UK Working Capital Facility and the European Micro UK Inventory Facility cannot exceed 2.0 million pounds sterling at any date.

The Company also obtained two lines of credit on October 28, 1999, to finance operations based in the United States. American Micro and Nor'Easter each obtained a line of credit, secured by accounts receivable and inventory. Amounts available under each of the line of credit agreements are based upon eligible accounts receivable and inventory, up to a maximum borrowing amount of $1.5 million for each agreement. Each of these lines of credit was to mature on October 28, 2000. Interest accrued at 0.5% over the bank-borrowing rate of 9.5% at September 30, 2000. As partial security for these loans, Messrs. Gallagher and Shields pledged to the lender a portion of their shares of common stock of the Company. In the event the Company defaults on one or more of these loans, the lender may foreclose on all or a portion of the pledged securities. Such an event may cause a change of control in the Company because Messrs. Gallagher and Shields together own 71% of the Company's outstanding common stock. The lines of credit agreements include certain financial and non-financial covenants and restrictions. The agreements also contain a provision whereby the lender can declare a default based on subjective criteria.

On October 5, 2000, the Company received a waiver of the covenant violations existing at the June 30, 2000 reporting date for the American Micro and Nor'Easter lines of credit. The Company and the bank terminated the existing lines of credit and entered into a new borrowing arrangement whereby each of American Micro and Nor'Easter have a working capital line of credit equal to the lesser of (i) $1.5 million or (ii) the sum of 85% of eligible accounts receivable, plus the lesser of 50% of eligible inventory or $750,000. Interest will be paid monthly at a floating rate of 0.5% over the bank's base rate. The term of the new arrangements is for one year from the closing date. The new facilities also require the companies to maintain depository accounts at the bank, whose daily receipts will be applied against outstanding borrowings under the lines of credit. As a result, the borrowings are classified as current liabilities on the Company's consolidated condensed balance sheet at September 30, 2000. The new facilities also place certain restrictions on the companies' ability to pay dividends and to make capital expenditures, among other things, and also include a provision whereby the lender can declare a default based on subjective criteria. Collateral under the new credit line facilities consists of a first priority lien on all assets of American Micro and Nor'Easter. Messrs. Gallagher and Shields guaranteed the obligations under these arrangements. Mr. Shields has pledged personal assets as additional collateral and has further agreed to maintain certain personal financial statement liquidity levels. These borrowings are cross-collateralized and cross-defaulted with borrowings under the $1.5 million term loan to European Micro Holdings, Inc. discussed in Note 7 to the Consolidated Condensed Financial Statements. As of September 30, 2000, the Company was not in compliance with certain of the revised loan agreement financial covenants. The Company has obtained waivers from these covenants violations existing at September 30, 2000.

Receivable financing represents borrowings secured by various trade receivables of European Micro UK totaling $8.1 million at September 30, 2000 and $8.6 million at June 30, 2000. The accounts receivable financing provides for a borrowing base of 85% of accounts receivable, with a limit of 6.2 million pounds sterling ($9.2 million at exchange rate on September 30, 2000). This facility can be terminated by either party giving three months' notice. The finance company which provides the receivable financing facility has full recourse to European Micro UK with respect to any doubtful or unrecovered amounts. Interest is charged on the receivable financing balance at 1.25% above the bank borrowing rate of 6% at September 30, 2000, and 6% at June 30, 2000.

Other short-term borrowings represent various unsecured notes payable of American Micro. The maturity dates of the notes range from on demand to June 30, 2001. The interest rates range from 11% to 12%.

7        LONG-TERM BORROWINGS

Long-term borrowings consists of the following (in thousands):


                                         SEPTEMBER 30, 2000      JUNE 30, 2000
                                         ------------------      -------------

Mortgage loan note                                   $1,796             $1,877
Note payable                                          1,000              1,125
Other long-term borrowings                              136                 49
                                                 ----------         ----------
                                                     $2,932             $3,051

                          EUROPEAN MICRO HOLDINGS, INC.




Less current maturities of
  long-term borrowings                                (697)              (678)
                                                 ----------         ----------

Total long-term borrowings                           $2,235             $2,373

                                                 ==========         ==========

European Micro UK purchased the office building in which it had previously leased space for a purchase price of 1,705,000 pounds sterling ($2,518,000 at exchange rate on September 30, 2000). The purchase price was financed in part by a mortgage loan note in the amount of 1,312,000 pounds sterling ($1,937,000 at exchange rate on September 30, 2000). This mortgage loan note bears interest at a fixed rate of 7.6%, with monthly payments of principal and interest of 15,588 pounds sterling ($23,000 at exchange rate on September 30, 2000), and matures in July 2009. The mortgage loan note includes certain financial and non-financial covenants and restrictions. The agreement also contains a provision whereby the lender can declare a default based on subjective criteria. The financial covenants are measured using the financial results of European Micro UK as of each fiscal year end. Based upon European Micro UK's fiscal year end operating results, European Micro UK was out of compliance with certain of the covenant requirements at June 30, 2000. The Company has obtained a waiver through July 1, 2001 of this non-compliance.

European Micro Holdings, Inc. obtained the term loan on October 28, 1999, in the amount of $1,500,000. The term loan is to be repaid with quarterly payments of $125,000 over three years. The term loan bears interest at the one-month LIBOR plus two and one-quarter percentage points (2.25%). One-month LIBOR at September 30, 2000 was 6.6%. The term loan is secured by substantially all of the assets of the Company. As partial security for this loan, Messrs. Gallagher and Shields pledged to the lender a portion of their shares of common stock of the Company. Messrs. Gallagher and Shields guaranteed the obligations under the term loan. In addition, Mr. Shield has pledged personal assets as additional collateral and has further agreed to maintain certain personal financial statement liquidity levels. In the event the Company defaults on this loan, the lender may foreclose on all or a portion of the pledged securities. Such an event may cause a change of control in the Company because Messrs. Gallagher and Shields together own 71% of the Company's outstanding common stock.

The term loan agreement is with the same lender as the Nor'Easter Micro and American Micro line of credit facilities discussed in Note 6 to the Consolidated Condensed Financial Statements. The agreement also contains a provision whereby the lender can declare a default based on subjective criteria. Further, the term loan credit agreement contains similar loan covenant requirements and is cross-collateralized and cross-defaulted with the line of credit facilities. As such, the Company was not in compliance for the June 30, 2000 reporting period. On October 5, 2000, the Company received a waiver of the non-compliance with the financial covenants as of June 30, 2000, and also entered into an amendment to the term loan agreement that, among other things, established revised financial covenants. As of September 30, 2000, the Company was not in compliance with certain of the revised loan agreement financial covenants. The Company has obtained waivers from these covenant violations existing at September 30, 2000.

                          EUROPEAN MICRO HOLDINGS, INC.




8        EARNINGS PER SHARE

The calculation of earnings per share is detailed in the table below:

                                              THREE MONTHS ENDED SEPTEMBER 30,
                                             -----------------------------------
                                                   2000                  1999
                                                   ----                  ----

EARNINGS
Net income (loss) (in thousands)                  $(68)                  $207
                                             ----------            ----------
WEIGHTED AVERAGE NUMBER OF SHARES

Outstanding common stock during
  the period                                  4,933,900             4,933,900
Contingently issuable shares                     68,054                85,107

                                             ----------            ----------
BASIC WEIGHTED AVERAGE NUMBER OF SHARES       5,001,954             5,019,007
Effect of dilutive stock options and
  other contingent shares                            --                   995
                                             ----------            ----------
DILUTED WEIGHTED AVERAGE NUMBER OF SHARES     5,001,954             5,020,002

                                             ==========            ==========
Basic earnings per share                        $(0.01)                 $0.04

                                             ==========            ==========
Diluted earning per share                       $(0.01)                 $0.04

                                             ==========            ==========


During the three-month period-ended September 30, 2000, the Company issued warrants and options to purchase 1,185,000 shares of its common stock at exercise prices ranging from $4.55 to $10.00. The above dilutive earnings per share calculations exclude the effect of warrants and options to purchase 1,185,000 and 339,000 shares of common stock for the three-month period ended September 30, 2000 and 1999, respectively, at exercise prices ranging from $4.55 to $12.00 and $9.1875 to $12.00, respectively, because they were anti-dilutive. Also, see Note 5 to the Consolidated Condensed Financial Statements related to contingently issuable shares related to an acquisition. The effect of contingent shares related to the guaranteed earn-out amount not paid at the closing of the Sunbelt acquisition and the effect of satisfactory completion of part of the second contingent earn-out has been included in the above basic earnings per share calculations. The effect of contingent shares related to the first earn-out of American Micro is not included, as such payment was paid in cash in March 2000. The effect of contingent shares related to second earn-out of American Micro is not included, as the amount of such contingent shares to be issued is unable to be determined. Also see Notes 10 and 13.

9        RELATED PARTY TRANSACTIONS

Until July 1, 1999, European Micro Holdings, Inc. belonged to a group of related companies (the "GROUP"). The Group was comprised of Technology Express, Inc. located in Nashville, Tennessee ("TECHNOLOGY EXPRESS"), and, until July 1, 1999, AMCC which was purchased by European Micro Holdings, Inc. See Note 5 to the Consolidated Condensed Financial Statements. Technology Express is owned and controlled by Harry D. Shields, who is Co-President and Co-Chairman of the Company. Prior to its acquisition on July 1, 1999, AMCC was owned 50% by John B. Gallagher, who is a Co-President and Co-Chairman of the Company.

The rates charged on related party sales are lower than they would be in arms-length transactions. The Company has an oral bulk buying arrangement with the remaining related party, Technology Express, which gives the Company the benefit of buying large job-lots at more competitive prices than it would otherwise be possible to do and then immediately sell part of the purchase to the related party.

                          EUROPEAN MICRO HOLDINGS, INC.




Related party transactions are summarized as follows (in thousands):


                                                     THREE MONTHS ENDED
                                                        SEPTEMBER 30,
                                             -----------------------------------
                                                   2000                  1999
                                                   ----                  ----
 SALES TO:
 Technology Express                                 $54                $1,019

                                             ==========            ==========

 PURCHASES FROM:
 Technology Express                              $1,564                $1,768

                                             ==========            ==========


Due to related parties comprised of following balances (in thousands):


                                         SEPTEMBER 30, 2000      JUNE 30, 2000
                                         ------------------      -------------

 Technology Express                                    $293                $11

                                                 ==========         ==========

The entity listed above is related to the Company in the following manner:


TECHNOLOGY EXPRESS

Until 1996, Technology Express was a full service authorized reseller of computers and related products based in Nashville, Tennessee, selling primarily to end-users. Technology Express was sold to Inacom Computers in 1996. Concurrently with the sale, Mr. Shields founded a new computer company with the name Technology Express. This company is a distributor of computer products and does not sell to end-users. Harry D. Shields, who is Co-Chairman, Co-President, a Director and shareholder (owning 32% of the outstanding shares) of European Micro Holdings, Inc., is president of Technology Express and owns 100% of the outstanding shares of capital stock of that company. Jay Nash, who is Chief Financial Officer, Treasurer and Secretary of European Micro Holdings, Inc., has been an employee of Technology Express since 1992.


FACILITIES AND EQUIPMENT

The Company utilizes approximately 350 square feet of office space and certain equipment owned by Technology Express for which it is not charged a fee.


EMPLOYMENT AGREEMENTS

The Company has entered into various employment agreements with certain officers of the Company.

                          EUROPEAN MICRO HOLDINGS, INC.

10       EQUITY LINE OF CREDIT

On August 24, 2000, European Micro Holdings, Inc. entered into an Equity Line of Credit (the "EQUITY CREDIT LINE"). Pursuant to the Equity Credit Line, an institutional investor agreed to acquire up to $20 million of the Company's common stock at a purchase price equal to 88% of the market price of such stock, as defined in the agreement. The timing of each sale and the number of shares to be sold is at the discretion of the Company, subject to various conditions, including an effective registration of the shares. Dollar amounts that the Company can request under any individual sale is subject to the average trading volume of the Company's common stock for the preceding 25-day trading period. The maximum term of the Equity Credit Line is 30 months from the date of the agreement. The agreement contains various representations, warranties and covenants by the Company, including limitations on the Company's ability to sell common stock or common stock equivalents, sell assets, merge, etc. In connection with entering into the Equity Credit Line, the Company also entered into a Placement Agent Agreement. Under the Placement Agent Agreement, the agent will receive a commission equal to 7% of the gross proceeds from each advance under the Equity Credit Line.

The Company has issued to the placement agent two warrants to purchase a total of 1,000,000 shares of the Company's common stock. The Class A Warrant allows the holder to purchase 500,000 shares of common stock at an exercise price of $7.00 (subject to certain anti-dilution adjustments) commencing with the first advance under the Equity Credit Line. If the warrant shares are not covered by an effective registration statement for the resale of the warrant shares, the holder can elect a cash-less exercise. The warrants expire five years from the issuance date. The Company can force conversion of the warrants if the closing price of its common stock is $10.00 or higher for ten consecutive trading days. The Class B Warrant allows the holder to purchase 500,000 shares of common stock at an exercise price of $10.00 (subject to similar anti-dilution adjustments). The other terms of the Class B Warrant are similar to the Class A Warrant, except that the Class B Warrants are exercisable pro-rata to the ratio of the advances drawn under the Equity Credit Line, and except that the Company can force conversion of the warrants if the closing price of its common stock is $15.00 or higher for ten consecutive trading days.

The Company has granted the Equity Credit Line investor and the placement agent certain registration rights. Pursuant to the registration rights agreements, the Company is obligated to, among other things, register the sale of the investors shares sold to such investor under the Equity Credit Line and the sale of shares of common stock underlying the warrants. On October 27, 2000, the Company filed a registration statement with the Securities and Exchange Commission to register all such shares.

On August 8, 2000, in connection with the Equity Credit Line, the Company entered into a consulting arrangement with a third party whereby such party would provide certain financing and capital market consultation. In connection with the arrangement, the Company paid to the consultant $10,000 in cash compensation. The Company also issued to the consultant options to purchase 100,000 shares of its common stock at an exercise price of $4.55. Management has attributed $208,000 of the value of these options as incremental costs directly attributable to the signing of the Equity Credit Line, and as such, has reflected such amounts as prepaid offering costs in the accompanying Consolidated Condensed Balance Sheet at September 30, 2000. The remaining $105,000 option value attributed to general consulting services has been expensed in the quarter ended September 30, 2000. In addition, the Company will pay to the consultant cash payments and warrants to purchase common shares of the Company. Each cash and warrant payment will equal 1% of the dollars amounts drawn by the Company under the Equity Credit Line.

11       BUSINESS-TO-BUSINESS ELECTRONIC COMMERCE STRATEGY

The Company has initiated a business-to-business electronic commerce strategy, which is focused on creating a global, value-added, information technology equipment and service trading community. The company has hired Cap Gemini, a leading European management consultancy and information technology services firm, to assist it in the implementation of this plan. The Company has incurred the sum of 755,000 pounds sterling ($1,115,000 at exchange rate on September 30,
2000)  related to the  feasibility  studies and business  process  design.  This amount was reflected in selling, general and administrative expenses on the accompanying consolidated statements of operations for the year ended June 30, 2000. The Company has capitalized the sum of 229,000 pounds sterling ($338,000 at exchange rate on September 30, 2000) related to the actual software development. This amount is reflected in property and equipment, net on the accompanying consolidated condensed balance sheets at September 30, 2000 and June 30, 2000. During May 2000, the Company temporarily halted the ongoing development being performed by Cap Gemini until specific funding is obtained to complete the project. No further expenses have been incurred in the three months ended September 30, 2000. There can be no assurances that the Company will be successful in obtaining funding for this project. In the event the project is not continued by November 30, 2000, the Company will incur a termination fee to Cap Gemini of 150,000 pounds sterling ($221,500 at exchange rate on September 30, 2000). If paid, this fee would be credited against future invoices of Cap Gemini upon the continuation of the project. By December 31, 2000, the Company

                          EUROPEAN MICRO HOLDINGS, INC.




intends to re-evaluate and re-define where necessary the current assumptions based on changes in the market over the last few months. This planning will include detailing the project based on the Company's ability to fund the project from current working capital, if other funding is still not available.

12       COMMITMENTS AND CONTINGENCIES

On November 12, 1999, Jeffrey and Marie Alnwick (the "ALNWICKS") and a New York corporation, Big Blue Products, commenced an action individually and derivatively for the Dutch company, Big Blue Europe, against our company and our founders and officers, John B. Gallagher and Harry D. Shields, in the United States District Court, Eastern District of New York, Jeffrey Alnwick and Marie Alnwick v. European Micro Holdings, Inc., Eastern District of New York, Docket No. 99 CV 7380 (the "ALNWICK LITIGATION").

The complaint alleges thirty-three causes of action. Plaintiffs claim, in substance, that defendants breached oral and written agreements relating to the management, operation and funding of Big Blue Europe. Specifically, plaintiffs alleged that defendants breached the joint venture agreement by which Big Blue Europe was formed, a licensing agreement for use of the "Big Blue" service mark in Europe, a non-competition agreement allegedly preventing Big Blue Europe from operating in the United States and several capital contribution agreements. Plaintiffs also claimed that defendants breached their fiduciary duties to the Alnwicks, engaged in fraudulent acts, aided and abetted breaches of fiduciary duties by others, misappropriated trade secrets and interfered with the employment contract of Big Blue Europe's managing director. The complaint seeks unspecified compensatory and punitive damages, as well as injunctive relief restraining defendants from acting in violation of the alleged agreements.

Defendants have moved to dismiss the complaint principally on the basis of forum non-conveniens in favor of existing proceedings in the Netherlands (commenced by European Micro UK), where a Dutch court has appointed an independent director to oversee the operations of the company. Defendants argue that any dispute between the stockholders and directors of Big Blue Europe, which operates pursuant to Dutch law, should be resolved by a Dutch court.

Defendants intend to contest the claims in the Alnwicks Litigation vigorously, whether asserted in the United States or in the Netherlands courts. For the three-month period ended September 30, 2000, the Company has incurred approximately $119,000 in costs related to such lawsuit. Management does not believe that the ultimate outcome of this litigation will result in a material liability to the Company.

Due to the continued uncertainty of the outcome of the pending lawsuit and the difficulties of managing operations of Big Blue Europe during the dispute, the Company has recorded during the three-month period ended September 30, 2000 an additional $252,000 provision for doubtful accounts related to the notes receivable owed to the Company. At September 30, 2000, valuation allowances have been established for all amounts due from Big Blue Europe.

13       SUBSEQUENT EVENTS

On October 11, 2000, the Company entered into a consulting agreement for general consulting services and advice with respect to capital markets, corporate finance, acquisitions and financing. The Company will pay the consultant $5,000 per month for four months, subject to extension at the Company's option. In addition, the Company granted to the consultant warrants to acquire 50,000 shares of the Company's common stock at $4.00 per share. Warrants to acquire 25,000 common shares become exercisable when the closing bid price of the Company's common stock is $10.00 or higher per share for twelve consecutive trading days in the eight month period after the effective date of the Company's Registration Statement on Form S-1 in connection with the Equity Credit Line discussed in Note 10 to the Consolidated Condensed Financial Statements. Warrants to acquire the other 25,000 common shares become exercisable upon the later occurrence of the successful consummation of (a) a financing transaction or (b) an acquisition, each as defined in the agreement. The agreement also calls for additional cash consideration to be paid by the Company in the event of a successful financing transaction related to the acquisition.

14       OTHER ACCOUNTING MATTERS

Effective July 1, 2000, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative and Hedging Activities, as amended by SFAS No. 138. The Statement requires the recognition of all derivatives on the balance sheet at fair value. The Company's derivatives are primarily forward foreign exchange contracts. The Company's forward foreign exchange contracts have been designated as economic hedges of anticipated sales and purchase transactions. In addition, the Company enters utilizes forward foreign exchange contracts as an economic hedge against foreign currency market

                          EUROPEAN MICRO HOLDINGS, INC.




exposures of underlying assets liabilities and other obligations. Effective in the first quarter of fiscal 2001, changes in the fair value of these derivatives, have been recorded through earnings. At September 30, 2000, the Company did not have any open forward foreign exchange contracts. Foreign currency losses, net were $151,000 and $242,000 for the three months ended September 30, 2000 and 1999, respectively. The effect of the adoption of the new Statements was immaterial.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements." The effective date has been deferred with respect to the Company to the fourth fiscal quarter of 2001 pending additional interpretive guidance. The Company is not able to quantify the impact of SAB 101 at this time. However, there is at least one issue that could have a material impact on the Company's consolidated condensed financial statements. For European Micro UK the standard practice is to recognize revenue on shipment. However, title to the goods is retained until full payment is received from the customer to perfect the Company's interest in the goods. Under possible interpretations, European Micro UK would not be able to recognize revenue until full payment is received. In the transition year, revenues would be lower as all sales on the net terms not collected by year-end would not be recognized.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and the Shareholders of European Micro Holdings, Inc.

We have audited the consolidated balance sheets of European Micro Holdings, Inc. and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of European Micro Holdings, Inc. and subsidiaries as of June 30, 2000 and 1999 and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP


Nashville, Tennessee

August 24, 2000, except as to notes 3, 9 and 10, which are as of October 5, 2000

                 EUROPEAN MICRO HOLDINGS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)

                                                                           JUNE 30, 2000        JUNE 30, 1999

                                                                       -----------------------------------------
                          ASSETS

CURRENT ASSETS:
  Cash                                                                            $1,222               $3,168
  Restricted Cash                                                                    364                  379
  Trade receivables, net                                                          13,160               14,938
  Due from related parties                                                             -                1,128
  Inventories, net                                                                 6,194                7,232
  Prepaid expenses                                                                   322                  402
  Income taxes receivable                                                            909                    -
  Other current assets                                                               765                  562
                                                                                 -------              -------

      TOTAL CURRENT ASSETS                                                        22,936               27,809
  Property and equipment, net                                                      3,927                  612
  Goodwill, net                                                                    2,808                1,675
  Investments in and advances to unconsolidated subsidiaries                         252                  503
  Other assets                                                                       290                    -
                                                                                 -------              -------

      TOTAL ASSETS                                                               $30,213              $30,599
                                                                                 =======              =======

                          LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Short-term borrowings                                                          $11,903               $8,614
  Current portion of long-term borrowings                                            678                    -
  Trade payables                                                                   2,256                3,484
  Accrued expenses and other current liabilities                                   1,882                2,851
  Due to related parties                                                              11                  633
  Income taxes payable                                                                 -                  383
                                                                                 -------              -------

      TOTAL CURRENT LIABILITIES                                                   16,730               15,965
  Long-term borrowings                                                             2,373                   23
  Other liabilities                                                                   -                   268

      TOTAL LIABILITIES                                                          $19,103              $16,256
                                                                                 -------              -------

SHAREHOLDERS' EQUITY:
  Preferred stock $0.01 par value shares:  1,000,000 authorized no
    shares issued and outstanding                                                     -                    -
  Common stock $0.01 par value shares:  20,000,000 authorized,
    4,933,900 shares issued and outstanding,                                          49                   49
  Additional paid-in capital                                                       9,191                8,979
  Accumulated other comprehensive loss                                             (550)                (312)
  Retained earnings                                                                2,420                5,627
                                                                                 -------              -------

      TOTAL SHAREHOLDERS' EQUITY                                                 11,110                14,343
                                                                                 -------              -------

      COMMITMENTS, CONTINGENCIES AND SUBSEQUENT EVENTS

      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                 $30,213              $30,599
                                                                                 =======              =======

See accompanying notes to consolidated financial statements.

                         EUROPEAN MICRO HOLDINGS, INC. AND SUBSIDIARIES

                              CONSOLIDATED STATEMENT OF OPERATIONS
                              (In thousands, except per share data)

                                                           YEARS ENDED JUNE 30,
                                            ---------------------------------------------------
                                                        2000            1999              1998
                                                        ----            ----              ----
SALES:
  Net sales                                         $113,124        $116,866           $82,361
  Net sales to related parties                         2,369          15,340            29,092
                                                    --------        --------           -------

      Total net sales                                115,493         132,206           111,453
                                                    --------        --------           -------

COST OF GOODS SOLD:
 Cost of goods sold                                (101,822)       (105,876)          (68,380)
 Cost of goods sold to related parties               (2,320)        (15,244)          (28,678)
                                                   ---------       ---------          --------

     Total cost of goods sold                      (104,142)       (121,120)          (97,058)
                                                    --------        --------           -------

GROSS PROFIT                                          11,351          11,086            14,395

OPERATING EXPENSES:
  Selling, general and administrative
    expenses                                        (14,050)         (9,151)           (7,059)
  Expenses attributable to
    related parties                                        -               -             (104)
                                                    --------        --------           -------

    Total operating expenses                        (14,050)         (9,151)           (7,163)
                                                    --------        --------           -------

INCOME (LOSS) FROM OPERATIONS                        (2,699)           1,935             7,232

Interest income                                           74             147                22
Interest expense                                       (964)           (446)             (459)
Equity in net (loss) income of
  unconsolidated subsidiaries                          (188)            (32)                 3
                                                    --------        --------           -------

INCOME (LOSS) BEFORE INCOME TAXES                    (3,777)           1,604             6,798

  Income tax (expense) benefit                           570           (750)           (2,313)
                                                    --------        --------           -------

NET INCOME (LOSS)                                   $(3,207)            $854            $4,485
                                                    ========        ========           =======

Net income (loss) per share - basic                  $(0.64)           $0.17             $1.10
                                                    ========        ========           =======

Net income (loss) per share - diluted                $(0.64)           $0.17             $1.10
                                                    ========        ========           =======


See accompanying notes to consolidated financial statements.

                                        EUROPEAN MICRO HOLDINGS, INC. AND SUBSIDIARIES

                                        CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                               (In thousands, except share data)

                                                                              ACCUMULATED
                                                               ADDITIONAL        OTHER                            TOTAL
                                                                PAID-IN      COMPREHENSIVE      RETAINED      SHAREHOLDERS'
                                          COMMON STOCK          CAPITAL      INCOME (LOSS)      EARNINGS         EQUITY
                                      ---------------------------------------------------------------------------------------
                                          Shares      Amount
                                          ------      ------
                                      ---------------------------------------------------------------------------------------
Balance at June 30, 1997               4,000,000         $40       $1,624              $21          $826              $2,511
                                      ---------------------------------------------------------------------------------------
Comprehensive Income:
     Net income                                -           -            -                -         4,485               4,485
     Other comprehensive income
       for foreign currency
       translation adjustment                  -           -            -               35            40                  75
                                                                            ------------------ ------------- ----------------
    Total comprehensive income                 -           -            -               35         4,525               4,560

Dividends declared ($0.14 per share)           -           -            -                -         (550)               (550)
Issuance of common stock, net of
   $2,180 in offering costs              933,900           9        7,150                -             -               7,159
Compensation charge in relation to
   share options issued to
   non-employees                               -           -           28                -          (28)                   -
                                      ---------------------------------------------------------------------------------------
Balance at June 30, 1998               4,933,900         $49       $8,802              $56        $4,773             $13,680
                                      ---------------------------------------------------------------------------------------

Comprehensive Income:
     Net income                                -           -            -                -           854                 854
     Other comprehensive income
     for foreign currency
      translation adjustment                   -           -            -            (368)             -               (368)
                                                                            ------------------ ------------- ----------------
    Total comprehensive income                 -           -            -            (368)           854                 486
Additional offering costs                      -           -         (25)                -             -                (25)
Compensation charge in relation to
   share options issued to
   non-employees                               -           -          202                -             -                 202
                                      ---------------------------------------------------------------------------------------
Balance at June 30, 1999               4,933,900         $49       $8,979           $(312)        $5,627             $14,343
                                      ---------------------------------------------------------------------------------------

Comprehensive Income:
     Net loss                                                                                    (3,207)             (3,207)
     Other comprehensive income
     for foreign currency
      translation adjustment                                                            (238)          -               (238)
                                                                            ------------------ ------------- ----------------
     Total comprehensive loss                                                           (238)    (3,207)             (3,445)
Adjustment to accrued offering costs
                                                                      156                                                156
Compensation charge in relation to
   share options issued to
   non-employees                                                       56                                                 56
                                      ---------------------------------------------------------------------------------------
Balance at June 30, 2000               4,933,900         $49       $9,191              $(550)     $2,420             $11,110
                                      =======================================================================================

See accompanying notes to consolidated financial statements.

                                  EUROPEAN MICRO HOLDINGS, INC. AND SUBSIDIARIES

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                  (In thousands)

                                                                                YEARS ENDED JUNE 30,
                                                             ---------------------------------------------------
                                                                        2000            1999              1998
                                                                        ----            ----              ----
OPERATING ACTIVITIES:
Net income (loss)                                                      $(3,207)             $854          $4,485
ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET CASH (USED
IN) PROVIDED BY OPERATING ACTIVITIES
  Depreciation and amortization                                             553              323             192
  Amortization expense related to contingent
     earn-out provisions                                                     47              112               -
  Deferred income taxes                                                   (194)             (15)            (80)
  Equity in net loss (income) of
      unconsolidated subsidiaries                                           188               32             (3)
  Compensation charge for non-employee stock options                         56              202               -
 Provision for note receivable impairment                                   200                -               -
CHANGES IN ASSETS AND LIABILITIES, NET OF EFFECTS FROM

ACQUISITIONS

  Restricted cash                                                             -            (379)               -
  Trade receivables                                                       2,498          (3,034)         (2,250)
  Due from related parties                                                1,128            (230)           (329)
  Inventories                                                             2,955          (5,407)           (155)
  Prepaid expenses and other current assets                                  38            1,840         (2,651)
  Income taxes receivable                                                 (909)                -               -
  Trade payables                                                        (2,374)          (1,139)           (400)
     Accrued expenses and other liabilities                             (1,127)            (168)             585
  Due to related parties                                                  (622)              395              50
  Income taxes payable                                                    (383)          (2,194)           2,202
                                                                       --------          -------          ------
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES                     (1,153)          (8,808)           1,646
                                                                       --------          -------          ------
INVESTING ACTIVITIES:
  Purchase of fixed assets                                              (3,407)            (155)           (596)
  Sale of fixed assets                                                       56                7             175
  Advances to unconsolidated subsidiaries                                 (150)            (350)               -
  Payment for acquisitions, net of cash acquired                        (1,834)            (720)               -
                                                                       --------          -------          ------
NET CASH USED IN INVESTING ACTIVITIES                                   (5,335)          (1,218)           (421)
                                                                       --------          -------          ------
FINANCING ACTIVITIES:
  Short-term borrowings, net                                              2,040            8,614         (3,257)
  Proceeds from long-term borrowings                                      3,485                -               -
  Repayment of long-term borrowings                                       (785)                -               -
  Dividends paid                                                              -                -           (550)
  Issuance of common stock, net                                               -             (25)           7,159
  Repayment of capital leases                                              (72)             (74)              65
                                                                       --------          -------          ------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                 4,668            8,515           3,417
                                                                       --------          -------          ------
Exchange rate changes                                                     (126)            (333)              82
                                                                       --------          -------          ------
NET INCREASE (DECREASE) IN CASH                                         (1,946)          (1,844)           4,724
Cash at beginning of year                                                 3,168            5,012             288
                                                                       --------          -------          ------
CASH AT END OF YEAR                                                      $1,222           $3,168          $5,012
                                                                       ========          =======          ======

                                  EUROPEAN MICRO HOLDINGS, INC. AND SUBSIDIARIES

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Fair value of assets acquired                                            $3,314           $4,302               -
Goodwill                                                                  1,418            1,731               -
Fair value of liabilities assumed                                       (2,817)          (4,103)               -
Notes issued for consideration                                                -          (1,083)               -
                                                                       --------          -------          ------
Cash paid for acquisitions                                               $1,915             $847               -
Less cash acquired                                                         (81)            (127)               -
                                                                       --------          -------          ------
Net cash paid for acquisitions                                           $1,834             $720               -
                                                                       ========          =======          ======
Interest paid                                                              $532             $513            $478
                                                                       ========          =======          ======
Taxes paid                                                               $1,022           $2,637            $191
                                                                       ========          =======          ======

See accompanying notes to consolidated financial statements.


                 EUROPEAN MICRO HOLDINGS, INC. AND SUBSIDIARIES


                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1       DESCRIPTION OF BUSINESS

        On December 23, 1997, European Micro Holdings, Inc. was incorporated and 4,000,000 shares of common stock with a par value of $0.01 per share were issued. The 4,000,000 shares were issued to the shareholders of European Micro Plc in exchange for the entire issued share capital of that company on January 31, 1998. European Micro Holdings, Inc. and its subsidiaries are hereinafter referred to as "European Micro" or "the Company." The following companies' results of operations and financial position have been included in the consolidated financial statements as follows:

                                                                           COMMENCED
        COMPANIES                                      INCORPORATED         TRADING           ACQUIRED
                                                    ------------------------------------------------------
        European Micro Holdings, Inc.                      1997              1998                -
        Nor'Easter Micro Inc.                              1997              1998                -
        European Micro Plc                                 1991              1992                -
        European Micro GmbH                                1993              1993                -
        European Micro BV                                  1997              1997                -
        Colchester Enterprise Pte. Ltd.                    1998              1999                -
        Sunbelt (UK) Limited                                -                  -          October 26, 1998
        American Micro Computer Center, Inc.                -                  -            July 1, 1999
        Engenis.com Ltd.                                   2000                -                 -

        European Micro operates in a single industry trading computer components. In principle the Company purchases components from international suppliers, including related parties, and sells them in local markets. The main trading company, European Micro Plc, has its principal operations in Altrincham, England with its subsidiaries operating in Germany and Holland. Nor'Easter Micro Inc. has its operations in Portsmouth, New Hampshire. Colchester Enterprise Pte. Ltd. has its operations in Singapore. American Micro Computer Center, Inc. has its operations in Miami, Florida.

        The parent company holds a 50% interest in a joint venture company, Big Blue Europe BV. Big Blue Europe BV commenced operations in January 1997 and has been included in these consolidated financial statements under the equity method of accounting. Big Blue Europe BV operates in the same industry as the Company.

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The major accounting policies followed in the preparation of the consolidated financial statements referred to above are set out below:

        PRINCIPLES OF CONSOLIDATION

        The consolidated results of the Company are in accordance with accounting principles generally accepted in the United States and include the results of operations of its wholly owned subsidiaries, which it controls. All significant intercompany balances and transactions are eliminated in consolidation.

        The Company's investment in Big Blue Europe BV is accounted for under the equity method.

        USE OF ESTIMATES

        Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                 EUROPEAN MICRO HOLDINGS, INC. AND SUBSIDIARIES

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        REVENUE AND EXPENSE RECOGNITION

        Revenues are recognized at the time the goods are shipped. Revenues from related parties are recognized when the products are sold by the related parties to third parties. Discount and customer rebates are deducted from sales revenue when earned. Costs of goods sold include material and freight costs. Selling, general and administrative costs are charged to expense as incurred.

        INVENTORIES

        Inventories are stated at the lower of cost or market value. Cost is determined using the weighted average cost method.

        PROPERTY & EQUIPMENT

        Property and equipment are recorded at cost. Property and equipment held under capital leases are stated at the present value of minimum lease payments at the inception of the related leases. Depreciation is calculated using the straight line method over their estimated useful lives as follows: Furniture, fixtures & equipment, 2-7 years and motor vehicles and other, 4 years. Property and equipment held under capital leases and leasehold improvements to property under operating leases are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the assets.

        The costs of ordinary maintenance and repairs are charged to expense as incurred.

        IMPAIRMENT OF LONG-LIVED ASSETS

        The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

        GOODWILL

        Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally 20 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

        INCOME TAXES

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                 EUROPEAN MICRO HOLDINGS, INC. AND SUBSIDIARIES

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        FINANCIAL INSTRUMENTS

        The Company enters into foreign currency exchange contracts to reduce exposure to foreign currency fluctuations associated with the settlement of inter-company receivables and payables denominated in foreign currencies. Foreign exchange contracts generally have maturities of less than one year and are accounted for on the fair value method. Gains and losses resulting from these instruments are recognized in the same period as the underlying foreign currency transaction gains and losses and are included in cost of sales. The Company does not use foreign currency exchange contracts or other derivative financial instruments for speculative or trading purposes. The notional amount of the Company's foreign exchange contracts at June 30, 2000 and 1999 was $2,000,000 and $3,225,000, respectively, versus a fair value of $2,012,000 and $3,159,000, respectively.

        The Company has other financial instruments consisting of cash and cash equivalents, trade receivables, accounts payable, and borrowings. The fair value of the Company's financial instruments based on current market indicators or quotes from brokers approximates their carrying amount.

        FOREIGN CURRENCY

        Revenues, costs and expenses of the Company's international operations denominated in foreign currencies are translated to U.S. dollars at average rates of exchange prevailing during the year. Realized and unrealized gains and losses on foreign currency transactions and forward exchange contracts are included in cost of sales. Assets and liabilities are translated at the exchange rate on the balance sheet date. Translation adjustments resulting from this process are accumulated and reported in shareholders' equity.

        STOCK OPTION PLANS

        The Company accounts for its compensation and stock option plans in accordance with the provisions of Accounting Principals Board ("APB") Option No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. In accordance with the SFAS No. 123, Accounting for Stock-Based Compensation, the Company provides pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1998 and subsequent years as if the fair value based method defined in SFAS No. 123 had been applied.

        The value of stock options granted to non-employees, calculated using the black scholes option pricing model, are expensed over the vesting period.

        EARNINGS PER SHARE

        Basic earnings per share is computed based on the weighted average shares outstanding, including contingently issuable shares for which all contingencies have been met, and excludes any potential dilution. Diluted earnings per share reflects the potential dilution from the exercise or conversion of all dilutive securities into common stock based on the average market price of common shares outstanding during the period.

        On incorporation of European Micro Holdings, Inc. in December 1997, 4,000,000 ordinary shares were issued with par value $0.01 per share. The 4,000,000 shares were issued to the shareholders of European Micro Plc in exchange for the entire issued share capital of that company on January 31, 1998.

        RECLASSIFICATIONS

        Certain prior year amounts have been reclassified to conform to the current year presentation.

                 EUROPEAN MICRO HOLDINGS, INC. AND SUBSIDIARIES

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        NEW ACCOUNTING PRONOUNCEMENTS

        DERIVATIVE INSTRUMENTS

        SFAS No. 133, "Accounting for Derivate Instruments and Hedging Activities," was issued in June 1998 and as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities", an amendment of FASB No. 135, was issued June 2000. These statements will be adopted effective July 1, 2000, but will not materially impact the Company's consolidated financial statements. These standards establish accounting and reporting standards for derivative instruments and hedging activities.

        REVENUE RECOGNITION

        In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements." The effective date has been deferred with respect to the Company to the fourth fiscal quarter of 2001 pending additional interpretive guidance. The Company is not able to quantify the impact of SAB 101 at this time. However, there is at least one issue that could have a material impact on the Company's consolidated financial statements. For European Micro UK the standard practice is to recognize revenue on shipment. However, title to the goods is retained until full payment is received from the customer to perfect the Company's interest in the goods. Under possible interpretations, European Micro UK would not be able to recognize revenue until full payment is received. In the transition year, revenues would be lower as all sales on the net terms not collected by year-end would not be recognized.

3       LIQUIDITY

        The Company has suffered operating losses in the current fiscal year. Ongoing legal costs associated with the litigation related to Big Blue Europe, the costs associated with the Company's electronic commerce strategy, increases in general overhead costs, and increased interest expense due primarily to increased borrowings, coupled with decreasing sales volumes and gross profit margins, have negatively impacted operating results. These factors may continue to impact the Company's operations.

        The Company was not in compliance with certain loan agreement financial covenants during fiscal year 2000. While the Company has obtained waivers from these covenant violations existing at June 30, 2000, in most instances the waivers only address the covenant reporting period ending thereon. Management believes that the Company will be able to comply with its debt agreements, including financial covenants, during the fiscal year ending June 30, 2001. However, compliance with these financial covenants during fiscal 2001 will require improved operating results compared to fiscal 2000. Management has initiated certain actions to increase the likelihood of attaining these improved operating results. Such actions include, among other things, (i) modifying the terms of certain financial covenants, (ii) entering into the Equity Credit Line (see note 19), (iii) temporarily suspending activities related to its electronic commerce strategy until specific funding can be obtained (see note 12), (iv) obtaining extensions of the due date for payment of contingent earn-out amounts relating to calendar year 2000 under the American Micro purchase agreement (see note 7), (v) adjusting staffing levels, and (vi) implementing steps to increase sales volume and lower inventory levels. No assurances can be given that management's initiatives will be successful, and loan agreement defaults will not occur in the future.

        Another factor that could negatively impact the Company's liquidity is the terms of the borrowing arrangements of European Micro Plc. As disclosed in notes 9 and 10, certain of this subsidiary's borrowing capacity is subject to termination by the lender at such lender's sole discretion. Further, the American Micro and Nor-Easter line of credit facilities and the European Micro Holdings, Inc. term loan contain subjective acceleration clauses. These factors increase the liquidity risk to the Company. Management believes that, based on the projected fiscal year 2001 operating results of the Company and its relationship with the creditors, that its existing credit arrangements will remain effective during fiscal 2001.

                 EUROPEAN MICRO HOLDINGS, INC. AND SUBSIDIARIES

4       TRADE RECEIVABLES, NET

        Trade receivables consist of the following (in thousands):

                                                            JUNE 30,
                                                    ------------------------
                                                       2000         1999
                                                       ----         ----
        Total trade receivables                     $13,229      $15,017
        Less: Allowance for doubtful receivables       (69)         (79)
                                                    -------      -------
                                                    $13,160      $14,938
                                                    =======      =======

        At June 30, 2000, trade receivables are pledged as collateral against borrowings (see note 9).

        A roll forward of the allowance for doubtful trade receivables is as follows (in thousands):

                                                             JUNE 30,
                                                   -----------------------------
                                                       2000               1999
                                                       ----               ----
        Balance at beginning of year                    $79                $23
        Foreign currency translation adjustment         (3)                  -
        Acquisitions                                    116                 11
        Provision for bad debt                           80                 56
        Amounts written off                           (203)               (11)
                                                     ------              -----
        Balance at end of year                          $69                $79
                                                     ======              =====

5       INVENTORIES

        Inventories consist of the following (in thousands):

                                                             JUNE 30,
                                                   -----------------------------
                                                       2000               1999
                                                       ----               ----

        Finished goods and goods for resale          $6,818             $7,348
        Less: Allowance for inventory obsolescence    (624)              (116)
                                                     ------              -----
                                                     $6,194             $7,232
                                                     ======              =====

                 EUROPEAN MICRO HOLDINGS, INC. AND SUBSIDIARIES

5       INVENTORIES (CONTINUED)

        A roll forward of allowance for obsolescence is as follows (in thousands):

                                                             JUNE 30,
                                                   -----------------------------
                                                       2000               1999
                                                       ----               ----

        Balance at beginning of year                   $116                 $9
        Foreign currency translation adjustments        (3)                  0
        Provision for obsolescence                      929                602
        Amounts written off                           (418)              (495)
                                                      -----              -----
        Balance at end of year                         $624               $116
                                                      =====              =====


6       PROPERTY AND EQUIPMENT

        Property and equipment consists of the following (in thousands):

                                                             JUNE 30,
                                                   -----------------------------
                                                         2000               1999
                                                         ----               ----

        Buildings and leasehold improvements           $2,694                $-
        Furniture, fixtures and equipment (note 12)     1,866               994
        Vehicles and other                                447               416
                                                      -------             -----

                                                        5,007             1,410
        Less:  accumulated depreciation               (1,080)             (798)
                                                      -------             -----
        NET BOOK VALUE                                 $3,927              $612
                                                      =======             =====

        On July 16, 1999, European Micro Plc, a wholly-owned subsidiary of the Company ("European Micro UK"), purchased the office building in which it had previously leased space for a purchase price of 1,705,000 pounds sterling ($2,580,000 at exchange rate on June 30, 2000). The purchase price was financed in part by a mortgage loan note in the amount of 1,312,000 pounds sterling (see note 10).

        At June  30,  2000  and  1999,  vehicles  with a cost  of  approximately
        $212,000 and $248,000, and accumulated depreciation of approximately $129,000 and $117,000, respectively, were held under capital leases.

        Depreciation expense was $405,000, $267,000 and $192,000 for the years ended June 30, 2000, 1999, and 1998, respectively.

                 EUROPEAN MICRO HOLDINGS, INC. AND SUBSIDIARIES

7       GOODWILL

        On October 26, 1998, European Micro UK acquired all of the outstanding shares of capital stock of Sunbelt (UK) Limited ("SUNBELT"). The Sunbelt purchase price (to be settled in pounds sterling) is comprised of a guaranteed portion and two contingent earn-out payments. The guaranteed portion of the purchase price, which was based upon Sunbelt's net book value at closing and a multiple of its fiscal year 1998 pre-tax earnings, was 940,000 pounds sterling (approximately $1,423,000 at exchange rate on June 30, 2000). Of this guaranteed amount, approximately 360,000 pounds sterling (approximately $545,000 at exchange rate on June 30, 2000) was paid in cash at closing. The unpaid balance of the guaranteed consideration includes a note payable to the former 40% Sunbelt shareholder in the amount of 240,163 pounds sterling ($364,000 at exchange rate on June 30, 2000) to be repaid in November 2005, subject to early repayment at the option of the note holder at any time after June 1, 1999. Such note payable is secured by a cash account of equal amount at June 30, 2000. The note payable and the cash balances are reflected on the accompanying consolidated balance sheet at June 30, 2000, in accrued expenses and other current liabilities and restricted cash, respectively. The Company has the option of paying future amounts due to the former Sunbelt shareholders in common stock of European Micro Holdings, Inc. If the Company elects to pay any portion of the purchase price in shares of the Company's common stock, then Sunbelt's shareholders have fifteen days to make arrangements to sell such shares over the next forty trading days. If the sale of such shares results in net proceeds of less than the purchase price, then the Company will pay the difference in cash to Sunbelt's shareholders. The Company also entered into employment agreements with the two former shareholders of Sunbelt. The Company discontinued Sunbelt's Nova line of products effective January 31, 2000. With the closure of the Nova line of products, the employment agreement with one of the former shareholders was terminated. Also, in July 2000, the employment agreement with the other former shareholder was terminated.

        During November 1999, purchase accounting adjustments were made to the calculation of the guaranteed portion and the two contingent earn-out amounts. These adjustments resulted from the recalculation of fiscal year 1998 pretax earnings of Sunbelt, resulting in a reduction of 134,000 pounds sterling ($203,000 at exchange rate on June 30, 2000) to the guaranteed portion and 32,000 pounds sterling ($48,000 at exchange rate on June 30, 2000) to the contingent consideration. The portion of the guaranteed consideration due at the end of the first contingent earn-out period, which ran from November 1, 1998 to October 31, 1999, was paid in November 1999 in the amount of 53,708 pounds sterling ($81,276 at exchange rate on June 30, 2000). Also, the portion of the first contingent earn-out payment related to employee retention and the volume of purchases from the Far East, was paid in November 1999 in the amount of 190,820 pounds sterling ($288,768 at exchange rate on June 30, 2000).

        The unpaid balance of the guaranteed purchase price of 152,656 pounds sterling ($231,014 at exchange rate on June 30, 2000), and the portion of the second contingent earn-out payment related to the volume purchases from the Far-East of 129,758 pounds sterling ($196,363 at exchange rate on June 30, 2000) is reflected in goodwill, net and accrued expenses and other current liabilities on the accompanying consolidated balance sheet at June 30, 2000 as the contingency has been met. At June 30, 2000 all contingent consideration related to the Sunbelt acquisition has either been paid or accrued. Goodwill from this transaction is being amortized on a straight-line basis over 20 years.

        On November 12, 1998, European Micro UK acquired the assets of H&B Trading International BV ("H&B"). The acquisition of H&B was accounted for as a purchase. The base purchase price, subject to adjustment, of approximately 125,000 Dutch guilders ($54,000 at exchange rate on June 30, 2000) exceeded the estimated value of net assets acquired by approximately 85,000 Dutch guilders ($37,000 at exchange rate on June 30, 2000), which is being amortized on a straight-line basis over 20 years. The financial criteria for the period ended June 30, 2000 and 1999 were not met, therefore, the additional consideration was not accrued or paid.

        The Company acquired American Surgical Supply Corp. of Florida d/b/a/ American Micro Computer Center ("AMCC"), in a merger on July 1, 1999. The transaction was structured as a merger of AMCC with and into the newly formed, wholly owned subsidiary of the Company. Upon consummation of the merger, the subsidiary's name was changed to American Micro Computer Center, Inc. ("AMERICAN MICRO"). The purchase price for AMCC

                 EUROPEAN MICRO HOLDINGS, INC. AND SUBSIDIARIES

7       GOODWILL (CONTINUED)

        was equal to $1,131,000, plus an earn-out amount payable in cash or shares of the Company's common stock (at the Company's discretion) equal to two times the after-tax earnings of American Micro in calendar year 1999 and two times the after-tax earnings of American Micro in calendar year 2000. The portion of the purchase price paid at closing was funded through the Company's working capital. In addition, the Company assumed all outstanding indebtedness of AMCC, including a shareholder loan in the approximate amount of $289,000. This loan was owed to the father of John B. Gallagher, the Company's Co-President, Co-Chairman and significant shareholder. This note was repaid in full in November 1999. If the Company elects to pay any portion of the purchase price in shares of the Company's common stock, then AMCC's former shareholders have fifteen days to make arrangements to sell such shares over the next forty trading days. If the sale of such shares results in net proceeds of less than the purchase price, then the Company will pay the difference in cash to AMCC's shareholders.

        The acquisition of AMCC was accounted for as a purchase. The base purchase price, inclusive of transaction costs, of approximately $1,315,000 exceeded the estimated fair market value of net assets acquired by approximately $817,000, which constitutes goodwill and which is being amortized on a straight-line basis over 20 years. The results of operations of American Micro, since acquisition, have been included in the accompanying financial statements. The contingent earn-out payment relating to two times the after tax earnings for calendar year 1999 of approximately $600,000 was paid in March 2000 and is reflected in goodwill, net. The contingent earn-out payment relating to two times the after tax earnings for calendar year 2000 has not been recognized in the accompanying consolidated condensed financial statements as the calculation of such amounts are not determinable at this point in time. The second earn-out payment will be due in monthly principal payments of $50,000, plus interest at 8% until July 1, 2001 at which time the amount is due in full subject to financial covenant restrictions. Such payment will be offset by a $259,000 receivable due from AMCC's previous owners.

        The results of operations of the above entities have been included in the accompanying consolidated financial statements from the respective dates of acquisition.

        The following summarized unaudited pro forma financial information assumes the acquisition of Sunbelt and AMCC occurred on July 1, 1998 ($ in thousands, except share data):

                                                     YEAR ENDED
                                                  JUNE 30, 1999
                                                  -------------

                  Total net sales                      $137,960
                  Net income                             $1,149
                  Earnings per share:
                     Basic                                $0.23
                     Diluted                              $0.23

        The pro forma amounts are based on certain assumptions and estimates, and do not reflect any benefits from economies which might be achieved from the combined operations. The pro forma results do not necessarily represent results which would have occurred if the acquisition had taken place on the basis assumed above, nor are they indicative of the results of future operations.

        A roll forward of goodwill is as follows (in thousands):

                                                     YEAR ENDED
                                                  JUNE 30, 1999
                                                  -------------

        Balance at beginning of year                     $1,675
        Foreign currency translation adjustment            (84)
        Purchase accounting adjustments                   (251)
        Additions                                         1,616
        Amortization                                      (148)
                                                         ------
         Balance at end of year                          $2,808
                                                         ======

                 EUROPEAN MICRO HOLDINGS, INC. AND SUBSIDIARIES

8       INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED SUBSIDIARIES

        During the year ended June 30, 1997 the Company purchased 50% of the issued share capital in Big Blue Europe BV. Big Blue Europe BV commenced trading in January 1997. A roll forward of the investment is as follows (in thousands):

                                                                                   YEARS ENDED JUNE 30,
                                                                                   --------------------
                                                                                   2000             1999
                                                                                   ----             ----
         Cost of investment in and advances to unconsolidated
          subsidiaries brought forward                                             $503            $194
         Foreign currency translation adjustment                                   (13)             (9)
         Equity in net loss of unconsolidated subsidiaries                        (188)            (32)
         Advance                                                                    150             350
         Allowance for uncollectable advances                                     (200)               -
                                                                                  -----            ----
         Investment in and advances to unconsolidated
           subsidiaries at end of year                                             $252            $503
                                                                                  =====            ====

        The equity share of loss is based on the results of Big Blue Europe BV.  Unaudited  earnings data for Big Blue Europe BV for fiscal years 2000, 1999 and 1998 is set out below (in thousands):

                                                                                     YEARS ENDED
                                                                                       JUNE 30,
                                                                    -------------------------------------------------
                                                                              2000            1999             1998
                                                                              ----            ----             ----
         Net sales                                                          $4,219          $4,101           $1,910
         Cost of goods sold                                                (3,310)         (3,068)          (1,394)
                                                                           -------         -------          -------
         Gross profit                                                          909           1,033              516
         Operating expenses                                                (1,198)         (1,133)            (507)
                                                                           -------         -------          -------
         Income (loss) before income taxes                                   (289)           (100)                9
         Income tax expense (benefit)                                           87            (36)                3
                                                                           -------         -------          -------
         NET (LOSS) INCOME                                                  $(376)           $(64)               $6
                                                                           -------         -------          -------
         Equity in net (loss) income of unconsolidated
            subsidiary                                                      $(188)           $(32)               $3
                                                                           =======         =======          =======

9       SHORT-TERM BORROWINGS

        Short-term borrowings consists of the following (in thousands):

                                                                          JUNE 30, 2000             JUNE 30, 1999
                                                                          -------------             -------------
         Bank lines of credit:
               European Micro UK Working Capital facility                       $1,959                    $1,581
               Nor'Easter Micro facility                                           975                         -
               American Micro facility                                             992                         -
                                                                               -------                    ------
         Total bank lines of credit                                              3,926                     1,581
         Receivable financing                                                    7,303                     7,033
         Other short-term borrowings                                               674                         -
                                                                               -------                    ------
         Total short-term borrowings                                           $11,903                    $8,614
                                                                               =======                    ======

                 EUROPEAN MICRO HOLDINGS, INC. AND SUBSIDIARIES

9       SHORT-TERM BORROWINGS (CONTINUED)

        European Micro UK has a bank line of credit (the "European Micro UK Working Capital Facility") which is secured by a mortgage debenture on all the assets of European Micro UK and is subordinate to the receivable financing and the capital leases. The facility, which is subject to review in July each year, has been extended to September 2001 and is due on demand. Maximum borrowing capacity under this facility is 2.0 million pounds sterling ($3.0 million at exchange rate on June 30, 2000). Interest is charged at 1.25% over the bank borrowing rate of 6% at June 30, 2000 and 5% at June 30, 1999.

        European Micro UK also had a revolving credit agreement (the "European Micro UK Inventory Facility") secured against general corporate assets. The facility allowed European Micro UK to borrow up to 3.5 million pounds sterling ($5.3 million at exchange rate on June 30, 2000) to assist in the purchase of inventory. At June 30, 2000, no amounts were outstanding under the agreement. This revolving credit agreement expired in August 2000. The bank has agreed to extend the credit agreement to July 1, 2001 in the amount of 2.0 million pounds sterling ($3.0 million at exchange rate on June 30, 2000). The agreement includes various financial covenants.

        Total combined borrowings under the European Micro UK Working Capital Facility and the European Micro UK Inventory Facility cannot exceed 2.0 million pounds sterling at any date.

        The Company also obtained two lines of credit on October 28, 1999, to finance operations based in the United States. American Micro and Nor'Easter each obtained a line of credit, secured by accounts receivable and inventory. Amounts available under each of the line of credit agreements are based upon eligible accounts receivable and inventory, up to a maximum borrowing amount of $1.5 million for each agreement. Each of these lines of credit were to mature on October 28, 2000. Interest accrues at 0.5% over the bank borrowing rate of 9.5% at June 30, 2000. As partial security for these loans, Messrs. Gallagher and Shields pledged to the lender a portion of their shares of common stock of the Company. In the event the Company defaults on one or more of these loans, the lender may foreclose on all or a portion of the pledged securities. Such an event may cause a change of control in the Company because Messrs. Gallagher and Shields together own 71% of the Company's outstanding common stock. The lines of credit agreements include certain financial and non-financial covenants and restrictions. The agreements also contain a provision whereby the lender can declare a default based on subjective criteria. As of June 30, 2000, the Company was not in compliance with certain of the financial covenants in the agreements.

        On October 5, 2000, the Company received a waiver of the covenant violations for the June 30, 2000 reporting date for the American Micro and Nor'Easter lines of credit. The Company and the bank terminated the existing lines of credit and entered into a new borrowing arrangement whereby each of American Micro and Nor'Easter will have a working capital line of credit equal to the lesser of (i) $1.5 million or (ii) the sum of 85% of eligible accounts receivable, plus the lesser of 50% of eligible inventory or $750,000. Interest will be paid monthly at a floating rate of 50 basis points over the bank's base rate. The term of the new arrangements is for one year from the closing date. The new facilities also require the companies to maintain depository accounts at the bank, whose daily receipts will be applied against outstanding borrowings under the lines of credit. As a result, the borrowings are classified as current liabilities on the Company's consolidated balance sheet at June 30, 2000. The new facilities also place certain restrictions on the companies' ability to pay dividends and to make capital expenditures, among other things, and also include a provision whereby the lender can declare a default based on subjective criteria. Collateral under the new credit line facilities consists of a first priority lien on all assets of American Micro and Nor'Easter. Messrs. Gallagher and Shields guaranteed the borrowings under these arrangements. Mr. Shields has pledged personal assets as additional collateral and has further agreed to maintain certain personal financial statement liquidity levels. These borrowings are cross-collateralized and cross-defaulted with borrowings under the $1.5 million term loan to European Micro Holdings, Inc. discussed in note 10.

                 EUROPEAN MICRO HOLDINGS, INC. AND SUBSIDIARIES

9        SHORT-TERM BORROWINGS (CONTINUED)

        Receivable financing represents borrowings secured by various trade receivables of European Micro UK totaling $8.6 million at June 30, 2000 and $8.3 million at June 30, 1999. The accounts receivable financing provides for a borrowing base of 85% of accounts receivable, with a limit of 6.2 million pounds sterling ($9.4 million at exchange rate on June 30, 2000). The limit on trade receivables financing increased from a maximum of 5.5 million pounds sterling at June 30, 1999 ($8.3 million at exchange rate on June 30, 1999). This facility can be terminated by either party giving three months' notice. The finance company which provides the receivable financing facility has full recourse to European Micro UK with respect to any doubtful or unrecovered amounts. Interest is charged on the receivable financing balance at 1.25% above the bank borrowing rate of 6% at June 30, 2000, and 5% at June 30, 1999.

        Other short-term borrowings represent various unsecured notes payable of American Micro. The maturity dates of the notes range from on demand to June 30, 2001. The interest rates range from 11% to 12%.

10      LONG-TERM BORROWINGS

        Long-term borrowings consists of the following (in thousands):

                                                                         JUNE 30, 2000              JUNE 30, 1999
                                                                         -------------              -------------
         Mortgage loan note                                                    $1,877                         $-
         Term loan                                                              1,125                          -
         Other long-term borrowings                                                49                         23
                                                                               ------                       ----
                                                                               $3,051                        $23
         Less current maturities of long-term borrowings                        (678)                          -
                                                                               ------                       ----
         Total long-term borrowings                                            $2,373                        $23
                                                                               ======                       ====


        Principal maturities of long-term debt (excluding capitalized lease obligations) at June 30, 2000 for the succeeding five fiscal years are as follows (in thousands):

                                              2001                     $678
                                              2002                      678
                                              2003                      296
                                              2004                      184
                                              2005                      197
                                        Thereafter                    1,018

        European  Micro  UK  purchased  the  office  building  in  which  it had previously leased space for a purchase price of 1,705,000 pounds sterling ($2,580,000 at exchange rate on June 30, 2000). The purchase price was financed in part by a mortgage loan note in the amount of 1,312,000 pounds sterling ($1,985,000 at exchange rate on June 30,
        2000). This mortgage loan note bears interest at a fixed rate of 7.6%, calls for monthly payments of principal and interest in the amount of 15,588 pounds sterling ($23,589 at exchange rate on June 30, 2000), and matures in July 2009. The mortgage loan note includes certain financial and non-financial covenants and restrictions. The agreement also contains a provision whereby the lender can declare a default based on subjective criteria. The financial covenants are measured using the financial results of European Micro UK as of each fiscal year end. Based upon European Micro UK's fiscal year end operating results, European Micro UK was out of compliance with certain of the covenant requirements at June 30, 2000. The Company has obtained a waiver through July 1, 2001 of this non-compliance.

                 EUROPEAN MICRO HOLDINGS, INC. AND SUBSIDIARIES

10      LONG-TERM BORROWINGS (CONTINUED)

        The term loan was obtained by European Micro Holdings on October 28, 1999, in the amount of $1,500,000. The term loan is to be repaid with quarterly payments of $125,000 over three years. The term loan bears interest at the one-month LIBOR plus two and one-quarter percentage points (2.25%). One-month LIBOR at June 30, 2000 was 6.7%. The term loan is secured by substantially all of the assets of the Company. As partial security for this loan, Messrs. Gallagher and Shields pledged to the lender a portion of their shares of common stock of the Company. In addition, Mr. Shields has pledged personal assets as additional collateral and has further agreed to maintain certain personal financial statement liquidity levels. In the event the Company defaults on this loan, the lender may foreclose on all or a portion of the pledged securities. Such an event may cause a change of control in the Company because Messrs. Gallagher and Shields together own 71% of the Company's outstanding common stock.

        The term loan agreement is with the same lender as the Nor'Easter Micro and American Micro line of credit facilities discussed in Note 9, and is cross-collateralized and cross-defaulted with these line of credit facilities. The agreement also contains a provision whereby the lender can declare a default based on subjective criteria. Further, the term loan credit agreement contains loan covenant requirements. The Company was not in compliance with certain financial covenants for the June 30, 2000 reporting period. On October 5, 2000 the Company received a waiver of the non-compliance with the financial covenants as of June 30, 2000. The Company also entered into an amendment to the term loan agreement which among other things, established revised financial covenants.

        In conjunction with the purchase of AMCC, the Company assumed a note payable to John P. Gallagher, the father of John B. Gallagher, who is a significant shareholder, co-chairman, and co-president of the Company. This note was paid in full during November 1999.

11      TAXES ON INCOME

        Income tax expense (benefit) consists of the following (in thousands):

                                                            YEARS ENDED JUNE 30,
                                                 ------------------------------------------
                                                        2000         1999         1998
                                                        ----         ----         ----
        Current
               Federal and State                     $    -       $    -       $    -
               Foreign                                (376)          765        2,393
        Deferred
               Federal and State                          -            -            -
               Foreign                                (194)         (15)         (80)
                                                     ------       ------      -------
        Total income tax expense (benefit)           $(570)         $750       $2,313
                                                     ======       ======      =======

        Provision has not been made for U.S. or additional foreign taxes on approximately $3,672,000, $5,613,000, and $4,652,000 at June 30, 2000,
        1999, and 1998 respectively, of undistributed earnings of foreign subsidiaries, as those earnings are intended to be permanently reinvested.

        A reconciliation between actual income taxes and amounts computed by applying the federal statutory rate of 34% to earnings before income taxes is summarized as follows (in thousands):

                 EUROPEAN MICRO HOLDINGS, INC. AND SUBSIDIARIES

11      TAXES ON INCOME (CONTINUED)

                                                                   YEARS ENDED JUNE 30,
                                                        ------------------------------------------
                                                                2000         1999         1998
                                                                ----         ----         ----
         US federal statutory rate on earnings (loss)
             before income taxes                              $(1,284)       $545         $2,311
         State income tax                                         (67)          -              -
         Difference in foreign versus U.S. federal
            income tax rate                                        51          43          (204)
         Change in valuation allowance                            896          74              -
         Foreign non -deductible expenses                        (166)         88            206
                                                              -------        ----         ------
                  Income tax expense (benefit)                  $(570)       $750         $2,313
                                                              =======        ====         ======

         Sources of deferred tax assets are as follows (in thousands):

                                                                   JUNE 30,
                                                             ----------------------------
                                                                   2000            1999
                                                                   ----            ----
         DEFERRED TAX ASSETS:
         Property and equipment, principally due to
           differences in depreciation                           $   9             $  42
         Net operating loss carry forwards                         949                64
         Other                                                     247                 9
                                                                 -----             -----

         Total gross deferred tax assets                         1,205               115
         Valuation allowance                                      (970)              (74)
                                                                 -----             -----
         Net deferred tax assets                                 $ 235             $  41
                                                                 =====             =====

         The Company has U.S. federal net operating loss carryforwards of approximately $948,000, which will begin to expire in 2019. Management believes that it is more likely than not that the results of operations will generate sufficient taxable income to realize deferred tax assets after giving consideration to the valuation allowance. The valuation allowance, which increased in fiscal year 2000 by $896,000, has been provided for U.S. deferred tax assets as recoverability is not deemed to be more likely than not.

12       BUSINESS TO BUSINESS ELECTRONIC COMMERCE STRATEGY

         The Company has initiated a business to business electronic commerce strategy, which is focused on creating a global, value-added, information technology equipment and service trading community. The company has hired Cap Gemini, a leading European management consultancy and information technology services firm, to assist it in the implementation of this plan. The Company has incurred the sum of 755,000 pounds sterling ($1,143,000 at exchange rate on June 30, 2000), related to the feasibility studies and business process design. This amount is reflected in selling, general and administrative expenses on the accompanying consolidated statements of operations for the year ended June 30, 2000. The Company has capitalized the sum of 229,000 pounds sterling ($347,000 at exchange rate on June 30, 2000), related to the actual software development. This amount is reflected in property and equipment, net on the accompanying consolidated balance sheet at June 30, 2000. During May 2000, the Company temporarily

                 EUROPEAN MICRO HOLDINGS, INC. AND SUBSIDIARIES

12       BUSINESS TO BUSINESS ELECTRONIC COMMERCE STRATEGY (CONTINUED)

         halted the ongoing development being performed by Cap Gemini until specific funding is obtained to complete the project. There can be no assurances that the Company will be successful in obtaining funding for this project. In the event the project is not continued by November 30, 2000, the Company will incur a termination fee to Cap Gemini of 150,000 pounds sterling ($226,995 at exchange rate on June 30, 2000). If paid, this fee would be credited against future invoices of Cap Gemini upon the continuation of the project. During the last calendar quarter of 2000, the Company will re-evaluate and re-define, where necessary, the current assumptions and propositions, based on changes in the market over the last few months. This planning will include detailing the project based on the Company's ability to fund the project from current working capital, if other funding is still not available.

13       COMMITMENTS AND CONTINGENCIES

         On November 12, 1999, Jeffrey and Marie Alnwick (the "Alnwicks") and a New York corporation, Big Blue Products, commenced an action individually and derivatively for the Dutch company, Big Blue Europe, against the Company and its founders and officers, John B. Gallagher and Harry D. Shields in the United States District Court, Eastern District of New York, Jeffrey Alnwick and Marie Alnwick v. European Micro Holdings, Inc., Eastern District of New York, Docket No. 99 CV 7380 (the "Alnwick Litigation").

         The complaint alleges thirty-three causes of action. Plaintiffs claim, in substance, that defendants breached oral and written agreements relating to the management, operation and funding of Big Blue Europe. Specifically, plaintiffs allege that defendants breached the joint venture agreement by which Big Blue Europe was formed, a licensing agreement for use of the "Big Blue" service mark in Europe, a non-competition agreement preventing Big Blue Europe from operating in the United States and several capital contribution agreements. Plaintiffs also claim that defendants breached their fiduciary duties to the Alnwicks, engaged in fraudulent acts, aided and abetted breaches of fiduciary duties by others, misappropriated trade secrets and interfered with the employment contract of Big Blue Europe's managing director. The complaint seeks unspecified compensatory and punitive damages, as well as injunctive relief restraining defendants from acting in violation of the alleged agreements.

         Defendants have moved to dismiss the complaint principally on the basis of forum non-conveniens in favor of existing proceedings in the Netherlands (commenced by European Micro UK), where a Dutch court has appointed an independent director to oversee operations of the company. Defendants argue that any dispute between the shareholders and directors of the Dutch company, Big Blue Europe, which operates pursuant to Dutch law, should be resolved by a Dutch court.

         The Company and its affiliated defendants intend to contest the claims in the Alnwick Litigation vigorously, whether asserted in the United States or in the Netherlands courts. For the year ended June 30, 2000, the company has incurred approximately $800,000 in costs related to such lawsuit. Management does not believe that the ultimate outcome of this litigation will result in a material liability to the Company.

         Due to the uncertainty of the outcome of the pending lawsuit and the difficulties of managing the operations of Big Blue Europe BV during dispute, the Company has recorded an allowance of $200,000 against notes receivable totaling $500,000.

         The Company leases offices and certain equipment under non-cancelable operating leases and vehicles under capital leases. Future minimum lease payments under non-cancelable operating leases and capital leases as of June 30, 2000 in aggregate for each of the five succeeding years is as follows (in thousands):

                 EUROPEAN MICRO HOLDINGS, INC. AND SUBSIDIARIES

13       COMMITMENTS AND CONTINGENCIES (CONTINUED)

                                                        CAPITAL       OPERATING
                                                        -------       ---------

         2001                                               $34            $347
         2002                                                22             276
         2003                                                 -             200
         2004                                                 -             152
         2005                                                 -             128
         Thereafter                                           -             150
                                                          -----          ------
         Total minimum lease payments                       $56          $1,253
                                                          =====          ======

         Less amount representing interest at
          rates Ranging from 4.4% to 5.1%                   (7)
                                                          -----

         Present value of net minimum capital lease
          payments                                           49
         Current portion, included in accrued expenses
          and other current liabilities                    (30)
                                                          -----
         Total obligations under capital leases
          excluding current portion                         $19
                                                          =====


         Rental expense for the years ended June 30, 2000, 1999 and 1998 was $260,000, $180,000, and $136,000, respectively.

14       FOREIGN EXCHANGE CONTRACTS

         The Company utilizes derivative financial instruments in the form of forward exchange contracts for the purpose of economic hedges of anticipated sale and purchase transactions. In addition the Company enters into economic hedges for the purposes of hedging foreign currency market exposures of underlying assets, liabilities and other obligations, which exist as part of its ongoing business operations.

         Where the foreign currency exposure is covered by a forward foreign exchange contract the asset, liability or other obligation is recorded at the contracted rate each month end and the resultant mark-to-market gains and losses are recognized as cost of sales in the current period, generally consistent with the period in which the gain or loss of the underlying transaction is recognized. Cash flows associated with derivative transactions are classified in the statement of cash flows in a manner consistent with those of the exposure being hedged.

         EXCHANGE RATE SENSITIVITY

         The table below summarizes information on foreign currency exchange contracts. The table presents the notional amounts and weighted average exchange rates by expected (contractual) maturity dates (in thousands except exchange rates).

                                                    EXPECTED
                                                  MATURITY OR
                                                TRANSACTION DATE     FAIR VALUE
                                                ----------------     ----------

         FOREIGN CURRENCY EXCHANGE CONTRACTS

         JUNE 30, 2000

          (Receive $US / pay(pound))              July 19, 2000
           Contract amount                               $2,000        $2,012
           Average contractual
            exchange rate                  1.5045 $US /(pound)1

                 EUROPEAN MICRO HOLDINGS, INC. AND SUBSIDIARIES

14       FOREIGN EXCHANGE CONTRACTS (CONTINUED)

         EXCHANGE RATE SENSITIVITY (CONTINUED)

         The fair value has been determined by applying the mid-price of the spread on the buy or sell rates as appropriate, of the relevant foreign currency at the balance sheet date. The mid-price used is that quoted by the Financial Times.

         Foreign exchange losses, net were $325,000, $579,000 and $510,000 for years ending June 30, 2000, 1999 and 1998, respectively.

15       RELATED PARTY INFORMATION

         Until July 1, 1999, European Micro Holdings, Inc. belonged to a group of related companies (the "Group"). The Group was comprised of Technology Express, Inc. located in Nashville, Tennessee ("Technology Express"), and, until July 1, 1999, AMCC which was purchased by European Micro Holdings, Inc. See Note 7. Technology Express is owned and controlled by Harry D. Shields, who is Co-President and Co-Chairman of the Company. Prior to its acquisition on July 1, 1999, AMCC was owned 50% by John B. Gallagher, who is a Co-President and Co-Chairman of the Company.

         The rates charged on related party sales are lower than they would be in arms-length transactions. The Company has a bulk buying arrangement with the remaining related party, Technology Express, which gives the Company the benefit of buying large job-lots at more competitive prices than it would otherwise be possible to do and then immediately sell part of the purchase to the related party.

         Related party transactions are summarized as follows (in thousands):

                                                                       YEARS ENDED JUNE 30,
                                                        --------------------------------------------

                                                              2000           1999            1998
                                                              ----           ----            ----
         SALES

         American Micro Computer Center                   $      -        $7,356         $9,875
         Technology Express                                  2,369         7,984         19,217
                                                          --------       -------        -------
                                                            $2,369       $15,340        $29,092
                                                          ========       =======        =======

         PURCHASES
         American Micro Computer Center                   $      -        $1,339           $507
         Technology Express                                  3,986        15,559          8,749
                                                          --------       -------        -------
                                                            $3,986       $16,898         $9,256
                                                          ========       =======        =======

         OPERATING EXPENSES

         CONSULTANCY FEES
         American Micro Computer Center                   $      -        $    -            $45
         Technology Express                                      -             -             45
                                                          --------        ------        -------
                                                                 -             -             90
                                                          ========        ======        =======
         MANAGEMENT FEES
         Technology Express                                      -             -             14
                                                          --------        ------        -------
                                                          $      -        $    -           $104
                                                          ========        ======        =======

                 EUROPEAN MICRO HOLDINGS, INC. AND SUBSIDIARIES

15       RELATED PARTY INFORMATION (CONTINUED)

         DUE FROM/TO RELATED PARTIES

         a)  Due from related parties consists of the following (in thousands):

                                                             JUNE 30,
                                                --------------------------------
                                                         2000             1999
                                                         ----             ----

         American Micro Computer Center                $     -            $974
         Technology Express                                  -             154
                                                       -------         -------
                                                       $     -          $1,128


         b)   Due to related parties consists of following (in thousands):

                                                             JUNE 30,
                                                --------------------------------
                                                         2000             1999
                                                         ----             ----

         American Micro Computer Center                $     -           $   3
         Technology Express                                 11             630
                                                       -------         -------
                                                       $    11           $ 633
                                                       =======         =======

         FACILITIES AND EQUIPMENT

         The Company utilizes approximately 350 square feet of office space and certain equipment owned by Technology Express for which it is not charged a fee.

         EMPLOYMENT AGREEMENTS

         The Company has entered into various employment agreements with certain officers of the Company

         NATURE OF RELATED PARTY RELATIONSHIPS

         The entities listed above are related to the company in the following manner:

         AMCC

         AMCC is a distributor of computer hardware based in Miami, Florida. John B. Gallagher, who is Co-Chairman, Co-President, a Director and shareholder (owning 39% of the outstanding shares) of European Micro Holdings, Inc., was until July 1, 1999, the president of AMCC and owned 50% of the outstanding shares of capital stock in that company. See
         Note 7. Frank Cruz, who is Chief Operating Officer of European Micro Holdings, Inc., has been an employee of AMCC since 1994.

         TECHNOLOGY EXPRESS

         Until 1996, Technology Express was a full service authorized reseller of computers and related products based in Nashville, Tennessee, selling primarily to end-users. Technology Express was sold to Inacom Computers in 1996. Concurrently with the sale, Mr. Shields founded a new computer company with the name Technology Express. This company is a distributor of computer products and does not sell to end-users. Harry D. Shields, who is Co-Chairman, Co-President, a Director and shareholder (owning 32% of the outstanding shares) of European Micro Holdings, Inc., is president of Technology Express and owns 100% of the outstanding shares of capital stock of that company. Jay Nash, who is Chief Financial Officer, Treasurer and Secretary of European Micro

                 EUROPEAN MICRO HOLDINGS, INC. AND SUBSIDIARIES

15       RELATED PARTY INFORMATION (CONTINUED)

         Holdings, Inc., has been an employee of Technology Express since 1992.


16       SEGMENT INFORMATION

         The Company operates predominately in a single industry segment as a wholesale distributor of computer-based technology products and services. Geographic areas in which the Company operates include North America (United States and Canada), Europe (Austria, Belgium, Denmark, Finland, France, Germany, Great Britain, Greece, Holland, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, and Sweden), and Other (Singapore). The Company's reportable operating segments are based on geographic location generating the revenue, and the measure of segment profit is income from operations. The accounting policies of the segments are the same as those described in Note 2 - Summary of Significant Accounting Policies.

         Financial   information  by  geographic  segments  is  as  follows  (in thousands):

                                                                      YEARS ENDED JUNE 30,
                                              ---------------------------------------------------------------
                                                            2000                1999                   1998
                                                            ----                ----                   ----
         NET SALES:

         North America                         $         38,560      $      48,994       $           3,559
         Europe                                          65,822             70,262                 107,894
         Other                                           11,111             12,950                       -
                                                  -----------------------------------------------------------
              Total                            $        115,493      $     132,206       $         111,453
                                                  -----------------------------------------------------------

         INCOME (LOSS) FROM OPERATIONS:
         North America                         $          (1,835)    $        (1,293)    $            (212)
         Europe                                             (723)              3,340                 7,444
         Other                                              (141)               (112)                    -
                                                  -----------------------------------------------------------
              Total                            $          (2,699)    $         1,935     $           7,232
                                                  -----------------------------------------------------------
         IDENTIFIABLE ASSETS:

         North America                         $           8,402     $        10,594     $            8,645
         Europe                                           20,701              19,334                 10,559
         Other                                             1,110                 671                      -
                                                  -----------------------------------------------------------
              Total                            $          30,213     $        30,599     $           19,204
                                                  -----------------------------------------------------------

         The following  table  summarizes  purchases from major suppliers in excess of 10% for the period as a percentage of total purchases:

                                           YEARS ENDED JUNE 30,
                                -------------------------------------------
                                    2000           1999           1998
                                    ----           ----           ----

         RELATED PARTY
           Technology Express          -          12.7%              -

         THIRD PARTIES
           Supplier        A           -          10.3%          38.9%
                           B           -              -          14.0%
                           C           -              -          10.0%
                           D           -          10.9%              -

                 EUROPEAN MICRO HOLDINGS, INC. AND SUBSIDIARIES

16       SEGMENT INFORMATION (CONTINUED)
         The Company did not have any suppliers where purchases were in excess of 10% as a percentage of total sales in the years ended June 30, 2000.

         The following table summarizes sales to major customers (sales in excess of 10% for the period) as a percentage of total sales:

                                              YEARS ENDED JUNE 30,

                                   -------------------------------------------
                                       2000           1999           1998
                                       ----           ----           ----

         RELATED PARTY
           Technology Express             -              -          17.2%


         The Company did not have any customers with sales in excess of 10% as a percentage of total sales in the years ended June 30, 2000 or 1999.

17       EARNINGS PER SHARE

                                                                         YEARS ENDED JUNE 30,
                                                          -----------------------------------------------
         EARNINGS                                                    2000            1999           1998
                                                                     ----            ----           ----
         Net income (loss) (in thousands)                       $(3,207)             $854          $4,485
                                                                ========        =========      ==========


         WEIGHTED AVERAGE NUMBER OF SHARES

         Outstanding common stock during the period             4,933,900       4,933,900      4,066,524
         Contingently issuable shares                              74,251          44,714              -
                                                                ---------       ---------      ---------
         BASIC WEIGHTED AVERAGE NUMBER OF SHARES                5,008,151       4,978,614      4,066,524

         Effect of dilutive stock options and other
            contingent shares                                           -          11,347         20,942
                                                                ---------       ---------      ---------
         DILUTED WEIGHTED AVERAGE NUMBER OF SHARES              5,008,151       4,989,961      4,087,466
                                                                =========       =========      =========
         Basic earnings per share                                 $(0.64)           $0.17          $1.10
                                                                =========       =========      =========
         Diluted earning per share                                $(0.64)           $0.17          $1.10
                                                                =========       =========      =========

         During the year-ended  June 30, 2000,  the Company  issued  options to purchase  20,000 shares of its common stock at exercise  prices ranging from $7.50 to $9.25.  The above dilutive  earnings per share calculations  exclude the effect of options to  purchase  330,500 and 45,000 for the years ended June
         30, 2000 and 1999,  respectively,  shares of common  stock at exercise  prices  ranging from $7.50 to
         $12.00  because they were  anti-dilutive.  Also see Note 7 related to  contingently  issuable  shares related to an acquisition.  The effect of contingent shares related to the guaranteed earn-out amount not paid at the closing of the Sunbelt acquisition and the effect of satisfactory  completion of part of the  second  contingent  earn-out  has  been  included  in the  above  basic  earnings  per  share calculations.  The effect of contingent shares related to the first earn-out of American Micro is not included,  as such payment was paid in cash in March 2000. The effect of contingent shares related to second  earn-out of American  Micro is not included,  as the amount of such  contingent  shares to be issued is unable to be determined. See note 19.

                 EUROPEAN MICRO HOLDINGS, INC. AND SUBSIDIARIES

18       STOCKHOLDERS' EQUITY, STOCK OPTIONS AND INCENTIVE PLANS

         EMPLOYEE STOCK PURCHASE PLAN

         In January 1998, European Micro Holdings, Inc. adopted the 1998 Employee Stock Purchase Plan (the "employee plan"). A total of 50,000 common shares have been reserved for issuance under the plan. The shares issued under the employee plan will be purchased at 85% of market value or such higher percentage (not in excess of 100%) as may be established by the employee plan committee. The employee plan shall remain in effect until terminated by an action of the Board. No shares had been issued at June 30, 2000.

         STOCK INCENTIVE PLAN

         In January 1998, European Micro Holdings, Inc. adopted the 1998 Stock Incentive Plan (the "Plan"). A total of 500,000 common shares have been reserved for issuance under the Plan. The committee may grant to such participants as the committee may select options entitling the participants to purchase shares of common stock for the Company in such numbers, at such prices and on such terms and subject to such conditions, consistent with the terms of the Plan, as may be established by the committee. The Plan shall remain in effect until terminated by an action of the Board.

         The per share weighted average fair value of stock options granted during 2000 and 1999 were $7.76 and $8.09, respectively. The preceding results were calculated with the use of the Black-Scholes option-pricing model. The assumptions were used for the years ended June 30, 2000 and 1999, respectively: (1) risk-free interest rates of 5.5% to 6.2% and 4.7%; (2) dividend yield of 0.0%; (3) expected lives of 7 years; and (4) volatility of 128% and 84%. Results may vary depending on the assumptions applied within the model.

         The Company applies APB Opinion No. 25 in accounting for its plan and, accordingly, no compensation cost has been recognized for its stock options issued to employees with a stock price at market value on the date of grant in the consolidated financial statements. Had the Company determined compensation cost based on the fair value of the date of grant for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                                 YEARS ENDED JUNE 30,

                                            ------------------------------
                                                 2000      1999       1998
                                                 ----      ----       ----

         NET INCOME:

                  As reported                $(3,207)      $854     $4,485
                  Pro forma                  $(3,551)      $466     $4,431

         EARNINGS PER SHARE - BASIC:

                  As reported                 $(0.64)     $0.17      $1.10
                  Pro forma                   $(0.71)     $0.09      $1.09

         EARNINGS PER SHARE - DILUTED:

                  As reported                 $(0.64)     $0.17      $1.10
                  Pro forma                   $(0.71)     $0.09      $1.08


         Compensation cost arising during the year ended June 30, 2000 and June 30, 1999 in relation to stock options granted to non-employees during the year amounted to $56,000 and $202,000, respectively. The vesting period for stock options granted to non-employees varies between 1 and 6 years.

                                      EUROPEAN MICRO HOLDINGS, INC. AND SUBSIDIARIES

                                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18       STOCKHOLDERS' EQUITY, STOCK OPTIONS AND INCENTIVE PLANS  (CONTINUED)

         A summary of the Company's stock option plan is as follows:


                                                   2000                        1999                        1998
                                                   ----                        ----                        ----
                                                         WEIGHTED                     WEIGHTED                   WEIGHTED
                                             NUMBER       AVERAGE         NUMBER       AVERAGE       NUMBER       AVERAGE
                                                 OF      EXERCISE             OF      EXERCISE           OF      EXERCISE
                                             SHARES         PRICE         SHARES         PRICE       SHARES         PRICE
    Outstanding at beginning of year        339,000        $10.07        294,000       $10.00             -
    Granted                                  20,000         $8.38         45,000       $10.51       294,000       $10.00
    Exercised                                     -                            -                          -
    Forfeited                                28,500        $10.21              -                          -
                                            -------                      -------                    -------

    OUTSTANDING AT YEAR END                 330,500         $9.95        339,000       $10.07       294,000       $10.00

    Available for grant at year end         169,500                      161,000                    206,000


         OPTIONS OUTSTANDING

         A summary of the  options  outstanding  at June 30,  2000 is  presented below:

                                   OPTIONS OUTSTANDING                                       OPTIONS EXERCISABLE
       -----------------------------------------------------------------------------------------------------------------
                                 NUMBER            WEIGHTED            WEIGHTED            NO.             WEIGHTED
        RANGE OF EXERCISE    OUTSTANDING AT        AVERAGE             AVERAGE         EXERCISABLE         AVERAGE
              PRICES             6/30/00        REMAINING LIFE     EXERCISE PRICE       AT 6/30/00      EXERCISE PRICE
          $7.50 - $12.00         330,500             8.11               $9.95             60,000            $10.19


19       SUBSEQUENT EVENTS

         On August 24, 2000,  European  Micro  Holdings,  Inc.  entered into an Equity Line of Credit (the "Equity  Credit
         Line").  Pursuant to the Equity Credit Line, an institutional investor agreed to acquire up to $20 million of the
         Company's  common  stock at a purchase  price equal to 88% of the market  price of such stock,  as defined in the agreement.  The  timing of each sale and the  number of shares to be sold is at the  discretion  of the  Company, subject to various conditions,  including  shareholder approval and an effective  registration of the shares. The dollar amount that the Company can request under any individual  sale is subject to the average trading volume of the Company's common stock for the preceding 25-day trading period. The maximum term of the Equity Credit Line is
         30 months  from the date of the  agreement.  The  agreement  contains  various  representations,  warranties  and covenants by the Company,  including  limitations  on the Company's  ability to sell common stock or common stock equivalents, sell assets, merge, etc.

         In  connection  with  entering  into the Equity  Credit Line,  the Company  also  entered into a Placement  Agent
         Agreement.  Under the Placement  Agent  Agreement,  the agent will receive a commission  equal to 7% of the gross proceeds from each advance under the Equity Credit Line.

                 EUROPEAN MICRO HOLDINGS, INC. AND SUBSIDIARIES

19       SUBSEQUENT EVENTS (CONTINUED)

         The Company has issued to the placement agent two warrants to purchase a total of 1,000,000 shares of the Company's common stock. The Class A Warrant allows the holder to purchase 500,000 shares of common stock at an exercise price of $7.00 (subject to certain anti-dilution adjustments) commencing with the first advance under the Equity Credit Line. If the warrant shares are not covered by an effective registration statement for the resale of the warrant shares, the holder can elect a cash-less exercise provision. The warrants expire five years from the issuance date. The Company can force conversion of the warrants if the closing price of its common stock is $10.00 or higher for ten consecutive trading days. The Class B Warrant allows the holder to purchase 500,000 shares of common stock at an exercise price of $10.00 (subject to similar anti-dilution adjustments). The other terms of the Class B Warrant are similar to the Class A Warrant, except that the Class B Warrants are exercisable pro-rate to the ratio of the advances drawn under the Equity Credit Line, and except that the Company can force conversion of the warrants if the closing price of its common stock is $15.00 or higher for ten consecutive trading days.

         The  Company  has  granted  the Equity  Credit  Line  investor  and the placement agent certain registration rights. Pursuant to the registration rights agreements, the Company is obligated to, among other things, register the sale of the investors shares sold to such investor under the Equity Credit Line and the sale of shares of common stock underlying the warrants.

         On August 8, 2000, the Company entered into a consulting arrangement with a third party whereby such party would provide certain financing and capital market consultation. In connection with the arrangement, the Company will pay to the consultant $10,000 in cash compensation. The Company also issued to the consultant options to purchase 100,000 shares of its common stock at an exercise price of $4.55. The expiration date of the options is August 8, 2010. All options vested on the closing of the Equity Line of Credit agreement. The consultant agreed not to exercise any options during the first twelve months following the grant date. In addition, the Company will pay to the consultant a cash payment and warrants to purchase common shares of the Company. Each cash and warrant payment will equal 1% of the dollars amounts drawn by the Company under the Equity Credit Line.

WE  HAVE  NOT   AUTHORIZED  ANY  DEALER,
SALESPERSON  OR OTHER  PERSON TO PROVIDE
ANY     INFORMATION    OR    MAKE    ANY
REPRESENTATIONS   ABOUT  EUROPEAN  MICRO
HOLDINGS, INC. EXCEPT THE INFORMATION OR
REPRESENTATIONS    CONTAINED   IN   THIS
PROSPECTUS.  YOU  SHOULD NOT RELY ON ANY
ADDITIONAL         INFORMATION        OR
REPRESENTATIONS IF MADE.

This  prospectus  does not constitute an               ------------------
offer to sell, or a  solicitation  of an
offer to buy any securities:                              PROSPECTUS

   o except the common stock  offered by               ------------------
     this prospectus;

   o in any  jurisdiction  in which  the
     offer   or   solicitation   is  not
     authorized;                                7,958,333 SHARES OF COMMON STOCK

   o in  any   jurisdiction   where  the
     dealer or other  salesperson is not
     qualified  to  make  the  offer  or
     solicitation;

   o to  any   person   to  whom  it  is
     unlawful   to  make  the  offer  or
     solicitation; or

   o to any  person  who is not a United
     States  resident  or who is outside
     the   jurisdiction  of  the  United
     States.                                             December 1, 2000

The delivery of this prospectus or any accompanying sale does not imply that:

   o there  have been no  changes in the
     affairs of European Micro Holdings,
     Inc.   after   the   date  of  this
     prospectus; or

   o the  information  contained in this
     prospectus  is  correct  after  the
     date of this prospectus.



                                      I-1